     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2000


                                                      REGISTRATION NO. 333-33414
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--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                AMENDMENT NO. 3


                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                              RACKSPACE.COM, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                              7389                             75-2864797
 (State or other jurisdiction of       (Primary Standard Industrial      (I.R.S. Employer Identification
  incorporation or organization)       Classification Code Number)                   Number)

                            ------------------------


                              RACKSPACE.COM, INC.
                             425 SOLEDAD, SUITE 500
                            SAN ANTONIO, TEXAS 78205
                           TELEPHONE: (210) 892-4000
                           FACSIMILE: (210) 892-4329
(Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

                         ------------------------------


                                GRAHAM M. WESTON
                            CHIEF EXECUTIVE OFFICER
                             425 SOLEDAD, SUITE 500
                            SAN ANTONIO, TEXAS 78205
                           TELEPHONE: (210) 892-4000
                           FACSIMILE: (210) 892-4329
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                   COPIES TO:

          S. MICHAEL DUNN, P.C.                      JEFFREY A. CHAPMAN, ESQ.
       MICHELLE KWAN MONTOYA, ESQ.                    SHARON M. COOPER, ESQ.
     BROBECK, PHLEGER & HARRISON LLP                  VINSON & ELKINS L.L.P.
           301 CONGRESS AVENUE                           2001 ROSS AVENUE
                SUITE 1200                           3700 TRAMMEL CROW CENTER
           AUSTIN, TEXAS 78701                       DALLAS, TEXAS 75201-2925
        TELEPHONE: (512) 477-5495                   TELEPHONE: (214) 220-7700
        FACSIMILE: (512) 477-5813                   FACSIMILE: (214) 220-7716

                           --------------------------

    Approximate date of commencement of proposed sale to the public: as soon as practicable after the effective date of this registration statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                         ------------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

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The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated June 22, 2000


[LOGO]


3,200,000 Shares


Common Stock


This is an initial public offering of common stock of Rackspace.com, Inc. We anticipate that the initial public offering price will be between $11.00 and $13.00 per share.



Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "RACK."


Investing in our common stock involves risks. See "Risk Factors" beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                               Per Share        Total
                                                               ---------        -----
Public offering price                                         $              $
Underwriting discounts and commissions                        $              $
Proceeds, before expenses, to Rackspace.com                   $              $


The underwriters have the right to purchase up to an additional 480,000 shares of common stock from us at the public offering price within 30 days from the date of this prospectus to cover over-allotments.


Deutsche Banc Alex. Brown                               Bear, Stearns & Co. Inc.

                           Thomas Weisel Partners LLC

The date of this prospectus is              , 2000

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES RELATING TO THOSE STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                              RACKSPACE.COM, INC.

OUR BUSINESS


    Rackspace.com is a leading provider of managed Linux-based Internet hosting services targeted to small- to medium-sized enterprises worldwide. Managed hosting services enable enterprises to establish and maintain their Internet operations using the servers, networking facilities and technical support of a third-party provider, such as Rackspace. We offer our customers attractively-priced monthly hosting plans, which include configuration of the server that we supply for the customer, deployment of that server in a data center within 24 hours of order confirmation, server maintenance, a subscribed allocation of network data transmission capability, or bandwidth, and installation and support for select operating system and Internet-based applications. Our managed hosting services enable small- and medium-sized enterprises to have access to hardware, software, network facilities and technical expertise for operating an Internet business that generally are affordable only for very large enterprises. As of March 31, 2000, we managed an installed base of over 1,200 servers within our state-of-the-art data center for more than 900 customers, with approximately 48% of these customers located outside of the United States in over 50 countries around the world.


    We have developed specific expertise in deploying Internet hosting services based on the Linux operating system, and approximately 80% of our customers have selected Linux-based hosting services. We believe that many small- to medium-sized enterprises select Linux-based hosting services due to Linux's reputation for stability, high performance, ease of remote administration and cost advantages. We also provide and support managed hosting services based on Solaris, Windows NT/2000 and other operating systems. In addition, we have entered into strategic relationships with Red Hat, Perot Systems and Sun Microsystems, among others, in order to accelerate our market penetration and to expand our product and service offerings.

OUR SERVICES

    Our comprehensive service offerings are designed to aid our customers in rapidly implementing their Internet operations. To this end, we offer our customers:

    - the ability to configure, price and order our services through the Rackspace.com Configurator available at our Web site;

    - month-to-month, flexible hosting plans that enable our customers to cost-effectively establish service with us and to adjust their service without long-term commitment;

    - guaranteed deployment of a new customer's hosting service within 24 hours of order confirmation;

    - housing of servers within our state-of-the-art data center where we provide around-the-clock monitoring, security and technical support;

    - rapid upgrades of server hardware and provisioning of additional bandwidth to cost-effectively support the expansion of our customers' Internet operations; and

    - enhanced services including pre-tested applications that can accelerate a customer's introduction of new e-commerce initiatives on its Web site.

OUR STRATEGY

    Our goal is to become the leading global provider of managed Linux-based Internet hosting services by capitalizing on the growth in Internet usage and e-business and the trend towards outsourcing of hosting services. Our strategy for accomplishing this objective includes:

    - establishing ourselves as the leading Linux-based hosting services provider;

    - building global brand awareness of our company and service offerings through targeted marketing initiatives;

    - capitalizing on international market opportunities to provide managed hosting services;

    - utilizing strategic relationships with third parties that select, or influence the selection of, managed hosting services providers, including expanding our existing relationships with Red Hat, Perot Systems and Sun Microsystems, among others;

    - expanding our products and enhanced services to address our customers' needs as their growing Internet operations require more advanced hosting solutions; and

    - continuing to expand and further develop our customer service and technical support capabilities.

INVESTMENT CONSIDERATIONS

    Since we began offering managed hosting services in December 1998, our business has grown rapidly. However, due to our short operating history within an emerging industry, our business model continues to evolve and is largely unproven. We have experienced significant operating losses since December 1998, including net losses of $2.1 million in the quarter ended March 31, 2000 and $1.7 million for the year ended December 31, 1999. Moreover, we expect our operating expenses to increase significantly as we continue to expand our business. As a result, we expect to continue to operate at a net loss and to experience negative cash flows for the foreseeable future. For additional information concerning risks associated with an investment in our company, please see "Risk Factors" beginning on page 7.

OUR ADDRESS AND TELEPHONE


    Our principal executive offices are located at 425 Soledad, Suite 500, San Antonio, Texas 78205, and our telephone number is (210) 892-4000. Our World Wide Web address is www.rackspace.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT INTENDED TO CONSTITUTE PART OF THIS PROSPECTUS.

                                  THE OFFERING


Common stock offered by Rackspace.com.......................  3,200,000 shares

Common stock to be outstanding after this offering..........  20,180,868 shares

Use of proceeds.............................................  We intend to use the net proceeds to fund capital expenditures, including
                                                              the purchase of computer and networking
                                                              hardware, the establishment of new data
                                                              centers, the expansion of our sales and
                                                              marketing and product development
                                                              activities and potential acquisitions,
                                                              and for other general corporate
                                                              purposes. See "Use of Proceeds" on page
                                                              17 for a more detailed description of
                                                              our use of proceeds.

Proposed Nasdaq National Market symbol......................  RACK


    Unless otherwise indicated, all information in this prospectus concerning the common stock outstanding is based on the number of shares outstanding as of March 31, 2000, on a pro forma basis to give effect to the completion of the holding company restructuring as if it had occurred on such date and excludes:


    - 480,000 shares to be sold by us if the underwriters' over-allotment option is exercised in full, as described in "Underwriting";



    - 480,833 shares of common stock issuable upon exercise of options granted to employees outstanding as of March 31, 2000, with a weighted average exercise price of $2.30 per share;



    - 380,952 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000, which were granted to an investor in a private equity financing in November 1999, with an exercise price of $2.10 per share;


    - shares of common stock issuable upon the exercise of warrants that were granted to Norwest Venture Partners and Sequoia Capital in a private equity financing completed in March 2000; and

    -         shares reserved for issuance under our 2000 Stock Incentive Plan.

    References in this prospectus to "Rackspace.com," "Rackspace," "we," "us" and "our" refer to Rackspace.com, Inc., a Delaware corporation, and, prior to the reorganization of our corporate structure, Rackspace, Ltd., a Texas limited partnership. See "Holding Company."

                             SUMMARY FINANCIAL DATA

    The following table sets forth summary financial and operating data for our predecessor, Cymitar Technology Group, Inc., and our company. You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this prospectus. See "Selected Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                            THE PREDECESSOR                                   THE COMPANY
                                    -------------------------------   -----------------------------------------------------------
                                                                       PERIOD FROM
                                                                       DECEMBER 29,
                                                      PERIOD FROM          1998
                                                       JANUARY 1,      (INCEPTION)                         THREE MONTHS ENDED
                                      YEAR ENDED      1998 THROUGH       THROUGH         YEAR ENDED     -------------------------
                                     DECEMBER 31,     DECEMBER 28,     DECEMBER 31,     DECEMBER 31,     MARCH 31,     MARCH 31,
                                         1997             1998             1998             1999           1999          2000
                                    --------------   --------------   --------------   --------------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Total revenues..................     $ 72,535        $ 166,632          $  76         $ 1,700,537      $125,507     $ 1,434,967
  Operating expenses:
    Cost of revenues..............       38,895           73,767             --             513,424        31,232         645,163*
    Sales and marketing...........          648            3,615             --           1,612,071        78,414       1,639,054*
    General and administrative....       47,705          181,260             23             970,155        80,774         994,063*
    Product development...........           --               --             --              52,712         7,724          99,818*
    Depreciation and
      amortization................        6,912           12,363            262             261,730        20,513         304,442
                                       --------        ---------          -----         -----------      --------     -----------
    Total operating expenses......       94,160          271,005            285           3,410,092       218,657       3,682,540
                                       --------        ---------          -----         -----------      --------     -----------
      Loss from operations........      (21,625)        (104,373)          (209)         (1,709,555)      (93,150)     (2,247,573)
  Other income (expense)..........       (3,247)          (7,767)           (66)            (43,243)       (3,682)        102,874
                                       --------        ---------          -----         -----------      --------     -----------
      Net loss....................     $(24,872)       $(112,140)         $(275)        $(1,752,798)     $(96,832)    $(2,144,699)
                                       ========        =========          =====         ===========      ========     ===========


----------------------------------


* Includes $23,000, $129,000, $182,000 and $46,000 of amortization of deferred stock cash compensation within cost of revenues, sales and marketing, general and administrative and product development, respectively.


    The following table contains a summary of our balance sheet as of March 31, 2000:

    - on an actual basis; and


    - on a pro forma as adjusted basis to reflect (1) the completion of the holding company restructuring through the exchange of all limited partner interests and the general partner interest of Rackspace, Ltd. for an aggregate of 16,980,868 shares of our common stock and (2) the net proceeds to us from the sale of 3,200,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share.



                                                                 AS OF MARCH 31, 2000
                                                              ---------------------------
                                                                              PRO FORMA
                                                                ACTUAL       AS ADJUSTED
                                                              -----------   -------------
BALANCE SHEET DATA:
  Cash and cash equivalents.................................  $12,535,029    $47,497,029
  Working capital...........................................   10,853,096     45,815,096
  Total assets..............................................   17,740,590     52,702,590
  Total partners' capital/stockholders' equity..............   15,429,204     50,391,204

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE YOU PURCHASE ANY OF OUR COMMON STOCK. WHILE WE HAVE DESCRIBED ALL RISKS AND UNCERTAINTIES THAT WE BELIEVE ARE MATERIAL TO OUR BUSINESS, OTHER RISKS AND UNCERTAINTIES THAT AFFECT OUR BUSINESS OPERATIONS MAY ARISE OR BECOME MATERIAL IN THE FUTURE. IF WE CANNOT ADDRESS THE FOLLOWING RISKS AND UNCERTAINTIES EFFECTIVELY, WE COULD BE MATERIALLY AND ADVERSELY AFFECTED. IN THIS EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR A PART OF YOUR INVESTMENT.

    THIS PROSPECTUS ALSO CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF MANY FACTORS, INCLUDING THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS."

                         RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY AND OUR BUSINESS MODEL IS STILL EVOLVING, WE MAY BE UNABLE TO ACHIEVE A SIGNIFICANT RATE OF REVENUE GROWTH OR TO BECOME PROFITABLE IN ACCORDANCE WITH OUR BUSINESS PLAN.

    We began offering managed hosting services in December 1998. As a result, we have a very short operating history and our business model is still evolving. We may be unable to successfully implement our business plan or adapt it to changes in the market. Our limited operating history makes it difficult for us to predict our future results and to evaluate the execution of our business plan thus far. Our ability to execute our plans must be considered in light of the risks, expenses and challenges encountered by companies in the rapidly evolving managed hosting market. Due to these uncertainties, we may be unable to achieve a significant rate of revenue growth or to become profitable in future periods, in which case the market price of our common stock may decline.

BECAUSE WE OPERATE IN A NEW AND EVOLVING MARKET WITH UNCERTAIN PROSPECTS FOR GROWTH, WE MAY BE UNABLE TO SUCCESSFULLY GROW OUR CUSTOMER BASE, WHICH WOULD IMPEDE OUR FUTURE REVENUES.

    Our market is new and rapidly evolving. Growth in demand for, and acceptance of, managed Linux-based Internet hosting services are highly uncertain. Businesses may not recognize the benefits of outsourcing their managed hosting needs or they may find it less expensive, more secure or otherwise preferable to host their Internet sites internally. Internet technologies, such as e-commerce applications, which require managed hosting may not grow as rapidly as we expect. If the market for managed Linux-based Internet hosting services fails to grow or grows more slowly than we anticipate, we may experience difficulty in expanding our business, which would impede our future revenues. Growth in the demand for our products and services may be inhibited and we may be unable to sustain growth in our customer base for a number of reasons, such as:

    - our inability to market our products and services in a cost-effective manner to new customers;

    - the inability of customers to differentiate the services we offer from those of our competitors;

    - the termination of our customer contracts, which are subject to renewal on a monthly basis;

    - our inability to strengthen awareness of our brand; and

    - reliability, quality or compatibility problems with our services.

IF THE LINUX OPERATING SYSTEM DOES NOT CONTINUE TO GAIN MARKET ACCEPTANCE, WE LIKELY WOULD BE UNABLE TO SUSTAIN OUR REVENUE GROWTH AND TO SUCCESSFULLY EXECUTE OUR BUSINESS PLAN.

    The vast majority of our customers elect to base their servers on the Linux operating system. The Linux operating system has only recently gained broad market acceptance. Our ability to sustain growth in our revenues and to successfully execute our business plan depends on the continued development and enhancement of the Linux operating system, as well as on the continued adoption of Linux, particularly by small- and medium-sized enterprises.

IF THE NETWORK PROVIDERS UPON WHICH WE RELY FAIL TO PROVIDE ADEQUATE RELIABILITY, CAPACITY OR PERFORMANCE FOR OUR NETWORK, WE COULD LOSE CUSTOMERS.


    Our success partly depends upon the capacity, reliability and performance of our network infrastructure, including the capacity leased from our telecommunications network suppliers, consisting of Intermedia, Qwest, SBC Communications, Time Warner Telecom and UUNET. Our agreements with these network providers are long-term contracts over two to five years with monthly pricing based on the amount of network traffic experienced by the respective provider. We depend on these companies to provide uninterrupted and error-free service through their telecommunications networks. Some of these providers also are our competitors. As our customers' usage of telecommunications capacity increases, we will need to make additional investments in our capacity to maintain adequate data transmission speeds, the availability of which may be limited or the cost of which may be on terms unacceptable to us. We currently have network capacity for 2,000 servers at our primary data center in San Antonio, Texas, and can upgrade our capacity through our current network providers to handle up to 5,000 servers. If adequate capacity is not available to us as our customers' usage increases, our network may not be able to achieve or maintain sufficiently high data transmission capacity, reliability or performance. In addition, our business would suffer if our network suppliers increased the prices for their services and we were unable to pass along the increased costs to our customers. Any failure on our part or the part of our third-party suppliers to achieve or maintain high data transmission capacity, reliability or performance could significantly reduce customer demand for our services and damage our business.


WE COULD EXPERIENCE SYSTEM FAILURES, WHICH COULD HARM OUR REPUTATION AND RESULT IN CUSTOMER DISSATISFACTION OR LOSS.


    To succeed, we must be able to operate our data centers and maintain the operation of our Web site around the clock without interruption or a material decline in service. Our operations depend upon our ability to protect our network infrastructure, equipment and customer files against damage from human error, fire, earthquakes, hurricanes, floods, power loss, telecommunications failures, physical and electronic break-ins, sabotage, intentional acts of vandalism and similar events. Our servers and other network equipment are located in our data centers in San Antonio, Texas and London. We do not have a comprehensive disaster recovery plan and the occurrence of a natural disaster or other unanticipated problems at our data center could result in interruptions in the services that we provide to our customers and in the operation of our Web site.


    We have experienced interruptions in service and at our Web site in the past. We have experienced partial system failures due to routing problems, hard drive failures, database corruption and other computer failures. A future interruption could result in substantial customer dissatisfaction or loss and could necessitate future customer refunds. Our network is subject to various points of failure, and a problem with our routers, switches or other equipment could cause an interruption in the services we provide to some or all of our customers. Any future interruptions could:

    - cause our customers to seek damages for losses incurred;

    - require us to replace existing equipment or add redundant facilities;

    - damage our reputation as a reliable provider of managed hosting services;

    - cause existing customers to cancel or elect to not renew their contracts;
      or

    - make it more difficult for us to attract new customers.

IF WE DO NOT PREVENT SECURITY BREACHES, WE MAY LOSE CUSTOMERS, SUFFER HARM TO OUR REPUTATION AND INCUR ADDITIONAL COSTS.

    A fundamental requirement for online business transactions and services is the secure transmission of confidential information over public communications networks. Unauthorized access, computer viruses, accidents, fraudulent service plan orders, intentional misconduct by computer "hackers" and other disruptions can occur. While we have experienced no material security breaches in the past, any breaches that may occur could result in liability to us, loss of existing customers, harm to our reputation, deterrence of future customers or increases in our costs. In addition, we may incur significant costs to prevent breaches in security or to alleviate problems caused by breaches. We rely on third-party suppliers to protect our equipment and hardware against breaches in security. We cannot be certain that they will provide adequate security.

IF WE ARE UNABLE TO EXPAND OUR NETWORK INFRASTRUCTURE TO MEET INCREASING DEMAND, WE COULD LOSE CUSTOMERS AND OUR ABILITY TO GROW OUR BUSINESS WOULD BE IMPEDED.


    We must continue to expand and adapt our network infrastructure to accommodate, or scale, our network operations to address an increasing number of customers, larger amounts of information that they wish to transmit and changing customer requirements. We will continually need to address the challenge of scaling our network operations to meet increasing managed hosting demands while maintaining acceptable performance levels. The expansion of our existing data centers and the establishment of new data centers will require substantial financial, operational and management resources. If we are required to expand our network significantly and rapidly, additional stress will be placed upon our network hardware, traffic management systems and hosting facilities, as well as our financial, operational and management resources. Due to the limited deployment of our services to date, the ability of our network to support a substantially larger number of customers at high transmission speeds is unknown.


THE FORMATION OF STRATEGIC RELATIONSHIPS IS AN IMPORTANT STRATEGY, AND IF WE FAIL TO ESTABLISH THESE RELATIONSHIPS, OR IF THESE RELATIONSHIPS ARE TERMINATED OR DO NOT FUNCTION AS WE INTEND, OUR ABILITY TO EXECUTE OUR BUSINESS PLAN AND TO REMAIN COMPETITIVE IN THE MANAGED HOSTING MARKET COULD BE IMPEDED.

    In an effort to enhance our sales, support, sourcing and other business functions, we form strategic relationships with select partners. We have formed strategic relationships with Red Hat, Perot Systems and Sun Microsystems. If these or any future strategic relationships are terminated or impaired, our ability to execute our business plan could be impeded. Some of our strategic partners may also provide services that compete with our own, which could increase competitive pressures on our business.

WE HAVE A HISTORY OF OPERATING LOSSES, AND WE ANTICIPATE THAT WE WILL CONTINUE TO INCUR SIGNIFICANT OPERATING LOSSES FOR THE FORESEEABLE FUTURE, WHICH MAY DEPRESS THE MARKET PRICE FOR OUR STOCK.


    We have experienced operating losses and negative cash flows from operations in each quarterly and annual period since we commenced our hosting operations in December 1998. We experienced a net loss of $2.1 million for the quarter ended March 31, 2000 and $1.8 million for the year ended December 31, 1999. We expect our operating expenses to increase significantly as we continue to expand our business. We believe that we will need to significantly increase our current staff levels across all areas of our business over the next 12 months. In addition, we expect to incur significant expenses to establish new data centers, support and improve our operational and financial systems, pursue additional channel partners, fund greater levels of research and development and broaden our customer service and support capabilities. We cannot assure you that we will ever be profitable on a quarterly or annual basis, or that if we achieve profitability, it will be sustainable. Recurring losses without the prospect of future profitability likely will depress the market price for our stock.

THE MARKET FOR MANAGED HOSTING SERVICES IS EXTREMELY COMPETITIVE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY IF WE DO NOT OFFER OUR CUSTOMERS PRICES AND BENEFITS SUPERIOR TO THOSE OFFERED BY OUR COMPETITORS.

    The market for managed hosting services is highly competitive, with few barriers to entry preventing new competitors from entering this market. We expect that we will face additional competition from our existing competitors as well as new market entrants in the future. Many of our current and potential competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater brand recognition and more established relationships in the industry than we do. As a result, some of these competitors may be able to:

    - develop and expand their network infrastructures and service offerings more rapidly;

    - adapt to new or emerging technologies and changes in customer requirements more quickly;

    - take advantage of acquisition and other opportunities more readily;

    - devote greater resources to the marketing and sales of their services; and

    - adopt more aggressive pricing policies.

    In addition, some of our competitors have entered, and will likely continue to enter, into joint ventures or other arrangements to provide additional services competitive with those provided by us. We believe that the managed hosting market is likely to experience consolidation in the near future, which could result in larger and more formidable competitors, increased price competition, the formation of strategic relationships across complementary industries, including relationships with our suppliers and channel partners that could limit our access to critical supplies, and other factors that could impair our ability to compete effectively.

    In an effort to gain market share, we expect that competitors will offer managed hosting services similar to ours at prices lower than ours or with incentives not matched by us. In addition, some of our competitors may be able to provide customers with additional benefits that could reduce the overall costs of their services relative to ours. We may be unable to reduce the pricing of our services or offer incentives in response to the actions of our competitors without hindering our business.

    For more information about the competition we face in our market, please see "Business--Competition."

IF WE ARE UNABLE TO ATTRACT AND RETAIN EXPERIENCED INFORMATION TECHNOLOGY PROFESSIONALS AND SKILLED SALES PERSONNEL, WE MAY BE UNABLE TO SUCCESSFULLY GROW OUR BUSINESS.

    Our success depends on our ability to attract, integrate, motivate, train and retain highly skilled technical personnel and other employees. In particular, we need to attract experienced information technology professionals. We face intense competition for these people and we expect competition to remain intense as the technology industry continues to grow. Even if we expend significant resources to recruit, train and retain qualified personnel, we may not be successful in our efforts.

    We also must expand our direct and indirect sales operations to increase market awareness of our services and generate increased revenues. We plan to increase our sales force significantly in 2000. Newly-hired employees will require training and it will take time for them to achieve full productivity. If we are unable to hire enough qualified individuals in the future or if newly-hired employees fail to achieve necessary levels of productivity, we would be unable to effectively expand our business.

IF OUR OPERATING AND FINANCIAL SYSTEMS FAIL TO KEEP PACE WITH THE ANTICIPATED GROWTH IN OUR BUSINESS, WE MAY EXPERIENCE OPERATING INEFFICIENCIES, CUSTOMER DISSATISFACTION AND LOST REVENUE OPPORTUNITIES.

    The rapid growth of our business and our service offerings has placed, and is likely to continue to place, a significant strain on our operating and financial resources. Our future performance will partly depend on our ability to manage our growth effectively, which will require that we further develop our operating and financial system capabilities and controls. We are in the process of implementing new billing and other management information systems. If our information systems are unable to support the demands placed on them by the rapid growth in our business, we may be forced to implement new systems which would be disruptive to our business. If we fail to improve our operational systems or to expand our customer service capabilities to keep pace with the growth of our business, we could experience customer dissatisfaction, cost inefficiencies and lost revenue opportunities. We may be unable to successfully implement these systems when needed or they may not perform reliably.

IF WE FAIL TO EXPAND DATA CENTER CAPACITY TO MEET OUR CUSTOMERS' NEEDS, OUR SERVICE OFFERINGS AND ABILITY TO RETAIN CUSTOMERS WOULD BE IMPAIRED.

    Continuing to expand data center capacity is critical to achieving our business strategy. This expansion will include adding new hardware and software, and further contemplates the opening of additional data centers in the United States, Europe and Asia. Our ability to do so successfully depends on:

    - anticipating and planning for future demand levels;

    - having access to sufficient capital; and

    - locating and securing satisfactory data center sites and implementing the build-out of these sites,

all of which may require significant lead time. If we cannot expand capacity effectively, our service offerings will be impaired and we may be unable to adequately meet the needs of our customers, which could result in the loss of customers.

IF OUR THIRD-PARTY SUPPLIERS DO NOT PROVIDE US WITH KEY COMPONENTS OF OUR NETWORK INFRASTRUCTURE, WE MAY BE UNABLE TO DELIVER OUR SERVICES TO OUR CUSTOMERS, WHICH MAY RESULT IN CUSTOMER DISSATISFACTION OR LOSS.

    We depend on other companies to supply key components of our network infrastructure. Any failure to obtain needed products or services in a timely fashion or at an acceptable cost could impair our ability to deliver our services to our customers. We buy servers, routers and switches on an as-needed basis and therefore do not carry significant inventories of these items. We also have no guaranteed supply arrangements with our vendors. If this equipment were to become unavailable or available only on terms that are not acceptable to us, we would be forced to find alternative providers of this equipment. The inability to obtain equipment from our existing suppliers on terms acceptable to us would require us to expend time and money to select and obtain new equipment, and to train our personnel to use different equipment and deploy alternative components.

DISRUPTION OF OUR SERVICES CAUSED BY UNKNOWN SOFTWARE DEFECTS COULD DAMAGE OUR REPUTATION AND RESULT IN LOST REVENUES AND DELAYED MARKET ACCEPTANCE.

    Our service offerings depend on complex software, including software licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. We may not discover software defects that affect our services until after the software is deployed. Although we have not experienced any material software defects to date, it is possible that defects may occur in the future. These defects could cause service interruptions, which could damage our reputation, increase our service costs, cause us to lose revenues, delay market acceptance or divert our development resources.

PROVIDING SERVICES TO CUSTOMERS WITH MISSION-CRITICAL INTERNET SITES AND WEB-BASED APPLICATIONS COULD POTENTIALLY EXPOSE US TO LAWSUITS FOR CUSTOMERS' LOST PROFITS OR DAMAGES.

    Because our managed hosting services are critical to many of our customers' businesses, any significant disruption in our services could result in lost profits or other indirect or consequential damages to our customers. Our customers are required to sign server order forms which incorporate our standard terms and conditions. Although these terms disclaim our liability for any indirect or consequential damages, a customer could still bring a lawsuit against us claiming lost profits or other consequential damages as the result of a service interruption or other Internet site or application problems that the customer may ascribe to us. We cannot assure you that a court would enforce any limitations on our liability, and the outcome of any lawsuit would depend on the specific facts of the case and legal and policy considerations. In such cases, we could be liable for substantial damage awards. These damages might exceed our liability insurance by unknown but significant amounts, which could seriously impair our financial condition.

WE HAVE MANY INTERNATIONAL CUSTOMERS, AND, AS A RESULT, OUR ABILITY TO OPERATE AND EXPAND OUR BUSINESS MAY BE IMPEDED BY GOVERNMENTAL RESTRICTIONS IN FOREIGN MARKETS.

    In the first quarter of 2000 and in the year ended December 31, 1999, 32.5% and 33.4% of our revenues were derived from customers located outside of North America. A key element of our strategy is to expand our customer base internationally and successfully operate data centers in foreign markets. Because our international sales are denominated in U.S. dollars, currency fluctuations may deter foreign customers from purchasing our services. In addition, we face risks in servicing customers in foreign markets, such as:

    - different Internet access fees;

    - different technology standards;

    - different privacy, censorship and service provider liability standards and regulations; and

    - less protective intellectual property laws.

Any of these risks could impair our ability to operate or expand internationally, which would limit our ability to grow our business.

ANY FAILURE TO PROTECT OUR INTELLECTUAL PROPERTY COULD HINDER OUR ABILITY TO DELIVER DIFFERENTIATED MANAGED HOSTING SERVICES.

    Third parties may infringe or misappropriate our technology or proprietary rights, which could compromise our competitive position in the managed hosting market. We rely on a combination of copyright, trademark, service mark and trade secret laws to protect our intellectual property. We also have internally developed tools and procedures that are important to our business for which we have no protection. Our competitors or potential competitors may independently develop technologies that are equivalent or superior to the technology upon which we rely. We have entered into contractual arrangements with our employees and generally with contractors, suppliers, distributors and some of our key customers in order to limit access to, and any disclosure of, our proprietary information. However, these measures may not be sufficient to protect our intellectual property. We may need to take legal action to protect our intellectual property rights, which could be costly and divert the attention of our technical and management personnel.

WE MAY BE ACCUSED OF INFRINGING THE PROPRIETARY RIGHTS OF OTHERS, WHICH COULD SUBJECT US TO COSTLY AND TIME-CONSUMING LITIGATION.

    In addition to the technologies we develop or have developed, we license some technologies from third parties and may license additional technologies in the future. Although we have not been accused of infringing the proprietary rights of others in the past, we could become subject to infringement actions based upon our internally-developed technologies or technologies licensed from third parties. Any of these claims, with or without merit, could subject us to costly litigation and divert the attention of our technical and management personnel. In addition, third parties may change the terms of their license agreements in ways that would prevent us from using technologies licensed from them on commercially reasonable terms or that could prevent us from using them at all. We may be unable to replace those technologies with technologies that have the same features or functionality on commercially reasonable terms or at all.

OUR ABILITY TO DEVELOP, INTRODUCE AND SELL OUR SERVICES COULD BE SIGNIFICANTLY IMPAIRED IF OUR MANAGEMENT TEAM, WHICH HAS WORKED TOGETHER FOR ONLY A BRIEF TIME, IS UNABLE TO WORK TOGETHER EFFECTIVELY, OR IF WE LOSE THE SERVICES OF KEY PERSONNEL.

    We recently hired key employees and officers, including our Chief Financial Officer and the Vice President, Product Development and Strategic Planning who each joined us in April 2000, our Vice President, Sales and Marketing who joined us in November 1999, our Vice President, Channel Sales and Strategic Alliances who joined us in December 1999 and our Vice President, Operations who joined us in November 1999. As a result, our management team has worked together for only a brief time.


    We depend on the continued service of our key technical, sales and senior management personnel, including Graham M. Weston, our Chief Executive Officer, Morris A. Miller, our President and Chief Operating Officer, and our founders, Patrick R. Condon, Dirk J. Elmendorf and Richard K. Yoo. Following this offering, we will not maintain key-person insurance on any of our employees, other than Mr. Weston. We do not have employment agreements with any of our key employees, other than Messrs. Condon, Elmendorf and Yoo, Mr. Lanham Napier, our Chief Financial Officer and Mr. Lew Moorman, our Vice President, Marketing and Strategic Planning. The terms of these employment agreements are limited and if any key personnel are unable or unwilling to continue in their present positions, our ability to develop, introduce and sell our services could be significantly impaired.


BECAUSE WE ARE A HOLDING COMPANY, WE MAY BE UNABLE TO PAY DIVIDENDS TO OUR STOCKHOLDERS OR MAKE DEBT PAYMENTS IF OUR SUBSIDIARIES ARE UNABLE TO PAY DIVIDENDS OR MAKE DISTRIBUTIONS TO US.

    We are a holding company with no operations of our own. Therefore, if our subsidiaries are unable to pay dividends or make distributions to us, we would be unable to make dividend payments to our stockholders or pay any future indebtedness. We do not anticipate paying cash dividends in the foreseeable future, if ever.

WE HAVE ADOPTED ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY, WHICH MAY DEPRESS THE MARKET PRICE FOR OUR STOCK.

    Certain provisions of our certificate of incorporation and bylaws and the provisions of Delaware law could have the effect of delaying, deferring or preventing an acquisition of our company, which may depress the market price for our stock. For example, our board of directors will be divided into three classes to serve staggered three-year terms, our stockholders will be unable to take action by written consent and our stockholders will be limited in their ability to make proposals at stockholder meetings. For more information about these provisions, you should read "Description of Capital Stock."

WE MAY NEED ADDITIONAL CAPITAL TO FUND OUR OPERATIONS AND FINANCE OUR GROWTH, AND WE MAY BE UNABLE TO OBTAIN IT ON TERMS ACCEPTABLE TO US, IF AT ALL.

    We believe that our existing capital resources, including the anticipated proceeds of this offering, will enable us to maintain our current and planned operations for at least the next 12 months.

However, we may require additional funds during or after that 12-month period. Any required financing may not be available or may be available only on terms that are not favorable to us. Further, if additional funds are raised through the issuance of additional equity securities, the percentage ownership of our stockholders would be diluted. Any new equity securities may have rights, preferences or privileges senior to those of our common stock.

                         RISKS RELATED TO OUR INDUSTRY

IF WE ARE UNABLE TO ADAPT TO EVOLVING TECHNOLOGIES AND CUSTOMER DEMANDS IN A TIMELY AND COST-EFFECTIVE MANNER, OUR ABILITY TO SUSTAIN AND GROW OUR BUSINESS MAY SUFFER.

    Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. These characteristics are magnified by the recent growth of the Internet and the intense competition in our industry. We also are subject to risks from technological changes in the way managed hosting solutions are marketed and delivered. To be successful, we must adapt to our rapidly changing market by continually improving the performance, features and reliability of our services and modifying our business strategies accordingly. We could also incur substantial costs if we need to modify our services or infrastructure in order to adapt to these changes. Our ability to sustain and grow our business would suffer if we fail to respond to these changes in a timely and cost-effective manner.

OUR ABILITY TO EXPAND OUR CUSTOMER BASE WILL BE IMPAIRED IF INTERNET USAGE DOES NOT CONTINUE TO INCREASE, IF THE INTERNET FAILS TO PERFORM RELIABLY OR IF THE INTERNET PROVES NOT TO BE SECURE.

    Use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners is increasing rapidly. Our ability to grow our business and expand our customer base depends on continued growth in the use of the Internet, and this ability would be impaired if Internet use does not continue to grow, particularly among small- to medium-sized enterprises. Internet use and growth may be inhibited for a number of reasons, such as:

    - inadequate network infrastructure;

    - concerns about the security of confidential information;

    - concerns about acts of sabotage, vandalism and other similar events such as the events that adversely impacted the Web sites of Yahoo! and eBay in February 2000;

    - uncertainty of legal and regulatory issues concerning the use of the Internet;

    - adoption of onerous laws or governmental regulations; and

    - lack of availability of cost-effective, reliable, high-speed service.

    If Internet usage grows, the Internet infrastructure may not be able to support the demands placed on it by this growth, or its performance and reliability may decline. For example, Web sites have experienced interruptions in service as a result of outages or acts of sabotage, vandalism or other similar events. If these outages or delays occur frequently, use of the Internet as a commercial or business medium could in the future grow more slowly or decline, which would hinder our ability to grow our business. In addition, because a number of our services include the transmission of confidential information, we could experience decreased revenues and a loss of customers if Internet users significantly reduce their use of the Internet due to security or privacy concerns.

REGULATORY AND LEGAL UNCERTAINTIES COULD RESULT IN SIGNIFICANT COSTS OR POTENTIAL LIABILITY.

    Laws and regulations directly applicable to commerce or communications over the Internet are becoming increasingly prevalent. However, many laws affecting the Internet remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could impede our ability to execute our business plan, especially if they impose direct costs on us or if they curtail the growth of the Internet. If liability for materials carried on or disseminated through Web sites on the Internet is imposed on hosting services providers, we would be required to implement measures to reduce our exposure to liability. These measures could require us to expend substantial resources or discontinue offering affected services. In addition, liability issues, including as a result of lawsuits, legislation and legislative proposals, could divert management's attention, result in unanticipated expenses and harm our business. If legislation in the U.S. or abroad is adopted that makes transacting business over the Internet less favorable, our business would suffer. For instance, if legislation to tax e-commerce transactions were enacted, the demand for managed hosting services would likely decrease. See "Business--Government Regulation."

                         RISKS RELATED TO THIS OFFERING

OUR PRINCIPAL STOCKHOLDERS, DIRECTORS AND EXECUTIVE OFFICERS WILL OWN APPROXIMATELY 66% OF OUR COMMON STOCK FOLLOWING THIS OFFERING, WHICH MAY ALLOW THEM TO EXERT INFLUENCE OVER US OR TO PREVENT A CHANGE OF CONTROL.

    After this offering, our principal stockholders, directors and executive officers will beneficially own, in the aggregate, approximately 66% of our outstanding common stock. These stockholders, acting together, will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also delay or prevent a change in our control even if beneficial to our stockholders.

SUBSTANTIAL FUTURE SALES OF OUR COMMON STOCK IN THE PUBLIC MARKET MAY DEPRESS OUR STOCK PRICE.

    Our current stockholders hold a substantial number of shares, which they will be able to sell in the public market in the near future. Sales of a substantial number of shares of our common stock, or the perception that such sales will occur, after this offering could cause our stock price to fall. In addition, the sale of shares by our stockholders could impair our ability to raise capital through our sale of newly-issued stock. You should read "Shares Eligible for Future Sale" for a more complete discussion of shares that may be sold in the public market in the future.

OUR QUARTERLY AND ANNUAL RESULTS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS, CAUSING OUR STOCK PRICE TO BE VOLATILE AND POTENTIALLY RESULTING IN CLAIMS AGAINST US.

    Our quarterly and annual operating results are likely to fluctuate significantly due to a number of factors, many of which are outside our control. If our operating results do not meet the expectations of securities analysts or investors, our stock price may be volatile. Factors that could cause our operating results to fluctuate include:

    - new customer installations;

    - our retention of existing customers;

    - fluctuations in data communications costs;

    - timing and magnitude of capital expenditures;

    - costs relating to the expansion of our operations;

    - changes in our pricing policies or those of our competitors; and

    - economic conditions specific to the hosting industry, as well as general economic conditions.

    In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of its common stock. We may be the target of similar litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

                FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This prospectus contains forward-looking statements. These statements include, among others, statements relating to expenditure levels, the adequacy of capital resources and plans for expansion of our marketing and sales efforts, risk factors, use of proceeds, liquidity, strategy, sales and technology and network operations. These statements may be found under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "intend," "anticipate," "estimate" and similar words, although some forward-looking statements are expressed differently. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of factors, including without limitation, changes in external competitive market factors, changes in our business strategy or an inability to execute our strategy, unanticipated changes in the hosting industry or in the economy in general and changes in use of the Internet, particularly by small- and medium-sized enterprises. We cannot guarantee future results, levels of activity, performance or achievements. You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements.

    This prospectus contains estimates of market growth related to the Internet. These estimates have been included in studies by market research and other firms including International Data Corporation and Internet Operating System Counter (leb.net/hzo/ioscount). These estimates have been produced by industry analysts based on trends to date, their knowledge of technologies and markets, and customer research, but these are forecasts only and are subject to inherent uncertainty.

                                USE OF PROCEEDS


    We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $35.0 million, at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $40.3 million.



    We intend to use approximately $8.0 million of the net proceeds of this offering to fund capital expenditures associated with the purchase of computer and networking hardware. We also intend to use approximately $10.0 million to expand our data center presence in London and to establish a data center presence in Asia and a second data center presence in the U.S. in the next
18 months. We expect to use the balance of the net proceeds for the expansion of our sales and marketing and product development activities, working capital and other general corporate purposes. In addition, we may use some of the net proceeds for strategic investments or acquisitions; however, we have no current agreements or commitments with respect to any acquisition or investments of this type. Our management will have significant flexibility in applying the net proceeds of this offering and may spend the proceeds from this offering in ways that the stockholders may not deem desirable.


    The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business. Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment-grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our common stock since inception. We intend to retain any future earnings for developing and expanding our business and do not anticipate paying any cash dividends in the foreseeable future.

                                HOLDING COMPANY


    Rackspace, Ltd., a Texas limited partnership, was formed on December 29, 1998, to provide managed Internet hosting services. To establish our initial business, we acquired substantially all of the assets of Cymitar Technology Group, Inc., a Texas corporation, in December 1998. In contemplation of this public offering, we effected a reorganization of our operating structure by incorporating Rackspace.com, Inc. in Delaware on March 7, 2000 to serve as a holding company. To complete the holding company restructuring, the holders of limited partner interests and the general partner interest in Rackspace, Ltd. have agreed to exchange their respective partnership interests for an aggregate of 16,980,868 shares of common stock in Rackspace.com, Inc. Contemporaneously with that exchange, we will contribute the general partner interest and limited partner interests in Rackspace, Ltd. to two wholly-owned subsidiaries.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of March 31, 2000:

    - on an actual basis;


    - on a pro forma basis to reflect the completion of the holding company restructuring through the exchange of all limited partner interests and the general partner interest of Rackspace, Ltd. for an aggregate of 16,980,868 shares of our common stock; and



    - on a pro forma as adjusted basis to additionally reflect the net proceeds to us from the sale of 3,200,000 shares of our common stock in this offering at an assumed initial public offering price of $12.00 per share less estimated underwriting expenses and other estimated offering expenses.


    This information should be read in conjunction with our financial statements and notes relating to these statements appearing elsewhere in this prospectus.


                                                                    MARCH 31, 2000
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
Cash and cash equivalents.............................  $12,535,029   $12,535,029   $47,497,029
                                                        ===========   ===========   ===========
Partners' capital.....................................   15,429,204            --            --
Stockholders' equity:
  Preferred stock, $.001 par value, 30,000,000 shares
    authorized, no shares issued and outstanding,
    actual, pro forma and pro forma as adjusted.......           --            --            --
  Common stock, $.001 par value, 170,000,000 shares
    authorized, no shares issued and outstanding,
    actual; 16,980,868 shares issued and outstanding,
    pro forma; 20,180,868 shares issued and
    outstanding, pro forma as adjusted................           --        16,981        20,181
Additional paid-in capital............................           --    16,648,286    51,607,086
Deferred stock compensation...........................                 (1,236,063)   (1,236,063)
                                                        -----------   -----------   -----------
  Total partners' capital/stockholders' equity........   15,429,204    15,429,204    50,391,204
                                                        -----------   -----------   -----------
    Total capitalization..............................  $15,429,204   $15,429,204   $50,391,204
                                                        ===========   ===========   ===========


    The share information set forth above excludes:


    - 480,000 shares to be sold by us if the underwriters' over-allotment option is exercised in full, as described in "Underwriting";



    - 480,833 shares issuable upon the exercise of stock options granted to employees outstanding as of March 31, 2000, with a weighted average exercise price of $2.30 per share;



    - 380,952 shares of common stock issuable upon the exercise of warrants outstanding as of March 31, 2000, which were granted to investors in a private equity financing in November 1999, with an exercise price of $2.10 per share;


    - shares of common stock issuable upon the exercise of warrants outstanding to Norwest Venture Partners and Sequoia Capital which were granted in a private equity financing completed in March 2000; and

    - additional shares of common stock reserved for future issuance under the 2000 Stock Incentive Plan.

    See "Management--2000 Stock Incentive Plan," "Description of Capital Stock" and Note 7 of notes to our financial statements.

                                    DILUTION


    Our pro forma net tangible book value at March 31, 2000 was $14.8 million, or $0.87 per share of common stock. Pro forma net tangible book value per share represents the amount of our tangible net assets, which is defined as total assets less intangible assets, less total liabilities, divided by the pro forma number of shares of common stock outstanding as of March 31, 2000, after giving effect to the completion of the holding company restructuring through the exchange of all limited partner interests and the general partner interest of Rackspace, Ltd. for an aggregate of 16,980,868 shares of our common stock.



    Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after the completion of this offering. After giving effect to our sale of 3,200,000 shares of common stock in this offering at an assumed initial public offering price of $12.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us and the application of the estimated net proceeds from the offering, our adjusted pro forma net tangible book value at March 31, 2000 would have been $49.8 million, or $2.47 per share. This amount represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.60 per share and an immediate dilution to new investors of $9.53 per share. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............              $12.00
  Pro forma net tangible book value per share at March 31,
    2000....................................................   $0.87
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................    1.60
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................                2.47
                                                                          ------
Dilution per share to new investors.........................              $ 9.53
                                                                          ======



    If the underwriters exercise their over-allotment option in full, our adjusted pro forma net tangible book value at March 31, 2000 would have been $55.2 million, or $2.67 per share, representing an immediate increase in pro forma net tangible book value to our existing stockholders of $1.80 per share and an immediate dilution to new investors of $9.33 per share.



    The following table summarizes, as of March 31, 2000 and after giving effect to the pro forma adjustments described above, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $12.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:



                                         SHARES PURCHASED       TOTAL CONSIDERATION      AVERAGE
                                       ---------------------   ----------------------     PRICE
                                         NUMBER     PERCENT      AMOUNT      PERCENT    PER SHARE
                                       ----------   --------   -----------   --------   ---------
Existing stockholders................  16,980,868    84.1%     $18,846,598    32.9%      $ 1.11
New investors........................   3,200,000    15.9%      38,400,000    67.1%       12.00
                                       ----------    -----     -----------    -----
      Total..........................  20,180,868     100%     $57,246,598     100%
                                       ==========    =====     ===========    =====



    The tables and calculations above assume no exercise of outstanding options. At March 31, 2000, there were 480,833 shares of common stock issuable upon exercise of options granted to employees outstanding with a weighted average
exercise price of $2.30 per share and       shares reserved for future issuance
under our 2000 Stock Incentive Plan. In addition, at March 31, 2000, there were 380,952 shares of common stock issuable upon the exercise of warrants issued to an investor in a private equity financing in November 1999, with an exercise price of $2.10 per share, and warrants outstanding to purchase an aggregate of shares issued to Norwest Venture Partners and Sequoia Capital in a private equity financing completed in March 2000.


    To the extent that these options and warrants are exercised, there will be further dilution to new investors. See "Management--2000 Stock Incentive Plan."

                            SELECTED FINANCIAL DATA


    The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes included in this prospectus. The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" as of December 31, 1998 and 1999 and for the period from December 29, 1998 to December 31, 1998 and the year ended December 31, 1999, are derived from the financial statements of Rackspace, Ltd., and the "Statement of Operations Data" for the year ended December 31, 1997 and the period from January 1, 1998 to December 28, 1998 are derived from the financial statements of Cymitar Technology Group, Inc., all of which financial statements have been audited by KPMG LLP, independent certified public accountants. The selected financial data for Rackspace for the three months ended March 31, 1999 and March 31, 2000, and the selected financial data as of December 31, 1996 and for the year ended December 31, 1996 for Cymitar Technology Group, Inc., have been derived from the unaudited financial statements for such periods, which financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary to state fairly the data included therein in accordance with generally accepted accounting principles. Interim results are not necessarily indicative of financial results expected for the full fiscal year.


    The pro forma information regarding net loss per share and weighted average shares outstanding set forth below gives effect to the exchange of all limited partner interests and the general partner interest of Rackspace, Ltd. for shares of our common stock for all periods presented. See our financial statements and the notes to these statements appearing elsewhere in this prospectus for the determination of the number of shares used in computing pro forma basic and diluted net loss per share.

                                                                                          THE COMPANY
                                                  THE PREDECESSOR                 ----------------------------
                                     ------------------------------------------    PERIOD FROM
                                                                   PERIOD FROM    DECEMBER 29,
                                                                    JANUARY 1,        1998
                                             YEAR ENDED                1998        (INCEPTION)
                                            DECEMBER 31,             THROUGH         THROUGH       YEAR ENDED
                                     ---------------------------   DECEMBER 28,   DECEMBER 31,    DECEMBER 31,
                                         1996           1997           1998           1998            1999
                                     ------------   ------------   ------------   -------------   ------------
                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues...................    $33,228        $ 72,535      $ 166,632      $        76    $ 1,700,537
  Operating expenses:
    Cost of revenues...............     21,844          38,895         73,767               --        513,424
    Sales and marketing............      1,387             648          3,615               --      1,612,071
    General and administrative.....     14,237          47,705        181,260               23        970,155
    Product development............         --              --             --               --         52,712
    Depreciation and
      amortization.................      4,115           6,912         12,363              262        261,730
                                       -------        --------      ---------      -----------    -----------
    Total operating expenses.......     41,583          94,160        271,005              285      3,410,092
                                       -------        --------      ---------      -----------    -----------
      Loss from operations.........     (8,355)        (21,625)      (104,373)            (209)    (1,709,555)
  Other income (expense)...........       (227)         (3,247)        (7,767)             (66)       (43,243)
                                       -------        --------      ---------      -----------    -----------
      Net loss.....................    $(8,582)       $(24,872)     $(112,140)     $      (275)   $(1,752,798)
                                       =======        ========      =========      ===========    ===========
PRO FORMA LOSS PER SHARE:
      Net loss.................................................................    $      (275)   $(1,752,798)
                                                                                   ===========    ===========
      Basic and diluted net loss per share.....................................    $     (0.00)   $     (0.16)
                                                                                   ===========    ===========
      Weighted average shares outstanding used in pro forma basic and diluted
        per share calculation..................................................     10,000,000     10,733,098
                                                                                   ===========    ===========
                                                            AS OF
                                                        DECEMBER 31,                           AS OF DECEMBER 31,       AS OF
                                                 ---------------------------                   -------------------    MARCH 31,
                                                     1996           1997                 1999                       1998 2000
                                                 ------------   --------------------------------------------------------------------
                                                 (UNAUDITED)                                                         (UNAUDITED)
BALANCE SHEET DATA:
  Cash and cash equivalents...................          887      $  19,183                                       $   150,000
  Working capital (deficit)...................      (18,264)        16,548                                           154,232
  Total assets................................       17,966         38,724                                           343,161
  Total partners' capital/stockholders' equity
    (deficit).................................       (3,030)       (27,902)                                          192,094

STATEMENT OF OPERATIONS DATA:
  Total revenues...................  $   125,507    $ 1,434,967
  Operating expenses:
    Cost of revenues...............       31,232        645,163*
    Sales and marketing............       78,414      1,639,054*
    General and administrative.....       80,774        994,063*
    Product development............        7,724         99,818*
    Depreciation and
      amortization.................       20,513        304,442
                                     -----------    -----------
    Total operating expenses.......      218,657      3,682,540
                                     -----------    -----------
      Loss from operations.........      (93,150)    (2,247,573)
  Other income (expense)...........       (3,682)       102,874
                                     -----------    -----------
      Net loss.....................  $   (96,832)   $(2,144,699)
                                     ===========    ===========
PRO FORMA LOSS PER SHARE:
      Net loss.....................  $   (96,832)   $(2,144,699)
                                     ===========    ===========
      Basic and diluted net loss pe  $     (0.01)   $     (0.14)
                                     ===========    ===========
      Weighted average shares outst
        per share calculation......   10,000,000     15,035,893
                                     ===========    ===========
BALANCE SHEET DATA:
  Cash and cash equivalents.....                                                      $ 3,794,784                    $12,535,029
  Working capital (deficit).....                                                        2,735,337                     10,853,096
  Total assets..................                                                        5,863,786                     17,740,590
  Total partners' capital/stockh
    (deficit)...................                                                        4,643,525                     15,429,204


----------------------------------

* Includes $23,000, $129,000, $182,000 and $46,000 of amortization of deferred compensation within cost of revenues, sales and marketing, general and administrative and product development, respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RACKSPACE.COM, INC. SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED IN "RISK FACTORS," "FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS," "BUSINESS" AND OTHER SECTIONS OF THIS PROSPECTUS.

OVERVIEW


    We provide managed Linux-based Internet hosting services primarily targeted to small- to medium-sized enterprises worldwide. Through our managed hosting services, we enable our customers to outsource their Internet operations while allowing them to rapidly upgrade their server hardware and add bandwidth to support their needs as they expand. Our service offerings are sold as a complete hosting service package that can be configured, priced and ordered at our Web site. All of our service packages include a built-to-order Internet server which is dedicated for the exclusive use by a specific customer. At our U.S. facility, we guarantee that a customer's dedicated server will be deployed within 24 hours after order confirmation in our state-of-the-art data center with around-the-clock monitoring, security and technical support. As of March 31, 2000, we managed an installed base of over 1,200 servers within our data center for more than 900 customers, with approximately 48% of these customers located outside of the United States in over 50 countries around the world.


    Since inception, we have incurred net losses and experienced negative cash flow from operations. We intend to continue to invest significant resources to enhance our brand identity and aggressively build our customer base worldwide. In addition, we intend to establish additional data centers and expand our network infrastructure, including our customer service and technical support capabilities. As a result, we expect to continue to operate at a net loss and to experience negative cash flows for the foreseeable future. Our ability to achieve profitability and positive cash flow from operations will be dependent upon our ability to expand significantly the number of customers for our services, to retain our customers, to maintain our current prices and to achieve operating efficiencies over a larger subscriber base.

  CORPORATE RESTRUCTURING


    Our company, Rackspace.com, Inc., is a newly-formed Delaware corporation that will serve as the successor-in-interest to the business currently conducted by Rackspace, Ltd., a Texas limited partnership. Prior to the completion of this offering, the holders of limited partner interests and the general partner interest in Rackspace, Ltd., as well as holders of options to acquire limited partner interests in Rackspace, Ltd., will exchange their equity interests in Rackspace, Ltd. for shares of our common stock or options, as the case may be. Our operations will continue to be largely conducted by Rackspace, Ltd., with two newly-formed, wholly-owned limited liability companies of Rackspace.com, Inc. serving as its sole limited partner and sole general partner, respectively. Rackspace, Ltd. originally was formed in December 1998 to acquire substantially all of the assets of Cymitar Technology Group, Inc., a Texas corporation that was incorporated in December 1997 and prior to that, operated as a sole proprietorship beginning in March 1996. Cymitar Technology Group, Inc. provided information technology consulting services to companies in the San Antonio region. The asset acquisition was completed on December 29, 1998.

  REVENUES

    We derive our revenues primarily from recurring monthly subscriptions for our managed hosting services, which include the provision of an Internet server, deployment of that server in our data center, an allocated amount of bandwidth, monitoring, security and technical support provided on an around-the-clock, or "24X7," basis. In addition, we derive revenues from:

    - one-time set-up fees for initial installations;

    - sales of upgrades for server system hardware and software;

    - charges assessed for bandwidth usage in excess of the allocated amount under customers' subscription agreements;

    - other enhanced services that we offer to customers separately from their subscription agreements;

    - managed colocation services; and

    - system management services that are not included in subscription plan packages.

    Monthly subscriptions are invoiced at the outset of the first month's subscription and on approximately the same day in each successive month that the subscription is renewed. Set-up fees also are invoiced at the outset of the monthly subscription. Upgrades, excess bandwidth usage and technical services are invoiced with the following month's subscription payment.

    Because subscription revenues are prepaid on the first day of the monthly subscription period and because the first day of each subscription period varies from customer to customer, we defer a pro rata portion of each month's billings to the following month. Therefore, we recognize only the revenue earned during the time period in question. Deferred revenue is recorded at the end of each quarter to reflect invoices billed during the last month of the quarter but not recognized as revenue during that quarter. Other fees and charges are recognized at the time the related services and products are provided to the customer.

    In 1999, 33.4% of our revenues were derived from customers located outside of North America. All of our sales to date have been denominated in U.S. dollars. We believe that a significant portion of our revenues will continue to be derived from customers outside of the U.S. as our services, and in particular, our Linux-based services, receive a high level of acceptance in international markets.

  OPERATING EXPENSES

    Our operating expenses are comprised of:


    - cost of revenues, which consists primarily of the cost of contracting for lines from telecommunication providers to supply our customers with bandwidth, as well as compensation and related expense for customer service and technical support and costs of operating our data centers;


    - sales and marketing, which consists primarily of print and Internet advertising expenses, compensation for sales and marketing personnel and public relations and other marketing expenses;

    - general and administrative, which consists primarily of corporate compensation and related expenses, professional fees and occupancy costs;


    - product development, which consists of employee-related expenses and other expenses dedicated towards the development of new service and product offerings for our customers; and

    - depreciation and amortization, which consists of depreciation of all of our physical assets and amortization of costs for licensed software and goodwill.


RESULTS OF OPERATIONS

    The following table sets forth selected financial data for the quarters ended March 31, 2000 and March 31, 1999, and for the year ended December 31, 1999, set forth as a percentage of total revenues in each period:


                                                YEAR ENDED     THREE MONTHS     THREE MONTHS
                                               DECEMBER 31,       ENDED            ENDED
                                                   1999       MARCH 31, 1999   MARCH 31, 2000
                                               ------------   --------------   --------------
STATEMENT OF OPERATIONS DATA:
  Total revenues.............................      100.0%          100.0%           100.0%

  Operating expenses:
    Cost of revenues.........................       30.2            24.9             45.0
    Sales and marketing......................       94.8            62.5            114.2
    General and administrative...............       57.0            64.3             69.3
    Product development......................        3.1             6.2              7.0
    Depreciation and amortization............       15.4            16.3             21.2
                                                  ------           -----           ------
      Total operating expenses...............      200.5           174.2            256.7
                                                  ------           -----           ------
        Loss from operations.................     (100.5)          (74.2)          (156.7)

  Other income (expense).....................       (2.5)           (2.9)             7.2
                                                  ------           -----           ------

        Net loss.............................     (103.0)%         (77.1)%         (149.5)%
                                                  ======           =====           ======


  THREE MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31,
  1999


    REVENUES. Revenues increased ten fold to $1.4 million in the quarter ended March 31, 2000 from $126,000 in the quarter ended March 31, 1999. This increase was primarily due to a large increase in the number of customers for our managed hosting services in the quarter over quarter periods. We anticipate that revenue growth in future periods will be derived from new customers for our services, as well as service plan upgrades by our existing customers.



    COST OF REVENUES. Cost of revenues increased to $645,000 in the quarter ended March 31, 2000 from $31,000 in the quarter ended March 31, 1999, representing 45.0% and 24.9% of total revenues for the respective quarters. Cost of revenues for the quarter ended March 31, 2000 included $23,000 in amortization of deferred stock compensation, with no deferred stock compensation amortized in the quarter ended March 31, 1999. The increase in cost of revenues in dollar amount and as a percentage of total revenues was primarily due to costs associated with the expansion of our technical support staff to support new subscribers and anticipated additional demand for our services, as well as costs associated with the provisioning of bandwidth in advance of anticipated demand for our hosting services. During the quarter ended March 31, 2000, we entered into additional contracts with bandwidth providers to significantly expand our network capacity in anticipation of future customer demand. These arrangements were a significant contributor to the increased cost of revenues in the quarter over quarter comparison. We anticipate that cost of revenues will increase in both dollar amount and, in the near term, as a percentage of revenues as we establish additional data centers and enter into additional bandwidth contracts to offer hosting services in advance of customer demand for those services. However, in the long term, cost of revenues as a percentage of revenues should eventually stabilize if we are able to achieve greater economies of scale by serving a larger customer base through our network infrastructure and multiple data centers.

    SALES AND MARKETING. Sales and marketing expense increased to $1.6 million in the quarter ended March 31, 2000 from $78,000 in the quarter ended March 31, 1999, representing 114.2% and 62.5% of total revenues for the respective quarters. Sales and marketing expense for the quarter ended March 31, 2000 included $129,000 in amortization of deferred stock compensation, with no deferred stock compensation amortized in the quarter ended March 31, 1999. The increase in sales and marketing expense, both in dollar amount and as a percentage of revenues, was primarily due to an increase in advertising expenditures in 2000, as well as an increase in employee-related expenses associated with a significant increase in the number of marketing-related personnel and an increase in expenses for other marketing activities conducted in the first quarter of 2000. Because we intend to significantly expand our sales and marketing staff and pursue expanded sales and marketing activities in future periods, sales and marketing expense will continue to increase in dollar amount, and may increase in the short term as a percentage of revenues as we develop and expand our marketing initiatives.



    GENERAL AND ADMINISTRATIVE. General and administrative expense increased to $994,000 in the quarter ended March 31, 2000 from $81,000 in the quarter ended March 31, 1999, representing 69.3% and 64.3% of total revenues for the respective quarters. General and administrative expense for the quarter ended March 31, 2000 included $182,000 in amortization of deferred stock compensation, with no deferred stock compensation amortized in the quarter ended March 31, 1999. The increase in the dollar amount of general and administrative expense was primarily due to an increase in employee-related compensation and benefits and, to a lesser extent, an increase in professional fees and allocation of occupancy expense. The decrease in general and administrative expenses as a percentage of revenues in the quarter over quarter period was due to the large increase in revenues in the first quarter of 2000 as compared to the first quarter of 1999 relative to such expense. We expect that general and administrative expense will increase in dollar amount in future periods as we expand our international operations, but we anticipate that it will decrease as a percentage of revenues to the extent that we are able to achieve a larger customer base for our services.



    PRODUCT DEVELOPMENT. Product development expense increased to $100,000 in the quarter ended March 31, 2000 from $8,000 in the quarter ended March 31, 1999, representing 7.0% and 6.2% of total revenues for the respective quarters. Product development expense for the quarter ended March 31, 2000 included $46,000 in amortization of deferred stock compensation, with no deferred stock compensation amortized in the quarter ended March 31, 1999. The increase in product development expense was the result of increased employee-related expenses in the 2000 period. We anticipate that product development expense will increase in both dollar amount and as a percentage of revenues in future periods as a result of our increased emphasis on developing new network and hosting services for our customer base.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $304,000 in the quarter ended March 31, 2000 from $21,000 in the quarter ended March 31, 1999, representing 21.2% and 16.3% of total revenues for the respective quarters. The increase in depreciation and amortization expense, both in dollar amount and as a percentage of revenues, was the result of an increase in server and networking equipment capital expenditures during 1999 and the first quarter of 2000 needed to support our expanded customer base.

    The amortization of deferred stock compensation recorded during the quarter ended March 31, 2000, as allocated among our functional departments, was as follows:


Cost of revenue.............................................  $ 23,000
Sales and marketing.........................................   129,000
General and administrative..................................   182,000
Product development.........................................    46,000
                                                              --------
  Total amortization of deferred stock compensation.........  $380,000
                                                              ========

    There were no stock based compensation awards prior to 2000 and, accordingly, there was no amortization of deferred stock compensation in 1999.

    OTHER INCOME (EXPENSE). Other income (expense) increased to $103,000 in the quarter ended March 31, 2000 from ($3,700) in the quarter ended March 31, 1999. The increase was due to interest income on the net proceeds received in our private placement financing in November 1999. We anticipate that income included in other income (expense) will increase in amount during the second half of 2000 as a result of interest income from interest-bearing investments that are made with the proceeds of this offering.


  COMPARISON OF YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



    REVENUES. Revenues increased to $1.7 million in 1999 from $76 in 1998. Revenues in 1998 represented revenues from operations that commenced on December 29, 1998 and, therefore, included only three days of operations. Revenues for 1999 were derived from customers of our managed hosting services.



    Comparing the results of our predecessor, Cymitar Technology Group, Inc., revenues increased to $167,000 in 1998 from $72,000 in 1997. The increase resulted from increased demand for Cymitar's consulting services.



    We began focusing our efforts on providing managed hosting services in December 1998. Prior to that, our predecessor was engaged in activities primarily unrelated to our current operations and, accordingly, comparisons of Cymitar's operating results for 1997 and 1998 with our operating results for 1999 are not meaningful and, accordingly, have not been made.



    COST OF REVENUES. Cost of revenues were $513,000 in 1999, compared to no such costs in the three-day period of 1998. Bandwidth costs represented the majority of cost of revenues in 1999, with customer service and technical personnel-related expenses and data center-related and other expenses representing the balance. Bandwidth expenses have historically increased from quarter to quarter and year to year as we have increased our network capacity in a stair-step fashion. We expect these increases to continue, but should stabilize as percentage of revenues once we reach a large enough scale within our operations that incremental network demands are small relative to current standard bandwidth provisioning sizes. As a percentage of revenues, cost of revenues represented 30.2% of total revenues in 1999.



    Comparing the results of our predecessor, cost of revenues increased to $74,000 in 1998 from $39,000 in 1997. As a percentage of revenues, cost of revenues decreased from 44.3% in 1998 from 53.6% in 1997.



    SALES AND MARKETING. Sales and marketing expense was $1.6 million in 1999, as compared to no such expense in the three-day period of 1998. Advertising, public relations and trade show-related marketing expenditures represented the majority of this expense in 1999, with compensation and related expenses of our sales and marketing personnel representing the balance. As a percentage of revenues, sales and marketing expense represented 94.8% of total revenues.

    Comparing the results of our predecessor, sales and marketing expense increased to $4,000 in 1998 from $1,000 in 1997. As a percentage of revenues, sales and marketing expense increased to 2.2% in 1998 from 0.9% in 1997.



    GENERAL AND ADMINISTRATIVE. General and administrative expense increased $971,000 in 1999 from $23 in the three-day perod of 1998. General and administrative expenses were composed primarily of employee-related expenses, such as salaries and wages. As a percentage of revenues, general and administrative expense increased 57.0% in 1999 from 30.3% in 1998.



    Comparing the results of our predecessor, general and administrative expense increased to $181,000 in 1998 from $48,000 in 1997. As a percentage of revenues, general and administrative expense increased to 109.8% in 1998 from 65.8% in 1997.



    PRODUCT DEVELOPMENT. Product development expense was $53,000 in 1999, as compared to no such expense in the three-day period of 1998. Product development expenses primarily consisted of employee-related expenses. As a percentage of revenues, product development expense represented 3.1% of total revenues in 1999.



    Comparing the results of our predecessor, there were no product development expenses in 1998 and 1997, as Cymitar's business was focused solely on providing consulting services.



    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased to $262,000 in 1999 from $262 in the three-day period of 1998. As a percentage of revenues, depreciation and amortization expense decreased to 15.4% in 1999 from 344.7% in 1998.



    Comparing the results of our predecessor, depreciation and amortization expense increased to $12,000 in 1998 from $7,000 in 1997. As a percentage of revenues, depreciation and amortization expense decreased to 7.4% in 1998 from 9.5% in 1997.



    OTHER INCOME (EXPENSE). Other income (expense) increased to ($43,000) in 1999 from ($66) in 1998. As a percentage of revenues, other income (expense) decreased to (2.5%) in 1999 from (86.8%) in 1998. Other income (expense) consisted primarily of interest expense on a note that was converted to equity in the fourth quarter of fiscal 1999 as well as interest earned on cash holdings.



    Comparing the results of our predecessor, other income (expense) increased to ($8,000) in 1998 and from ($3,000) in 1997. As a percentage of revenues, other income (expense) increased to (4.7%) in 1998 from (4.5%) in 1997.


    INCOME TAXES. No provision for federal income taxes has been recorded as we have incurred net operating losses from inception through December 31, 1999 as our operations have been conducted as a limited partnership prior to this offering. Consequently, we have not accumulated a net operating loss that may be used to offset future taxable income.

SELECTED QUARTERLY OPERATING RESULTS

    The following table sets forth unaudited statement of operations data for each of the four quarters in 1999 and the first quarter of 2000, as well as the percentage of our revenues represented by each item. This data has been derived from unaudited interim financial statements prepared on the same basis as the audited financial statements contained in this prospectus. The interim financial statements include all adjustments, consisting of normal recurring adjustments, that we consider necessary for a fair presentation of this information when considered in conjunction with our financial statements and notes appearing elsewhere in this prospectus. The operating results for any quarter should not be considered indicative of the results for any future period.


                                                              QUARTER ENDED
                                      -------------------------------------------------------------
                                      MARCH 31,   JUNE 30,    SEPT. 30,    DEC. 31,      MARCH 31,
                                        1999        1999        1999         1999          2000
                                      ---------   ---------   ---------   -----------   -----------
STATEMENT OF OPERATIONS DATA:
  Total revenues....................  $125,507    $ 263,483   $ 508,750   $   802,797   $ 1,434,967
  Operating expenses:
    Cost of revenues................    31,232      100,789     104,222       277,181       645,163*
    Sales and marketing.............    78,414      253,942     410,300       869,415     1,639,054*
    General and administrative......    80,774      156,736     221,393       511,252       994,063*
    Product development.............     7,724        9,960       9,960        25,068        99,818*
    Depreciation and amortization...    20,513       43,235      75,354       122,628       304,442
                                      --------    ---------   ---------   -----------   -----------
      Total operating expenses......   218,657      564,662     821,229     1,805,544     3,682,540
                                      --------    ---------   ---------   -----------   -----------
        Loss from operations........   (93,150)    (301,179)   (312,479)   (1,002,747)   (2,247,573)
  Other income (expense)............    (3,682)     (10,022)    (19,528)      (10,011)      102,874
                                      --------    ---------   ---------   -----------   -----------
        Net loss....................  $(96,832)   $(311,201)  $(332,007)  $(1,012,758)  $(2,144,699)
                                      ========    =========   =========   ===========   ===========



                                                                 QUARTER ENDED
                                           ---------------------------------------------------------
                                           MARCH 31,   JUNE 30,    SEPT. 30,   DEC. 31,    MARCH 31,
                                             1999        1999        1999        1999        2000
                                           ---------   ---------   ---------   ---------   ---------
AS A PERCENTAGE OF REVENUES:
  Total revenues.........................     100.0 %     100.0 %     100.0 %     100.0 %     100.0 %
  Operating expenses:
    Cost of revenues.....................      24.9        38.3        20.5        34.5        45.0
    Sales and marketing..................      62.5        96.4        80.6       108.3       114.2
    General and administrative...........      64.4        59.5        43.5        63.7        69.3
    Product development..................       6.2         3.8         2.0         3.1         7.0
    Depreciation and amortization........      16.3        16.4        14.8        15.3        21.2
                                            -------    --------     -------    --------    --------
      Total operating expenses...........     174.3       214.4       161.4       224.9       256.7
                                            -------    --------     -------    --------    --------
        Loss from operations.............     (74.3)     (114.4)      (61.6)     (124.9)     (156.7)
  Other income (expense).................      (2.9)       (3.8)       (3.8)       (1.2)        7.2
                                            -------    --------     -------    --------    --------
        Net loss.........................     (77.2)%    (118.2)%     (65.4)%    (126.1)%    (149.5)%
                                            =======    ========     =======    ========    ========


------------------------


* Includes $23,000, $129,000, $182,000 and $46,000 of amortization of deferred stock compensation included within cost of revenues, sales and marketing, general and administrative and product development, respectively.


    REVENUES. Revenues increased 93.1% during the quarter ended September 30, 1999, 57.8% during the quarter ended December 31, 1999, and 78.7% during the quarter ended March 31, 2000, in each case as compared to the preceding quarter, as a result of significant increases in our customer base during each quarter.

    COST OF REVENUES. Cost of revenues increased in each quarter and fluctuated as a percentage of revenues. Fluctuations in cost of revenues as a percentage of revenues primarily were attributable to our purchase of additional bandwidth capacity in advance of customer subscriptions for our hosting services. As utilization of bandwidth increases, cost of revenues as a percentage of revenues will tend to decline until we purchase additional bandwidth to support customers' use of our services at which time the percentage will increase, reflecting the reduced utilization of our bandwidth as a percentage of our total available bandwidth. Additionally, cost of revenues increased during the quarter ended March 31, 2000 as a percentage of revenues as we expanded our customer service and technical support teams in order to support future growth in our customer base.


    SALES AND MARKETING. Sales and marketing expense increased significantly during each quarter of 1999 as we increased our sales and marketing staff, as well as our advertising and promotional expenditures, during the year. Sales and marketing expenses also increased both in dollar amount from the quarter ended December 31, 1999 to the quarter ended March 31, 2000 and as a percentage of revenues. We anticipate that our sales and marketing activities will continue to increase in dollar amount as we establish our telemarketing presence and expand our print and Internet advertising.


    GENERAL AND ADMINISTRATIVE. General and administrative expense increased each quarter during 1999 as we significantly increased our general and administrative staffing. The increase in general and administrative expense from the quarter ended December 31, 1999 to the quarter ended March 31, 2000 was primarily the result of increases in recruiting fees and employee-related expenses in that quarter.

    PRODUCT DEVELOPMENT. Product development expense increased from the quarter ended December 31, 1999 to the quarter ended March 31, 2000 as the result of our increased emphasis on the development of new products and services.


    DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased each quarter during 1999 as the result of additions to our data center infrastructure and the acquisition of new server equipment. During the quarter ended March 31, 2000, we aggressively invested in our San Antonio data center. As a result of our increased data center expenditures combined with our rapid customer growth, depreciation and amortization expense increased as a percentage of revenues from 15.3% of revenues in the quarter ended December 31, 1999 to 21.2% of revenues for the quarter ended March 31, 2000.


LIQUIDITY AND CAPITAL RESOURCES

    We have used cash in our operating and investing activities during all periods since inception. Cash used in operating and investing activities has been funded by permanent contributions to capital, primarily in the form of private placements of equity and debt. During the quarter ended March 31, 2000 and the year ended December 31, 1999, cash used in operations was $1.0 million and $439,000, respectively. Net cash used in operating activities was primarily the result of operating losses and changes in working capital. Net cash used in investing activities was $2.8 million and $1.8 million, respectively, during the same time periods. Net cash used in investing activities primarily resulted from acquisitions of server and related computer hardware as well as network equipment. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time. Net cash flow provided by financing activities during the year ended December 31, 1999 was $5.9 million. As part of our cash flows from financing activities, during the quarter ended December 31, 1999 $1.6 million of debt was converted to equity and an additional $4.5 million was raised in a private placement of equity. Net cash flow provided by financing activities during the quarter ended March 31, 2000 and the year ended December 31, 1999 was $12.6 million and $5.9 million, respectively. As of December 31, 1999, we had $3.8 million in cash and cash equivalents.

    Since December 31, 1999, we have raised gross proceeds of $12.6 million through private placements of 2,309,440 limited partner interests in Rackspace, Ltd. to a group of investors and the payment in full of a $750,000 note that was issued to us in the November 1999 equity financing. Investors in these financings included Norwest Venture Partners, Sequoia Capital and Red Hat. As of March 31, 2000, we had $12.5 million in cash and cash equivalents.

    We believe that our cash balances as of March 31, 2000, together with the proceeds from this offering, will be adequate to meet our funding requirements over the next 12 months. However, after such time, we may require additional external financing for working capital and capital expenditures. We anticipate that further expansion of our operations will cause us to incur negative cash flows on a short-term basis, and therefore require us to use our cash and other liquid resources to support our growth. Our operating and investing activities on a long-term basis may require us to obtain additional equity or debt financing. Although we have no present understandings or commitments with respect to any acquisition of other businesses, products, services or technologies, we intend to evaluate potential acquisitions from time to time. In order to consummate potential acquisitions, we may need additional equity or debt financing in the future.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (FAS 133), which will be effective for the fiscal year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument, including derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. Although we have not evaluated the impact of FAS 133, we believe the adoption of FAS 133 will not have a material effect on our financial position, results of operations or cash flows as we have not entered into any derivative contracts.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

    We are exposed to interest rate risk primarily through our portfolio of cash equivalents. We do not believe that we have significant exposure to market risks associated with changing interest rates as of December 31, 1999 because our intention is to maintain relatively liquid investments. We do not use derivative financial instruments in our operations.

                                    BUSINESS


    Rackspace.com is a leading provider of managed Linux-based Internet hosting services targeted to small- to medium-sized enterprises worldwide. We offer our customers attractively-priced monthly Internet hosting plans that are packaged as end-to-end solutions that can be configured, priced and ordered through the Rackspace.com Configurator at our Web site. Our service offerings are designed to aid our customers in rapidly implementing their Internet strategies and e-business initiatives. All of our service packages include a built-to-order Internet server with pre-installed operating system software and select Internet-based applications, and multiple connections to the Internet. We provide each customer with a dedicated server or servers, meaning that each server is exclusively devoted to the use by that customer. Servers are housed within a state-of-the-art data center where we provide around-the-clock monitoring, security and technical support. We guarantee deployment of a new customer's Internet hosting service within 24 hours of order confirmation. Additionally, we enable our customers to cost-effectively expand their Internet operations to support their growing needs by adding bandwidth and rapidly upgrading their server hardware. We have developed specific expertise in deploying managed hosting services based on the Linux operating system, and approximately 80% of our customers have selected Linux-based hosting services. We believe that customers select the Linux operating system for their Internet operations due to its reputation for stability, high performance, ease of remote administration and cost advantages. We also provide and support managed hosting services based on Solaris, Windows NT/2000 and other operating systems.


    We offer flexible, cost-effective managed hosting solutions that can be customized and rapidly deployed to meet our customers' specific requirements. We seek to educate small- to medium-sized enterprises worldwide about the benefits of outsourced Internet hosting services and to accelerate their purchasing decisions through targeted marketing and our direct and channel sales efforts. In addition, we have entered into strategic relationships with Red Hat, Perot Systems and Sun Microsystems, among others, in order to accelerate our market penetration and to expand our product and service offerings. As of March 31, 2000, we managed an installed base of over 1,200 servers within our data center for more than 900 customers, with approximately 48% of these customers located outside of the United States in over 50 countries around the world.

INDUSTRY BACKGROUND

  THE NEED FOR A WEB PRESENCE

    The Internet has emerged as a global communications medium and traffic on the World Wide Web continues to explode. International Data Corporation, or IDC, estimates that the number of Web users worldwide will grow from 142.2 million in 1998 to 502.4 million in 2003. The Internet also has developed into a critical resource for business. According to IDC, worldwide business-to-business e-commerce is expected to grow from approximately $50.4 billion in 1998 to approximately $1.3 trillion in 2003, representing a 92% compound annual growth rate. To successfully develop an online presence into a competitive advantage, companies seek to rapidly introduce sophisticated Internet services to improve communications with customers, suppliers, employees and business partners and to attract the growing worldwide consumer audience that increasingly uses the Internet to purchase goods and services. According to IDC, in 2003, businesses worldwide will spend approximately $1.5 trillion in technology and non-technology investments to maintain and support the Internet infrastructure.

  OUTSOURCING OF INTERNET HOSTING SERVICES

    A large number of enterprises initially created their Web sites for brochure-style marketing and information purposes. Today, enterprises are adding transaction functionality, e-commerce and other complex applications to their Internet operations in an effort to derive substantial revenues from their online activities. The economics of outsourcing hosting services is compelling for many enterprises. We believe that the costs associated with outsourcing a small- to medium-sized enterprise's hosting needs are a small fraction of the costs involved in establishing in-house hosting capabilities. In addition, outsourcing of Internet hosting services provides enterprises with the following benefits:

    - high-speed and reliable bandwidth;

    - the ability to rapidly adopt evolving Internet technologies and architectures;

    - rapid and efficient scaling of e-commerce and Internet application initiatives;

    - access to qualified and experienced information technology personnel;

    - the ability to maintain primary focus on their core business operations instead of infrastructure requirements;

    - cost-effective managed hosting solutions; and

    - reduced risk of hardware obsolescence.

Internet hosting services have traditionally been provided in three forms:

    - SHARED-SERVER HOSTING. In shared-server hosting, two or more enterprises share a third party's Internet server, network connections, software and bandwidth. This method of hosting provides a low-cost means for an enterprise to maintain an Internet presence. Shared-server hosting is attractive for enterprises that maintain Web sites with primarily brochure-style content, as shared-server hosting provides limited storage and processing capabilities, typically does not offer multiple connections to the Internet or ready access to additional bandwidth and poses security risks caused by multiple parties having access to a single server.

    - COLOCATION HOSTING. Enterprises that own their own Internet servers and software can use colocation hosting to house their servers within an Internet hosting company's shared data center. The enterprise retains responsibility for the installation, management, upgrading and security of its Internet operations. For this reason, colocation generally is a feasible option for enterprises that operate a large number of servers and maintain a staff of technical support personnel within close proximity of the data center.

    - MANAGED HOSTING. In managed hosting, enterprises are provided a complete outsourced Internet hosting solution housed at the Internet hosting company's data center. Managed hosting includes provision of the Internet server, software, network equipment and services and technical support. In addition, managed hosting often includes other value-added services such as server clustering and load balancing, private networking options and security management solutions.

  THE OPPORTUNITY TO PROVIDE INTERNET HOSTING FOR SMALL- TO MEDIUM-SIZED ENTERPRISES

    According to IDC, there were approximately 7.6 million businesses in the U.S. in 1999, of which 99.9% were categorized as small- to medium-sized firms, I.E., firms with less than 1,000 employees. In addition, according to IDC, in 1999:

    - 52.3% of small businesses and 95.6% of medium-sized businesses were connected to the Internet;

    - 17.0% of small businesses and 73.1% of medium-sized businesses maintained an active home page; and

    - 6.4% of small businesses and 19.9% of medium-sized businesses conducted business online.

    As these small- to medium-sized enterprises increase their activities in the digital marketplace, Internet hosting services should experience significant increased demand. To date, the market for Internet hosting services targeted to small- to medium-sized enterprises has been largely underserved. Neither shared-server nor colocation hosting effectively addresses these enterprises' needs for dynamic, but cost-effective, Internet operations, yet this market represents a significant opportunity. IDC estimates that the market for colocation hosting and dedicated Web hosting, the latter term of which we refer to as managed hosting, will be approximately $13.0 billion in the U.S. in 2003, and that small-to medium-sized enterprises will represent 90.1%, or $11.7 billion, of that total.

  LINUX AND THE WEB

    In assessing their needs for a reliable and cost-effective infrastructure to support their Internet operations, many enterprises choose to implement hardware and software products that use an open source operating system software, such as the Linux system. The term "open source" refers to software which can be copied, modified and distributed without payment of licensing or associated fees and with few restrictions on use. As an open source standard for use in computing systems, or platform, the source code for the Linux operating system can be downloaded from the Internet and software developers can write and sell applications based on the Linux software without obligation to pay fees or royalties to any third party. The Linux code itself is continuously maintained and improved by large communities of developers who share information, code and suggestions. Additionally, the open source platform for Linux allows end users to customize the Linux source code to meet their specific requirements. The Linux platform offers companies several important benefits, including:

    - STABLE AND HIGH PERFORMANCE CHARACTERISTICS. The Linux operating system has established a reputation as a stable platform that is designed to run in continuous mode without interruption.

    - COST-EFFECTIVE IMPLEMENTATION. Unlike proprietary operating systems, the operating system for Linux is free to anyone and many core software products, such as Linux database software, e-mail and Internet server applications, also are available at no charge.

    - GREATER INTEROPERABILITY. Due to Linux's growing popularity, equipment manufacturers and software developers increasingly introduce products that are compatible with the Linux platform, which, in turn, provides enterprises with greater flexibility in selecting the most appropriate hardware and software for their needs, including from leading vendors such as IBM, Intel, Oracle, Red Hat and Sun Microsystems.

    - REMOTE ADMINISTRATION CAPABILITY. The Linux operating system can be administered through simple, quickly transmitted instructions, thereby enabling operators to rapidly administer changes to the server from a remote site over a modem without physically handling the server.

    Linux has emerged as the leading operating system for the Internet. In an April 1999 survey conducted by Internet Operating System Counter (leb.net/hzo/ioscount), which polls Web sites for operating system information, Linux-based operating systems represented 31% of all Web server installations, making Linux the most commonly used operating system for Web servers. According to IDC, revenue or paid shipments of Linux grew faster than any other server operating environment between 1997 and 1998, and again between 1998 and 1999.

  THE MARKET OPPORTUNITY

    For small- to medium-sized enterprises, the outsourcing of their hosting needs to a provider of managed hosting services offers a cost-effective means to establish and maintain dynamic Internet operations. Managed hosting involves the dedication of a server, or series of connected servers, to a single customer's Internet operations on an outsourced basis. The customer pays for the use of the outsourced server or servers and the services provided to it, including bandwidth, network monitoring, server maintenance and technical support, without incurring the up-front capital cost for purchasing and deploying the server hardware and software and the continuing costs for maintaining a staff of technical personnel. IDC estimates that in the United States the dedicated Web hosting market will grow from $555.0 million in 1998 to approximately
$13.0 billion in 2003.

THE RACKSPACE.COM SOLUTION

    We provide managed hosting services that offer enterprises a cost-effective outsourcing solution to deploy and maintain their Internet servers within a secure, state-of-the-art data center that provides around-the-clock monitoring, security and technical support. Our month-to-month service plans allow small- to medium-sized enterprises to rapidly establish their online presence efficiently and effectively. Our service plans also provide our customers with a flexible means to scale their Internet server and bandwidth requirements to accommodate rapid changes in demand or pursue new e-business initiatives. Our solutions provide our customers with the following benefits:

    - FLEXIBLE, COST-EFFECTIVE SOLUTION. We offer end-to-end services that provide a complete outsourced managed hosting solution at a fraction of the cost typically associated with the purchase of a server and network hardware and its deployment within a data center. A purchase of a service plan typically begins with the prospective customer using the Rackspace.com Configurator on our Web site to custom configure, price and order an Internet server and bandwidth package. We offer our services under month-to-month contracts that permit the customer to adjust its services without a long-term commitment. The short-term nature of the customer's commitment can accelerate the customer's initial decision to outsource its managed hosting service needs to us. Our month-to-month programs also make it easy for a customer to increase the performance of its single server or server cluster without incurring disposition fees or continuing payment obligations on the prior server.


    - RAPID DEPLOYMENT. We have designed our managed hosting services to support rapid deployment, quick upgrades and fast modifications. We guarantee our new customers that we will configure and launch their Internet servers in our U.S. data center within 24 hours of order confirmation. Additionally, we are able to increase a customer's bandwidth upon request, and we typically complete hardware upgrades within 24 hours. We also offer applications to streamline the introduction of robust e-commerce features and functions at our customers' Web sites. In e-commerce, where rapid time to market is a competitive advantage, our rapid deployment capabilities enable our customers to move with confidence in establishing and expanding their Internet operations.


    - SCALABLE PRODUCT OFFERINGS. We offer our customers managed hosting solutions that expand without degradation in performance, or scale, to accommodate their new e-business initiatives and Web traffic needs. Through this scalability, our services minimize the costs and capital risks involved in projecting future managed hosting service needs, including server obsolescence, bandwidth oversizing and Web site outages.

    - LINUX EXPERTISE. Managing the deployment of business-critical Internet applications requires an in-depth understanding of the underlying software, hardware and network technologies. We believe that we are the leading provider of managed hosting services that uses Linux as the primary operating system for the vast majority of its dedicated servers. We have broad knowledge of the Linux operating system and Linux-based applications. We use this expertise to offer comprehensive services, including installation, configuration and stress testing of hardware and software, content back-ups and system upgrades.

    - HIGH LEVEL OF CUSTOMER SERVICE. We believe that our prospective customers highly value customer service and technical support when selecting a hosting provider. We form a support team for each customer to serve as a single point of contact for that customer. Each team is composed of a support specialist to handle routine inquiries and system specialists who are available 24 hours a day, seven days a week, or "24X7." Customer service and standard technical support are provided through e-mail and telephone inquiries handled by people, rather than by automated call answering systems.


    - GLOBAL DATA CENTER INFRASTRUCTURE. We maintain a data center in our San Antonio facility that uses Cisco networking equipment and the services of multiple providers of the main network connections that compose the Internet, which is commonly referred to as the "Internet backbone," consisting of Intermedia, Qwest, SBC Communications, Time Warner Telecom and UUNET. Our data center offers customers ready access to additional bandwidth to accommodate surges or bursts of data traffic to their servers, which assures them that we will provide sufficient bandwidth to address rapid, unexpected or continuing increases in the demand for data from their housed servers. Our data center provides around-the-clock monitoring, security and technical support, backup power supply, and high-speed and redundant network connectivity to help ensure uninterrupted high performance and data integrity. To further support our global customer base, we recently established a data center in London and we intend to establish additional data centers in Europe and Asia, as well as a second data center in the United States.


STRATEGY

    Our goal is to become the leading global provider of managed Linux-based Internet hosting services by capitalizing on the growth in Internet usage, e-commerce and the outsourcing of hosting services. Our strategy for accomplishing this goal includes the following key elements:

    ESTABLISH RACKSPACE.COM AS THE LEADING LINUX HOSTING SOLUTION. Our technicians have particular expertise in the implementation and support of managed Linux-based Internet hosting services. As Linux continues to receive broad acceptance as the platform of choice for Internet operations, we believe that enterprises will increasingly view us as the authoritative provider of managed hosting solutions using the Linux platform. We intend to continue focusing significant resources to further develop and expand our technical proficiency in Linux and firmly establish our position as the authoritative provider of Linux hosting solutions.

    BUILD GLOBAL BRAND AWARENESS. The market for managed hosting services is in the early stages of its development and we believe this market is both unformed and uninformed. Therefore, we believe a significant opportunity exists for us, as a leader in this industry, to build brand identity as the premier provider of these services. We intend to inform prospective customers about the benefits of our services by expanding our involvement in trade shows, seminars and workshops, and by conducting marketing programs with our channel partners to develop association of our brand name with their more recognizable names. In this manner, we believe that we will form greater demand for our services that, in turn, will broaden our customer base worldwide. We also intend to generate greater awareness of our brand and service offerings by continuing to engage in technology tradeshows and conferences, outbound telemarketing, direct mail advertisements, targeted advertisements on Web sites and searches directed at hosting services, advertisements in business and technology publications and regional public relations activities. We will pursue these efforts in defined regions in which Internet adoption by enterprises occurs at a rapid pace, such as in North America, Western Europe and select Pacific Rim locations, including Australia, Hong Kong, Japan, Singapore and Taiwan.


    CAPITALIZE ON INTERNATIONAL MARKET OPPORTUNITIES. Customers with principal offices outside of the United States represented 48% of our customers as of March 31, 2000. Because the Internet infrastructure has been rapidly established in the U.S. and intense competition among bandwidth providers of Internet connectivity in the U.S. market has contributed to a relatively lower cost environment than in other countries, many international enterprises elect to maintain their Internet servers in the U.S. In addition, because sites maintained by international enterprises are accessed in significant part by U.S.-based Internet users, the placement of an Internet server in the U.S. enables rapid delivery of content to these users. Linux is also a popular platform for international enterprises due to its ability to be administered through short commands from any remote site over a modem connected to the Internet. We recently established a data center presence in London. We intend to establish additional data centers in markets outside of the U.S. as the Internet infrastructure becomes more developed, and pricing among providers of Internet connectivity becomes more competitive, in those markets. We believe that our experience in providing managed hosting services in the U.S., combined with our technical expertise, brand recognition and focus on Linux, will enable us to compete favorably with other providers of managed hosting services in local markets across the world.


    UTILIZE STRATEGIC RELATIONSHIPS TO EXPAND MARKET OPPORTUNITIES. A key element of our sales and marketing strategy involves the formation of strategic relationships with third parties that select, or influence the selection of, Internet hosting service providers for end-user enterprises. To this end, we recently established a strategic relationship with Red Hat for proposed joint marketing and product development and with Perot Systems to co-market our services and generate referrals. We will continue to aggressively pursue relationships with other system integrators, e-business consultants, application service providers, Web designers and independent software vendors, particularly Linux software vendors. We believe that these relationships will enable us to promote greater awareness of our products and services with end-user enterprises through co-marketing arrangements. We intend to continue developing relationships with channel partners in key markets around the world in a collaborative and noncompetitive manner.

    OFFER A BROAD RANGE OF PRODUCTS AND SERVICES TO SERVE THE GROWING NEEDS OF OUR CUSTOMERS. Our managed hosting services are designed to accommodate the needs of our customers as they progress in the development of their Internet operations. Therefore, we intend to further expand the products and services that we offer to our global customer base. For example, we intend to establish an additional data center in the U.S. to support redundant data mirroring and remote backup. Furthermore, we intend to establish and expand our relationships with providers of products and services that are complementary to our services in order to offer our customers additional enhanced services and e-commerce software applications. To this end, we have established strategic relationships with Red Hat proposing to provide product development and application testing expertise; with Trident Data Systems to provide advanced security solutions; with Cisco Systems to provide enhanced networking solutions; with SiteLite to provide advanced database administration and monitoring services for Oracle and Microsoft SQL database applications; and with Mercantec and Akopia to provide e-commerce solutions.

    EXPAND OUR CUSTOMER SERVICE CAPABILITIES. We intend to continue to devote significant resources to expand and further develop our customer service and technical support capabilities. We believe that we offer superior customer service and technical support, which increasingly will be critical factors for generating new customer referrals, retaining our existing customers and creating barriers to entry for emerging competitors in our market. We recently launched the Rackspace.com Wizard at our Web site, which simplifies the process of setting up a new Internet-domain configuration. We also intend to expand our online reporting of server performance for our customers so that they can anticipate the need for a server upgrade or replacement, or an increased bandwidth service plan, to remain cost-effective in the use of our services as they grow their online operations.

SERVICES


    Our primary service offering consists of comprehensive managed hosting service packages that are targeted to small- to medium-sized enterprises enabling them to establish, maintain and expand their Internet operations. Each managed hosting plan consists of a custom-built outsourced server that is housed within one of our data centers. Each outsourced server is dedicated to a single customer for that customer's Internet hosting use. All of our hosting service plans also include:


    - connectivity to a high-speed network designed with multiple redundant systems;

    - customer-selected operating system software and standard Internet applications, including e-mail, file transfer protocol and Web server applications;

    - around-the-clock, or 24X7, monitoring, security and technical support;

    - remote access administration and management reporting tools;

    - sophisticated monitoring and alert notification;

    - uninterrupted power supply through a back-up diesel generator that is capable of supporting the data center's operation should primary power be unavailable;

    - air-conditioned, and humidity- and static-controlled environment; and

    - multiple security measures to control physical access to servers within the data center.

We also offer customers enhanced services separate from our managed hosting plans. Please see "--Enhanced Services" below for a description of these services.

  EASE OF DEPLOYMENT OF OUR MANAGED HOSTING SERVICES

    We have made the configuration of a customized Internet server and the selection of a managed hosting service package a simple, quick and automated process. For most of our prospective customers, the process begins with a visit to our Web site and, in particular, the use of our proprietary Rackspace.com Configurator. The following is the main screen that a user sees when accessing the Rackspace.com Configurator for a Linux-based hosting package:

      [SCREEN SHOT FROM THE COMPANY'S RACKSPACE.COM CONFIGURATOR WEB PAGE]

    As indicated in the pull-down menus shown in the boxes above, a prospective customer can select from multiple options underlying each category on the Rackspace.com Configurator set-up page. For example, the customer can select a microprocessor with performance capability ranging from a single 350 MHz processor to dual 750 MHz processors. Other hardware specifications, custom-configured by the customer, include memory requirements, selection of one or more hard drives, and optional selection of a tape drive or a redundant array of independent disks, commonly referred to as RAID, configuration. The Rackspace.com Configurator also allows prospective customers to choose a service plan consistent with their needs. Service options include the choice of operating system software, a subscribed allocation of bandwidth ranging from two gigabytes to five terabytes of data transfer per month with bandwidth above that amount purchased on an as-used, basis, one or more Internet addresses, system management services, and tape backup and rotation services. Upon the online submission of a selected configuration, the Rackspace.com Configurator instantly generates a price quote for both the monthly service fee and the set-up fee. Thus, the prospective customer can readily explore various service plan alternatives to reach a desired price point.


    Following confirmation of an order for a service plan in the U.S., a Rackspace.com technician will custom configure the server in our San Antonio facility and then install the server in our primary data center. Following performance testing of the installed server, we notify the customer that its server is ready for downloading of the customer's software applications. We guarantee that assembly and deployment will be completed within 24 hours of order confirmation.



    Once deployed, our customer service and technical support personnel provide server management services to support the uninterrupted operation of the server within our data centers. Customer service and technical support include around-the-clock monitoring, technical support, automated interval checking of system ports and prompt replacement of defective components without additional charge.


  ENHANCED SERVICES

    - PRIVATENET. Our PrivateNet service allows customers with multiple servers to operate their own private internal network among those servers. This feature enables these multiple servers to exchange data exclusively among each other, without transmission over the public Internet. PrivateNet offers a number of benefits to customers with multiple server configurations, including (1) enhanced security through the separation of internal traffic from the public Internet, (2) improved server performance by separating internal processes, such as database access, from external processes, such as requests for data received over the Internet, and

      (3) reduced cost as there is no charge for bandwidth used for internal PrivateNet transmissions, in contrast to billable transmissions between servers and the public Internet.

    - LOAD BALANCING. This service provides a higher level of service for customers with multiple servers. By installing a load-balancing switch between the Internet backbone connection and a server array, data requests can be diverted among servers to prevent server overload while providing redundant storage and processing capability.

    - DATABASE MONITORING. Through our relationship with SiteLite, we offer our customers database administration, monitoring and support services for Oracle and Microsoft SQL database solutions. Although these enhanced services are billed by us, SiteLite provides the services directly to the customer. SiteLite services are offered as an option for our customers through the Rackspace.com Configurator.

    - E-COMMERCE SOLUTIONS. We partner with Mercantec and Akopia to offer our customers online catalog and ordering software, credit card processing and other features and functions for their Web sites' e-commerce initiatives. These e-commerce options are offered to our customers through the Rackspace.com Configurator.

    - SECURITY AUDITING SERVICES. Through our partnership with Trident Data Systems, we offer customized security auditing services to our customers. As part of these services, we work with Trident to identify, assess and propose corrections to security vulnerabilities on the customer's server. In addition, at the customer's request, we work in conjunction with Trident to implement solutions to address the identified vulnerabilities.

    The enhanced services we provide through our strategic partnerships with third parties are accounted for in the same manner as our baseline managed hosting services. We bill our customers up front, but recognize only the portion of the revenue that was earned during a given calendar time period. We recognize the gross revenues from these strategic relationships and expense the costs as either cost of recurring revenues or amortization of licenses.

  MANAGED COLOCATION SERVICES

    Through our managed colocation services, customers can locate their own Internet servers within our world-class data center, and outsource the monitoring and technical support of their servers to us. The selection of a colocation service plan can be made online at our Web site.

PRICING


    Our managed hosting services generally are billed on a monthly basis, with a one-time initial setup fee charged at the time the server is configured. Our current customers' monthly service plans range from approximately $200 to $6,500 per month, with the amount varying according to the customer's server specifications, number of servers, bandwidth requirements and selection of enhanced services. The sample screen from the Rackspace.com Configurator presented on page 36 shows typical selections for a small- to medium-sized enterprise that is commencing Internet operations with a Linux-based server.


    To further simplify the purchasing process for our customers, all service plans, including features and pricing, are described on our Web site. This enables our customers to evaluate the various service offerings without contacting one of our sales representatives, which in turn can shorten the sales cycle, reduce our customer acquisition costs and ultimately enhance customer satisfaction.

CUSTOMERS


    We provide our services to end-user businesses, system integrators, Web site development firms and other organizations. Our customers are located in over 50 countries around the world, including in North America, Europe and select Pacific Rim locations. As of March 31, 2000, our primary data center housed over 1,200 Internet servers for more than 900 customers. Our customers are comprised primarily of small- to medium-sized enterprises. As a result, our top 10 customers, in the aggregate, represented less than 15% of our revenues in 1999, and no single customer represented more than 4% of our revenues in 1999.


STRATEGIC RELATIONSHIPS


    - RED HAT. In March 2000, we executed a memorandum of understanding with Red Hat for a proposed joint marketing arrangement. The joint marketing proposal contemplates that we will jointly promote our respective products and services by entering into a "Premier Partner" relationship, which will allow each party to place its marks and information about its products and services on the other party's Web site. As a Premier Partner of Red Hat, we will have prominent placement as a managed hosting vendor within Red Hat's recently launched Open Source Marketplace. In addition, the proposal contemplates that Red Hat will distribute Rackspace.com information with its version 7.0 software, which is scheduled for release later this year. We also propose to enter into a strategic alliance agreement with Red Hat under which we will agree with Red Hat to jointly promote each other's products and services through non-Internet marketing initiatives. The proposed arrangement contemplates our payment of an upfront fee and customer referral fees to Red Hat. In addition, Red Hat invested
      $2.0 million in our March 2000 private placement. There are no future performance obligations or stated or unstated rights or privileges associated with this investment by Red Hat.


    - PEROT SYSTEMS. In March 2000, we entered into a distribution agreement with Perot Systems. This agreement provides for (1) customer referrals for our services by Perot Systems, (2) the establishment of a hot-link between the parties' Web sites, (3) the placement of the Rackspace.com Configurator on Perot Systems' primary Web site and (4) the creation of a joint marketing program. We have agreed to pay Perot Systems a fee based upon revenues derived by us under this agreement.

    - SUN MICROSYSTEMS. We serve as an Embedded Solutions Provider of the Microelectronics Division of Sun Microsystems. Under this arrangement, we custom build servers and provide managed hosting solutions based on Sun's Solaris platform. As Solaris is an established operating system for many enterprise applications, we believe that this relationship will complement our ability to support our customers' needs as they expand their implementation of enterprise applications in Internet-based internal networks, or intranets.

    - OTHER STRATEGIC RELATIONSHIPS. We have developed strategic relationships with Trident Data Systems, Mercantec, SiteLite and Akopia to provide enhanced products and services to our customers. For further information, see the section above captioned "--Services--Enhanced Services."

MARKETING AND SALES

    Our marketing efforts are intended to build awareness of our services, create channel partner interest and generate end-user demand. Our marketing activities include participation in technology trade shows and conferences, outbound telemarketing, direct mail advertisements, targeted advertisements on Web sites and searches that are directed at hosting services, advertisements in business and technology publications and regional public relations activities. Additionally, we intend to leverage our current and future strategic relationships through co-marketing and cross-selling campaigns. Our current arrangements with Red Hat, Perot Systems and Sun Microsystems contemplate co-marketing activities that we anticipate will be rolled-out over the next
12 months.

    As part of our marketing and sales efforts, our Rackspace.com Configurator enables our prospective customers to configure, price and order our services online. The Rackspace.com Configurator complements our marketing efforts by supporting our channel partners as well as our end users when they have questions concerning our services or want to begin service. We believe that the Rackspace.com Configurator enables our channel partners and customers to investigate and choose various configuration options and prices in real time.

    We employ both a direct and indirect sales model to generate sales of our managed hosting services. Direct sales are conducted by sales representatives in our San Antonio, Austin, Silicon Valley and London sales offices who field calls generated from referrals and our marketing activities. As of March 31, 2000, our direct sales force consisted of 12 sales representatives. We intend to expand both our outside and inside sales forces as well as our telemarketing activities over the next six months. We also receive direct sales through our Web site via the Rackspace.com Configurator.

    Our indirect sales efforts focus on the establishment of relationships with channel partners, including:

    - independent software vendors, such as Red Hat;

    - information technology service providers, including Perot Systems and other international and regional system integrators and e-business consultants;

    - hardware manufacturers, such as Sun Microsystems;

    - application service providers; and

    - Web site designers and developers.

    Because we focus on offering managed hosting services and, therefore, do not provide application development or system integration services, we believe we are not perceived by our channel partners as competitive to them. Typically, these relationships are collaborative, with our channel partners focusing on hardware design and manufacturing, software development, Web site design and development, and system integration, while we address the hardware deployment and hosting of the end user's Internet operations. As of March 31, 2000, we have established relationships with 18 channel partners.

    To further address sales opportunities, we maintain an "affiliates" program to generate indirect sales. Affiliates are compensated for referring new customers to our service plans. As of March 31, 2000, we had over 200 registered affiliates participating in this program.

    We believe that a significant percentage of our customers will select our services due to a referral from an existing customer or channel partner. Accordingly, we intend to continue to focus significant resources to offer superior customer service and technical support to attain high levels of customer satisfaction which we believe will lead to future referrals. We believe that referrals, combined with our marketing efforts to establish the Rackspace.com brand, will enable us to attract a significant number of new customers for our hosting services.

CUSTOMER SERVICE AND TECHNICAL SUPPORT

    We believe a critical element of our customer service is providing a high level of responsiveness and technical expertise within our customer service and technical support organizations. To this end, each customer is assigned a customer support team that consists of a support specialist and several systems specialists. The support specialist generally addresses routine inquiries concerning billing, network performance, server upgrade status and similar items. Inquiries that are more technically oriented are referred to a systems specialist. In addition, we recently introduced the Rackspace.com Wizard at our Web site. Through use of the Wizard, a channel partner or customer can analyze the configuration of the server system used by the customer to assist the customer in setting up user accounts, adding new Web sites and expanding domain name server entries.

    All systems are monitored and maintained on a 24X7 basis. Monitoring includes the transmission of test signals to each server in five-minute intervals to assure that the server is responding to incoming data requests. In many instances we proactively remedy performance issues before they develop into problems for our customers. Furthermore, we provide customer service and technical assistance on a

24X7 basis via telephone and e-mail. Due to the broad scope of our international operations, we maintain a customer service and technical support staff that is proficient in several languages, including Dutch, French, German and Spanish. We strive to respond within 15 minutes or less to reports of business-critical incidents and to less critical incidents within a two-hour period on an internally-prioritized basis.

    Our customer care system provides support personnel with timely online information regarding the status of all set-up and support activities. Additionally, support personnel have access to information regarding the sales history and current sales activities for each customer account. This integration of support and sales systems enables us to allocate resources with a full knowledge of both new business opportunities and any customer support issues. We believe that this system will support substantially greater economies of scale and quality of service across our customer service and technical support department.


DATA CENTERS AND NETWORK INFRASTRUCTURE



    We currently operate a highly secure, fault-tolerant data center in San Antonio, Texas consisting of up to approximately 12,000 dedicated square feet ready for expansion. This data center can support up to 10,000 servers in a 24X7 hosted environment. Our network is certified as a Cisco-powered network and, accordingly, most of our networking equipment is supplied by Cisco Systems. We believe that our location is an advantageous site for our data center due to the general lack of earthquake activity and other natural calamities affecting the local region. We recently established a data center presence in London to further support our customers in Europe. Our data center in London is housed in a data center facility operated by AboveNet Communications. Our leased space in AboveNet's facility can accommodate up to 1,000 dedicated servers and is fully equipped with multiple levels of physical security, redundant power, environmental controls and high performance Internet connectivity.



    The security controls, physical infrastructure and network of our data centers have been designed to support the rigorous requirements of a robust and reliable Internet hosting service, including:


    - high levels of physical security measures to prevent unauthorized access to the data center;

    - redundant and diverse systems to maintain electrical power, air conditioning and network operation; and

    - high performance Internet connectivity.

  DATA CENTER SECURITY

    We maintain three levels of physical security to restrict unauthorized access to the data center. First, the perimeter of our building is secured with a passkey protection system. Security guards are stationed on a 24X7 basis on the ground floor of our building to control use of the elevators and to investigate suspicious activities. Surveillance cameras are also positioned to enable security guards to monitor data center visits. Second, the elevator to the data center floor, along with the doors at the elevator landing, are controlled by additional passkey systems. Finally, the data center uses a biometric hand scanner identification system to limit entrants to people who have received pre-authorization to access the data center.

  REDUNDANT SYSTEMS

    Operation of servers in our data center is supported by multiple and diverse redundant systems. The primary utility power is supported by an on-site diesel generator which can generate sufficient power to maintain uninterrupted operation of the data center until primary power is restored. Our air conditioning system also has redundant back-up units. Cabling is run diversely within the data center to overcome problems that may occur due to mechanical failure and electrical interference. Multiple fiber transport connections enter our facility at different building penetration points to prevent network outages caused by construction or other events that are outside of our control. Additionally, we use five

Internet backbone providers to help ensure that servers housed within our data center will remain connected to the Internet should any one primary supplier fail to maintain connectivity. We also intend to establish an additional data center in the U.S. to expand our available capacity and maintain a redundant data site that is geographically distant from our primary data center in San Antonio.

  HIGH PERFORMANCE INTERNET CONNECTIVITY


    We designed our network to provide high throughput and low latency by deploying high performance routing and switching equipment from Cisco Systems. With one OC-3 and two OC-12 fiber connections, our U.S. data center provides approximately 1.5 gigabits per second of available transport connectivity. We currently have network agreements with Intermedia, Qwest, SBC Communications, Time Warner Telecom and UUNET. These network agreements generally are long-term contracts over two to five years with monthly pricing based on the amount of network traffic experienced by the respective provider. We currently have network capacity for 2,000 servers at our U.S. data center and can upgrade our capacity through our current network providers to handle up to 5,000 servers. We attempt to maintain low utilization rates to reduce congestion and to absorb bursts of traffic that our customers' applications may produce. As our San Antonio data center is located near the half-way mark between the major U.S. public peering points on the West Coast and East Coast, we have access to both peering points without being dependent on either of them to route our traffic. Additionally, since we have five Internet backbone providers, we often are able to route traffic to the closest backbone termination point that is available to us without traversing congested public exchange points.


COMPETITION

    The markets in which we operate are highly competitive, and competition is increasing because few apparent substantial barriers to entry exist in the managed hosting and colocation markets. Although it is impossible to quantify our relative competitive position in our market, many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we have. We expect that we will face competition from existing competitors as well as new market entrants in the future. The primary competitive factors in our market are:

    - quality of service, including network capability, reliability and functionality;

    - customer service and technical support;

    - variety of services and products offered;

    - technical expertise in developing managed hosting solutions;

    - price;

    - brand name recognition;

    - Internet system engineering and technical expertise;

    - timing of introductions of value-added services and products;

    - network security;

    - financial resources; and

    - conformity with industry standards.

    Our current and potential competitors vary by size and service offerings and by geographic region. These competitors may elect to partner with each other or with focused companies like us to deliver service on Linux or other popular operating systems. They include:


    - other providers of managed hosting services, including Data Return, Digex, Genuity (formerly GTE Internetworking), MCI WorldCom (including UUNET) and USWeb/CKS Group;

    - Internet and application hosting service providers, such as Critical Path, Interliant, Navisite, USINTERNETWORKING and Verio;

    - colocation providers, including AboveNet, Digital Island, Exodus, GlobalCenter and Globix;

    - local, regional and international Internet service providers, such as AppliedTheory, Concentric, EarthLink and PSINet;

    - original equipment manufacturers of servers that have recently introduced hosting services for purchasers of their server products, including Dell and Intel;

    - local, regional and international telecommunications companies, such as AT&T, British Telecommunications, Cable & Wireless, Qwest, Nippon Telegraph and Telephone and Telecom Italia, and the regional Bell operating companies, including Bell Atlantic and U S WEST; and

    - system integrators and large information technology outsourcing companies, such as Andersen Consulting, EDS, IBM, Oracle and PricewaterhouseCoopers.


    We believe that our expertise and primary focus on providing managed hosting services based on the Linux platform enable us to differentiate ourselves from our competitors. We also believe that our emphasis on customer service, rapid deployment, technical support, and our ability to maintain a service delivery infrastructure that is designed to parallel or surpass the performance provided by Internet backbone providers and other telecommunications carriers will further differentiate us from our competitors. Additionally, we focus our marketing and sales methodologies on enabling customers to custom-configure a server that best addresses their short-term needs and to deploy that server within our U.S. data center within 24 hours, which ultimately enhances overall customer satisfaction with our services.


INTELLECTUAL PROPERTY RIGHTS

    We rely on a combination of copyright, trademark, service mark and trade secret laws and contractual restrictions to establish and protect certain proprietary rights in our data, applications and services. We have no patented technology that would bar competitors from our market. We are in the process of filing federal and international registrations for the trademark "Rackspace.com." In addition, "PrivateNet," "Leader in Linux," "Rackspace.com Configurator" and "Rackspace.com Wizard" are unregistered trademarks of our company.

GOVERNMENT REGULATION

    As a provider of managed hosting services, we are not currently subject to direct federal, state or local government regulation, other than regulations applicable to businesses generally. We could also, under some circumstances, become subject to foreign laws and regulations.

    To date, the number of laws and regulations with direct applicability to Internet-related products and services has been relatively limited. Congress enacted the "Digital Millennium Copyright Act," which became effective in October 1998. The Digital Millennium Copyright Act provides a limitation on liability of online service providers for copyright infringement for transmitting, routing or providing connections, transient storage, caching or storage at the direction of a user, if the service provider had no knowledge or awareness that the transmitted or stored material was infringing and meets other specified conditions. Since this law has not been extensively interpreted by U.S. courts and does not apply outside of the U.S., we are unsure of how it will be applied to limit any liability we may face in the future for any possible copyright infringement or copyright-related issues. This law also requires service providers to follow "notice and take-down" procedures and to meet other conditions in order to be able to take advantage of the limitation on liability. We have not yet implemented these procedures, met these conditions or evaluated the cost of complying with them. However, our customers are subject to an acceptable use policy which prohibits them from transmitting, storing or distributing material on or through any of our services which, in our sole judgment is (1) in violation of any U.S. federal, state or local law or regulation, (2) fraudulent online marketing or sales practices or (3) fraudulent customer information, including identification and payment information. Although this policy is designed to promote the security, reliability and privacy of our systems and network, we cannot be certain that our policy will accomplish this goal or effectively limit our liability.

    Despite enactment of the Digital Millennium Copyright Act, the law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks remains largely unsettled. It is possible claims could be made against online services companies and Internet access providers under both U.S. and foreign law for defamation, obscenity, negligence, copyright or trademark infringement, or other theories based on the nature and content of the materials disseminated through their networks. Several private lawsuits seeking to impose liability upon online services companies and Internet access providers are currently pending. Application of existing, modified or new legislation or regulations to our services and products could materially and adversely affect our business.

    Although sections of the Communications Decency Act of 1996 that proposed to impose criminal penalties on anyone distributing indecent material to minors over the Internet were held to be unconstitutional by the U.S. Supreme Court, similar laws may be proposed, adopted and upheld. The nature of future legislation and the manner in which it may be interpreted and enforced cannot be fully determined and, therefore, legislation similar to the Communications Decency Act could subject us and/or our customers to potential liability, which in turn could harm our business. The adoption of any of these types of laws or regulations might decrease the growth of the Internet, which, in turn, could decrease the demand for our services or increase our cost of doing business or in some other manner harm our business.

    Due to the increasing popularity and use of the Internet, it is likely that a number of additional laws and regulations with respect to the Internet may be adopted in foreign jurisdictions, or at the federal, state and local levels, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security, access fees and the convergence of traditional telecommunications services with Internet communications. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. The vast majority of these laws were adopted prior to the advent of the Internet and related technologies and, as a result, do not contemplate or address the unique issues of the Internet and related technologies. The adoption or application of any laws or regulations of this type might decrease the growth of the Internet, which in turn, could decrease the demand for our services, increase the cost of doing business or in some other manner harm our business.

EMPLOYEES

    As of April 30, 2000, we had 107 employees. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

FACILITIES


    Our corporate headquarters are located in San Antonio, Texas and consist of approximately 16,600 square feet of office space that is leased until February 2003. We also maintain sales offices in Austin, Texas, Santa Clara, California and London. Our London data center, which began operations in June 2000, is located within a state-of-the-art data center operated by AboveNet Communications. Our current arrangements with AboveNet provide us with 300 square feet of leased space, with options to double the available space, under a long-term lease.


LEGAL PROCEEDINGS

    We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

    The following table sets forth information concerning our executive officers, directors and key employees as of April 30, 2000:


                 NAME                            AGE                                POSITION(S)
                 ----                    --------------------                       -----------
Graham M. Weston.......................                    36   Chief Executive Officer and Director
Morris A. Miller.......................                    33   President, Chief Operating Officer and Director
Lanham Napier..........................                    29   Chief Financial Officer
Richard K. Yoo.........................                    25   Chief Technology Officer
David E. Bryce.........................                    28   Vice President, Operations
Patrick R. Condon......................                    24   Vice President, Business Development
Dirk J. Elmendorf......................                    24   Vice President, Product Development
Quincy J. Lee..........................                    28   Vice President, Finance
John J. Miksa..........................                    45   Vice President, Channel Sales
Lew Moorman............................                    29   Vice President, Marketing and Strategic Planning


------------------------

    GRAHAM M. WESTON has served as our Chief Executive Officer since July 1999 and as a director since March 2000. Prior to joining us, Mr. Weston was a founder and principal at Assessment Technologies, Inc., an ad valorem tax consulting firm. Mr. Weston is also Chief Executive Officer of Weston Properties, LLC, a real estate company owning industrial and office properties in Texas. Mr. Weston received a B.S. from Texas A&M University.

    MORRIS A. MILLER has served as our Chief Operating Officer since July 1999 and as our President and a director since March 2000. From March 1997 to June 1999, Mr. Miller was a managing director for Knightsbridge, LC, an investment management firm. From July 1995 to March 1997, Mr. Miller was a principal in Curtis Hill Publishing Company, a legal software publishing company, which was subsequently acquired. Mr. Miller received a B.A. in psychology from The University of Texas at Austin and a J.D. from Southern Methodist University.

    LANHAM NAPIER has served as our Chief Financial Officer since April 2000. From June 1997 to April 2000, Mr. Napier served as a director for Silver Brands Partners, an investment company. From May 1993 to June 1995, Mr. Napier worked as an analyst for Merrill Lynch & Co., an investment banking firm. Mr. Napier received a B.A. in economics from Rice University and an M.B.A. from Harvard University.

    RICHARD K. YOO is one of our co-founders and has served as our Chief Technology Officer since December 1998. From January 1998 to December 1998, Mr. Yoo was a co-founder and principal of Cymitar Technology Group, Inc., an information technology consulting company. From January 1996 to December 1997, Mr. Yoo was a principal of Cymitar Network Systems, a partnership. Mr. Yoo attended Trinity University from September 1993 to February 1996.

    DAVID E. BRYCE has served as our Vice President, Operations since
November 1999. From January 1995 to November 1999, Mr. Bryce founded and served as a principal for USA EnviroClean, Inc, a commercial services company. While at USA EnviroClean, Mr. Bryce also co-founded and consulted with the Pearl Group, a consulting firm. Mr. Bryce received a B.A. in business administration from Ambassador University.

    PATRICK R. CONDON is one of our co-founders and has served as Vice President, Business Development since December 1998. Mr. Condon was a co-founder and principal in Cymitar Technology Group, Inc. from June 1998 to
December 1998. From May 1997 to June 1998, Mr. Condon was involved in strategic consulting for high technology clients for Focus, Inc., a management consulting company. From February 1996 to January 1997, Mr. Condon worked for Global Village

Communication, Inc., a communications hardware company. Mr. Condon received a B.A. in finance from Santa Clara University.

    DIRK J. ELMENDORF is one of our co-founders and has served as Vice President, Product Development since December 1998. From December 1997 to December 1998, Mr. Elmendorf was a principal in Cymitar Technology Group, Inc. From August 1996 to December 1997, Mr. Elmendorf worked for Cymitar Network Systems. Mr. Elmendorf received a B.A. in international economics from Trinity University.


    QUINCY J. LEE has served as our Vice President, Finance since
September 1999. From September 1999 to April 2000, Mr. Lee served as our Chief Financial Officer. From August 1998 to March 1999, Mr. Lee served as a Vice President of Finance of FlashNet Communications, Inc., an Internet service provider. From September 1997 to August 1998, Mr. Lee worked as an assistant portfolio manager for Kleinheinz Capital, Inc., an investment management firm. Prior to this time, Mr. Lee worked with the corporate finance group of Deloitte & Touche, LLP. Mr. Lee received a B.B.A. in accounting and a B.A. in economics from The University of Texas at Austin and an M.B.A. from Rice University.


    JOHN J. MIKSA has served as our Vice President, Channel Sales and Strategic Alliances since December 1999. From June 1997 to November 1999, Mr. Miksa was responsible for business development for application outsourcing at Computer Sciences Corporation, a consulting firm. From July 1990 to February 1997,
Mr. Miksa held various management positions with General Electric Information Services and AMR Corporation, including professional services, marketing, sales and global channel development. Mr. Miksa received a B.S. in computer sciences from the University of West Florida.


    LEW MOORMAN has served as our Vice President, Marketing and Strategic Planning since April 2000. From September 1997 through March 2000, Mr. Moorman served in several positions at McKinsey & Company, a consulting company, and most recently as Engagement Manager for the E-commerce Practice Group. From May 1996 to August 1996, Mr. Moorman worked as an investment analyst for Silver Brands. Mr. Moorman received a B.A. in political science from Duke University and a J.D. from Stanford Law School.


BOARD COMPOSITION


    Our authorized board of directors is fixed at five members, with three vacancies existing. We intend to fill these vacancies prior to the consummation of this offering. Our certificate of incorporation provides that at the first annual meeting of stockholders following this offering, our board of directors will be divided into three classes, Class I, Class II and Class III, each of whose members will serve for a staggered three-year term.


    Any additional directorships resulting from an increase in the authorized number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Upon expiration of the term of a class of directors, the directors in that class will be elected for three-year terms at the annual meeting of stockholders in the year in which their term expires. With respect to each class, directors' terms are subject to the election and qualification of their successors, or their death, resignation or removal. This staggered classification of the board of directors may have the effect of delaying or preventing changes in control of our company or our management.

BOARD COMMITTEES

    We will establish an audit committee of the board prior to the effective date of the registration statement for this offering. This committee will review and monitor our internal accounting procedures and the results and scope of the annual audit and other services provided by our independent accountants. The audit committee also will consult with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, will initiate inquiries into aspects of our financial affairs. In addition, the audit committee will be responsible for considering and recommending the appointment of, and reviewing fee arrangements with, our independent auditors.

    We also will establish a compensation committee concurrently with the formation of the audit committee. The compensation committee will recommend, review and oversee the salaries, benefits and stock plans for our directors, executive officers and other employees. The compensation committee also will administer our stock plans.

DIRECTOR COMPENSATION

    Other than reimbursing directors for customary and reasonable expenses of attending board of director or committee meetings, we do not intend to pay cash compensation to our directors. Under our 2000 Stock Incentive Plan, each
non-employee board member who first joins our board after       , 2000 will
automatically receive a grant of an option to purchase       shares of common
stock at the time of his or her commencement of board service. In addition, on the date of each annual stockholders meeting beginning in 2001, each non-employee member of the board of directors who is to continue to serve as a non-employee board member will be automatically granted an option to purchase shares of common stock. See "--2000 Stock Incentive Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    We did not have a compensation committee during 1999. During that period, the general partner of Rackspace, Ltd. made decisions regarding compensation to our executive officers. None of our executive officers serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or our compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws authorize indemnification of directors and officers to the fullest extent permitted by Delaware law. We plan to maintain directors' and officers' liability insurance and will enter into indemnification agreements with all of our directors and executive officers.

EXECUTIVE COMPENSATION

    Our chief executive officer received no compensation during the year ended December 31, 1999. No executive officer had annual compensation in excess of $100,000 during the year ended December 31, 1999. No stock options were granted to any of our executive officers during the year ended December 31, 1999.

EMPLOYMENT AGREEMENTS

    We require each of our employees to enter into confidentiality agreements prohibiting the employee from disclosing any of our confidential or proprietary information. Rackspace is currently in negotiations with Mr. Weston concerning the terms of his employment agreement.

1999 UNIT OPTION PLAN


    As of March 31, 2000, options to purchase 432,897 limited partner interests were outstanding under our 1999 Unit Option Plan. Upon the completion of this offering, no additional options will be granted under the plan and all outstanding options will be converted, on a 1-for-1 basis, into the right to purchase shares of our common stock. Currently outstanding options under this plan will remain outstanding until exercised or until the options terminate or expire in accordance with their terms.


    The administrator of the 1999 Unit Option Plan is the general partner of Rackspace, Ltd. The administrator of the plan may modify the plan, make interpretations and adopt rules and regulations for carrying out the plan. The plan may be terminated or amended at any time. However, termination or amendment will not adversely affect rights granted under the plan prior to the amendment or termination.

    Options generally vest one-third on each of the anniversary dates following the grant date. The optionees forfeit their options if they compete with us at any time while the option remains outstanding. Any options granted under this plan will expire on or before seven years from the date of the grant.

    The options are granted at fair market value which, unless otherwise determined in good faith by the administrator pursuant to its powers set forth in the plan, is deemed to equal the greater of (1) $50,000,000 divided by the number of limited partner interests outstanding, (2) the last purchase price in an arms' length transaction closed within 120 days prior to the date the option is granted, or (3) our annualized revenue based on our revenues for the previous month as the basis for the determination times 10, and then divided by the limited partner interests then outstanding.

    The options terminate to the extent not vested at the time the optionee is no longer a full-time employee. If the option is vested and exercisable, it must be exercised within 60 days of termination of the optionee's employment. If vested and not exercisable, the option terminates on the 120th day following the last day of the optionee's employment. Options are not transferable, other than upon the death or under the will of the holder or by intestate succession.

2000 STOCK INCENTIVE PLAN

    The 2000 Stock Incentive Plan is intended to serve as the successor equity incentive program to our 1999 Unit Option Plan. The 2000 Stock Incentive Plan
became effective on       , 2000.

    We have authorized       shares of common stock for issuance under the 2000
Stock Incentive Plan. The share reserve will automatically be increased on the first trading day of January each calendar year, beginning in January 2001, by a number of shares equal to 1% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year,
but no such annual increase will exceed       shares. However, in no event may
any one participant in the 2000 Stock Incentive Plan receive option grants or
direct stock issuances for more than       shares in the aggregate per calendar
year.

    The 2000 Stock Incentive Plan has four separate programs. The first program is the discretionary option grant program under which eligible individuals in our employ or service, including officers, non-employee board members and consultants, may be granted options to purchase shares of our common stock. The second program is the stock issuance program under which eligible individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services. The third program is the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants. The fourth program is the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

    The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine:

    - which eligible individuals are to receive option grants or stock issuances;

    - the time or times when option grants or stock issuances are to be made;

    - the number of shares subject to each grant or issuance;

    - the exercise or purchase price for each grant or issuance;

    - the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws;

    - the vesting schedule to be in effect for the option grant or stock issuance; and

    - the maximum term for which any granted option is to remain outstanding.

The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program for the non-employee board members.

    The exercise price for options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. Options may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price, and any associated withholding taxes incurred in connection with the acquisition of shares, with a full-recourse, interest-bearing promissory note.

    In the event that we are acquired, whether by merger or asset sale or sale by our stockholders of more than 50% of our voting stock in a transaction recommended by the board of directors, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued will automatically accelerate in full, and all unvested shares under the discretionary option grant and stock issuance programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect. The compensation committee may grant options under the discretionary option grant program which will accelerate in the event of an acquisition even if the options are assumed, or which will accelerate if the optionee's service is subsequently terminated.

    The compensation committee may grant options and issue shares which accelerate in connection with a hostile change in control effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members, or which accelerate upon a subsequent termination of an individual's service. Stock appreciation rights may be issued under the discretionary option grant program which will provide the holders with the option to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares subject to the surrendered option less the aggregate exercise price payable for the shares. Such appreciation distribution may be made in cash or in shares of our common stock. There are currently no outstanding stock appreciation rights.

    The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or a different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    In the event the compensation committee elects to activate the salary investment option grant program for one or more calendar years, each of our executive officers and other highly compensated employees selected for participation may elect to reduce his or her base salary for that calendar year
by a specified dollar amount not less than $      nor more than $      . In
return, the individual will be automatically granted, on the first trading day in the calendar year for which the salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our common stock on the grant date. The option exercise price will be equal to one-third of the fair market value of the option shares on the grant date. As a result, the fair market value of the option shares on the grant date less the exercise price payable for those shares will be equal to the salary reduction amount. The option will become exercisable in a series of 12 equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting in the event of an acquisition or change in control of our company.

    Under the automatic option grant program, each individual who first joins
our board after       , 2000 as a non-employee board member will be
automatically granted an option for       shares of our common stock at the time
of his or her commencement of board service. In addition, on the date of each annual stockholders meeting, beginning with the meeting in the year 2001, each individual who is to continue to serve as a non-employee board member will receive an option
grant to purchase       shares of our common stock. Each automatic grant will
have an exercise price equal to the fair market value per share of our common stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each share option will become exercisable upon the optionee's completion of months of board service measured from the option grant date and each share option grant will become exercisable upon the optionee's completion of six months of service measured from the grant date. However, each outstanding option will immediately vest upon an acquisition or change in control or the death or disability of the optionee while serving as a board member.

    Limited stock appreciation rights will automatically be included as part of each grant made under the automatic option grant and salary investment option grant programs and may be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the highest price per share of common stock paid in connection with the tender offer less the exercise price payable for the share.

    The board may amend or modify the 2000 Stock Incentive Plan at any time, subject to any required stockholder approval. The 2000 Stock Incentive Plan will
terminate no later than             , 2010.

2000 EMPLOYEE STOCK PURCHASE PLAN

    The 2000 Employee Stock Purchase Plan is designed to allow our eligible employees and any participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through periodic payroll deductions. A total of shares of our common stock are reserved for issuance under the plan.

    The plan has a series of successive offering periods, each with a maximum
duration of 24 months. The initial offering period began in           , 2000 and
will end on the last business day in       . The next offering period will begin
on the first business day in       , and subsequent offering periods will be set
by our compensation committee.

    Individuals who are eligible employees on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date, generally February 1 or August 1 each year. Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

    A participant may contribute up to   % of his or her cash earnings through
payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semi-annual purchase date, the last business day in January and July each year. The purchase price
per share will be   % of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. In no event, however, may any
participant purchase more than       shares, nor may all participants in the
aggregate purchase more than       shares on any one semi-annual purchase date.
Should the fair market value of our common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

    The board may at any time amend or modify the plan. The plan will terminate no later than the last business day in 2010.

                              CERTAIN TRANSACTIONS

OUR FORMATION


    In connection with the formation of Rackspace, Ltd. in December 1998, Messrs. Condon, Elmendorf and Yoo each received limited partner interests. Trout, Ltd. also received limited partner interests at that time. As part of our holding company restructuring, these limited partner interests will be exchanged for shares of our common stock, which will result in Messrs. Condon, Elmendorf and Yoo and Trout, Ltd. receiving 792,380 shares, 396,190 shares, 3,565,714 shares and 7,279,619 shares of our common stock, respectively. These numbers reflect a 10-for-1 limited partner interest split effected on November 30, 1999. Messrs. Weston and Miller, our directors and executive officers, are the managing members of the general partner of Trout, Ltd and the sole beneficial owners of Trout, Ltd.



    Macroweb, LC is the general partner of Rackspace, Ltd., and holds the general partner interest in Rackspace, Ltd. which will be converted into 9,904 shares of our common stock in connection with our holding company restructuring. Messrs. Weston and Miller are the managing members of Macroweb, LC. Following the restructuring, Macroweb, LC will no longer serve as the general partner of Rackspace, Ltd.


FINANCING PROVIDED BY EXETER FINANCIAL, LC

    Since our formation in December 1998, we have been financed, in part, by loans made by Exeter Financial, LC an entity affiliated with Messrs. Weston and Miller. Exeter Financial, LC provided us with cash advances in the principal amount of approximately $1.6 million. These cash advances accrued interest at a fixed rate of 8% per year with repayments of the principal and interest due over a five-year period beginning on January 2002. During 1999, Exeter Financial, LC assigned its right to repayment of this indebtedness to Trout, Ltd. On
September 29, 1999, Trout, Ltd. converted $1.1 million of indebtedness, representing the amount of principal and interest then outstanding under the credit agreement, into 1,904,762 limited partner interests. This number reflects a 10-for-1 limited partner interest split effected on November 30, 1999. On November 30, 1999, Trout, Ltd. also converted $500,000 of the principal outstanding under the second financial commitment into 238,095 limited partner interests.

2000 PRIVATE PLACEMENT


    In March 2000, we raised gross proceeds of $11.1 million through a private placement of limited partner interests in Rackspace, Ltd. to a group of investors. The investors in this financing were Norwest Venture Partners VII, L.P., entities affiliated with Sequoia Capital, Red Hat, Inc. and Tailwind Capital Partners 2000, L.P., for 1,015,901, 530,035, 353,357 and 53,004 limited partner interests, respectively. We also have issued Norwest Venture
Partners VII, L.P., and entities affiliated with Sequoia Capital warrants to
purchase       and       of our limited partner interests, respectively. In
connection with our holding company restructuring, these limited partner interests will be converted into an aggregate of 1,952,297 shares of our common
stock. The warrants convert into rights to purchase       shares of our common
stock upon the completion of our holding company restructuring. Tailwind Capital Partners 2000, L.P. is an affiliate of Thomas Weisel Partners LLC, an underwriter in this offering.


1999 PRIVATE EQUITY FINANCING


    In connection with our November 30, 1999 financing, we sold an aggregate of 2,766,667 limited partner interests at $2.10 per interest, for a total purchase price of $5.8 million, which includes the conversion into limited partner interests of the principal amount of $500,000 described above. In connection with our holding company restructuring, these limited partner interests will be exchanged for 2,766,667 shares of our common stock. On November 30, 1999, we also granted warrants to Trango

Capital, LLC and The Hamilton Companies LLC giving them the right to purchase 380,952 and 238,095 limited partner interests, respectively, at an aggregate exercise price of $800,000 and $500,000, respectively. This warrant will convert into a right to purchase our common stock upon the completion of our holding company restructuring. On January 17, 2000, The Hamilton Companies LLC exercised its right to purchase 238,095 limited partner interests at an aggregate exercise price of $500,000. Quincy Lee, our executive officer, is the managing member of Trango Capital, LLC. Trango Capital, LLC is the general partner of First Inning Investors, L.P., an entity affiliated with Quincy Lee. In connection with the holding company restructuring, these limited partner interests and warrants to acquire limited partner interests will be exchanged on a 1-for-1 basis for shares of our common stock, with fractional interests rounded to the nearest whole share.


    The following table shows affiliates of our executive officers, directors and our 5% stockholders who participated in this private equity investment.


                                                                                              PERCENT OWNED
   OFFICERS, DIRECTORS AND                                               NUMBER OF SHARES       FOLLOWING
       5% STOCKHOLDERS                   RELATIONSHIP TO US             BENEFICIALLY OWNED    THE OFFERING
------------------------------  -------------------------------------   -------------------   -------------
Trout, Ltd.                     Entity affiliated with Graham Weston         7,279,619             36.1%
                                and Morris Miller
Isom Capital Partners I, L.P.   Principal stockholder                        1,219,048              6.1
First Inning Investors, L.P.    Entity affiliated with Quincy Lee              619,048              3.1
Beaulieu River Capital LC       Entity affiliated with Graham Weston           357,143              1.8
  (formerly, Weston Investment
  Interests, LC)
MiniPat & Company, Ltd.         Entity affiliated with Patrick Condon           95,238                *


------------------------

* less than 1%

    Beaulieu River Capital LC, formerly Weston Investment Interests, LC, incident to purchasing 357,143 limited partner interests in connection with our November 30, 1999 financing, delivered to us a promissory note with an interest rate of 8% per year which was paid in full on February 18, 2000. Mr. Weston is the managing member of Beaulieu River Capital LC.

    Patrick Condon, an executive officer, serves as the general partner of MiniPat & Company, Ltd.

    See "Principal Stockholders" for a discussion of the beneficial ownership of our directors, executive officers and 5% stockholders.

LEASES

    During 1999, we leased our corporate offices in San Antonio, Texas from the Santa Clara Land Company, an entity affiliated with Graham Weston, for approximately $3,000 per month. On February 22, 2000, we entered into a three-year lease agreement with Santa Clara Land Company. This agreement provides for monthly rent of approximately $12,000, $16,000 and $31,000 in 2000, 2001 and 2002, respectively.

REGISTRATION RIGHTS


    After 180 days from the date of this prospectus, each of Isom Capital Partners I, L.P., First Inning Investors, L.P., MiniPat & Company, Ltd., The Hamilton Companies LLC, Beaulieu River Capital LC, 2M Technology Ventures, L.P., Red Hat, Inc., Norwest Venture Partners VIII, L.P., entities affiliated with Sequoia Capital and Tailwind Capital Partners 2000, L.P. will have the right to demand that we register the 4,838,012 shares of our common stock held by them prior to this offering. Trout, Ltd. will also have the right to participate in this demand with respect to the 238,095 shares of common stock held by it. Trango Capital, LLC, Norwest Venture Partners VIII, L.P. and entities affiliated with Sequoia Capital also have the right to include the shares that are subject to their respective warrants in any demand registration. See "Description of Capital Stock--Registration Rights" for a description of these registration rights.


PURCHASE AGREEMENT

    In December 1998, Rackspace, Ltd. acquired substantially all of the assets of Cymitar Technology Group, Inc. for approximately $192,000. This purchase price represented the aggregate amount of liabilities assumed by it under the terms of the asset purchase and sale agreement. At that time, Messrs. Condon, Elmendorf and Yoo, who are executive officers, were officers and significant stockholders of Cymitar Technology Group, Inc.

DIRECTED SHARE PROGRAM


    The underwriters have reserved for sale, at the initial offering price, up to 240,000 shares of our common stock for directors, employees and other persons associated with us who have expressed an interest in purchasing common shares in this offering.


OPTION GRANTS TO DIRECTORS AND EXECUTIVE OFFICERS

    In the first quarter of 2000, we issued options to several of our directors and executive officers. Our non-employee directors also will receive grants under our 2000 Stock Incentive Plan. See "Management--Director Compensation," "--2000 Stock Incentive Plan" and "Principal Stockholders."

INDEMNIFICATION AGREEMENTS

    We will enter into indemnification agreements with each of our executive officers and directors prior to the effective date of the registration statement for this offering.

FUTURE TRANSACTIONS

    All future transactions between us and our executive officers, directors and affiliates will be approved by a majority of the independent members or disinterested members of our board of directors and will be on terms no less favorable than that which could be obtained from unrelated third parties.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of April 30, 2000, on a pro forma basis to reflect the completion of the holding company restructuring and on a pro forma as adjusted basis to reflect the sale of common stock offered by us in this offering for:

    - each person known by us to beneficially own more than 5% of our common stock;

    - our chief executive officer;

    - each of our directors; and

    - all of our executive officers and directors as a group.


    Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power or investment power with respect to securities is treated as a beneficial owner of those securities. Shares subject to options or rights currently exercisable or exercisable within 60 days of April 30, 2000 are considered beneficially owned by the person holding these options or rights. Unless otherwise indicated, the address for each 5% stockholder listed in the table is c/o Rackspace.com, Inc., 425 Soledad, Suite 500, San Antonio, Texas 78205.



    The post-offering ownership percentages in the table below assume that the underwriters will not exercise their over-allotment option to purchase 480,000 additional shares from us.



                                                                             PERCENTAGE OF BENEFICIAL
                                                               NUMBER OF             OWNERSHIP
                                                                 SHARES      -------------------------
                                                              BENEFICIALLY     BEFORE        AFTER
NAME OF BENEFICIAL OWNER                                         OWNED        OFFERING      OFFERING
------------------------                                      ------------   ----------   ------------
Graham M. Weston (1)........................................    7,662,539       45.1%         38.0%
Morris A. Miller (2)........................................    7,305,396       43.0          36.2
Richard K. Yoo..............................................    3,565,714       21.0          17.7
Quincy J. Lee (3)...........................................    1,000,000        5.8           4.9
Patrick R. Condon (4).......................................      895,713        5.3           4.4
Trout, Ltd. ................................................    7,279,619       42.9          36.1
Isom Capital Partners I, L.P. (5)...........................    1,219,048        7.2           6.1
Norwest Venture Partners VIII, L.P. (6).....................    1,015,901        6.0           5.0
All executive officers and directors as a group (eleven
  persons) (7)..............................................   13,604,947       77.9%         65.9%


------------------------


(1) Includes 15,873 shares issuable upon the exercise of stock options. Also includes 7,279,619 shares held of record by Trout, Ltd. Mr. Weston serves as a managing member of the general partner of Trout, Ltd. Also includes 357,143 and 9,904 shares held of record by Beaulieu River Capital LC and Macroweb, LC, respectively, for which Mr. Weston is a managing member.
    Mr. Weston disclaims beneficial ownership of the shares held by Trout, Ltd., Macroweb, LC and Beaulieu River Capital LC, except to the extent of his pecuniary interest in these shares.



(2) Includes 15,873 shares issuable upon the exercise of stock options. Also includes 7,279,619 shares held of record by Trout, Ltd. Mr. Miller serves as a managing member of the general partner of Trout, Ltd. Also includes 9,904 shares held of record by Macroweb, LC for which Mr. Miller is a managing member. Mr. Miller disclaims beneficial ownership of the shares held by Trout, Ltd. and Macroweb, LC, except to the extent of his pecuniary interest in these shares.



(3) Includes 619,048 shares held of record by First Inning Investors, L.P. Also includes 380,952 shares issuable upon the exercise of an outstanding warrant held by Trango Capital, LLC. Mr. Lee is the managing member of Trango Capital, LLC, the general partner of First Inning Investors, L.P.

    Mr. Lee disclaims beneficial ownership of the shares held by First Inning Investors, L.P. and Trango Capital, LLC, except to the extent of his pecuniary interest in these shares.



(4) Includes 8,095 shares issuable upon the exercise of stock options. Includes 95,238 shares held of record by MiniPat & Company, Ltd. for which Mr. Condon serves as the general partner. Mr. Condon disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in these shares.


(5) The address for this stockholder is 970 Isom Road, San Antonio, Texas 78216.
    S. James Bishkin is the beneficial owner and has sole voting power of these shares.

(6) Includes         shares issuable upon the exercise of an outstanding
    warrant. The address for this stockholder is 245 Lyton Street, Palo Alto, California 94301-1426.


(7) Includes 489,710 shares issuable upon the exercise of stock options and warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    Upon completion of this offering, our authorized capital stock will consist of 170,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share. The following is a summary of material terms of the common stock and preferred stock. The following summary is qualified by reference to our certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK


    As of March 31, 2000, assuming the completion of our holding company restructuring, there were 16,980,868 shares of common stock outstanding that were held of record by 18 stockholders. Based upon the number of shares outstanding as of that date and after giving effect to the sale of shares of common stock to the public under this prospectus, there will be 20,180,868 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option, upon the closing of this offering.


    The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to limitations under Delaware law and preferences that may apply to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends or other distributions, if any, as may be declared by our board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no cumulative, preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be issued upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

PREFERRED STOCK

    Our certificate of incorporation provides that our board of directors may establish one or more classes or series of preferred stock having the number of shares and relative voting rights, dividend rates, liquidation preferences, and other rights, preferences, and limitations as may be fixed by the board without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation, dissolution or our winding up in such amounts as are established by our board of directors when issuing such shares.

    The issuance of our preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders and may adversely affect voting and other rights of holders of our common stock. In addition, issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding shares of our voting stock. At present, we have no plans to issue any shares of preferred stock.

REGISTRATION RIGHTS


    According to the terms of a registration rights agreement, beginning
180 days after the closing of this offering, some of our stockholders who will hold, in the aggregate, 17,472,543 shares of common stock, which amount includes
380,952 shares,         shares and         shares that may be purchased by
Trango Capital, LLC, Norwest Venture Partners VIII, L.P. and entities affiliated with Sequoia Capital, respectively, under outstanding warrants, may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of their shares. To demand this registration, investors holding an aggregate of at least 8,736,272 shares must request that the registration statement register the resale of all or part of their shares.



    Additionally, some of our stockholders who will hold, in the aggregate, 17,472,543 shares of common stock will have "piggyback" registration rights with respect to the future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, the holders of shares having piggyback registration rights are entitled to receive notice of that registration and are entitled to include their shares in the registration.


    These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We generally are required to bear all of the expenses of registrations under the registration rights agreement, except underwriting discounts and commissions. The registration rights agreement also contains our commitment to indemnify the holders of registration rights for losses they may incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act.

ANTI-TAKEOVER EFFECTS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE
LAW

    Various provisions of our certificate of incorporation and our bylaws could have the effect of delaying or preventing a third party from acquiring our company, even if the acquisition would benefit our stockholders. These provisions are intended to ensure that our board of directors will have sufficient time to act in what the board of directors believes to be in the best interests of our company and stockholders. These provisions could delay or frustrate the assumption of control of our company by the holder or holders of a large block of common stock, and could also discourage or make more difficult a merger, tender offer, or proxy contest that a stockholder may consider in its best interest, including acquisition offers that might result in a premium over the market price for the shares held by stockholders. These provisions of our certificate of incorporation and bylaws are summarized in the following paragraphs.

    CLASSIFIED BOARD OF DIRECTORS. Our certificate of incorporation provides that at the first annual meeting following our initial public offering, our board of directors will be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provisions of our certificate of incorporation and bylaws authorizing our board of directors to fill vacant directorships or increase the size of our board, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors.

    STOCKHOLDER ACTION; SPECIAL MEETING OF STOCKHOLDERS. Our certificate of incorporation provides that stockholders may not take action by written consent, but only at a duly called annual or special meeting of stockholders. Our certificate of incorporation further provides that special meetings of stockholders may be called only by the chairman of the board, the chief executive officer or a majority of our board of directors.

    ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide us with timely written notice of their proposals. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date we released the notice of annual meeting to stockholders in connection with the previous year's annual meeting. If, however, no meeting was held in the prior year or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, then notice by the stockholder, in order to be timely, must be received a reasonable time before we release the notice of annual meeting to stockholders. Our bylaws will also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    AUTHORIZED BUT UNISSUED SHARES. Following this offering, we will have a significant number of authorized but unissued shares of common stock and preferred stock. These shares will be available for future issuance without stockholder approval, subject to various limitations imposed by the Nasdaq National Market. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render it more difficult, or discourage an attempt, to obtain control of our company by means of a proxy contest, tender offer, merger or other transaction.

    SUPERMAJORITY VOTE PROVISIONS. The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our certificate of incorporation will impose supermajority vote requirements in connection with the amendment of certain provisions of our certificate of incorporation, including the provisions relating to the classified board of directors and the elimination of action by written consent of stockholders.

    INDEMNIFICATION. Our certificate of incorporation and bylaws permit us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation limits the personal liability of our board members for breaches by the directors of their fiduciary duties to the fullest extent permitted under Delaware law.

    DELAWARE LAW. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which generally prohibit a Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the stockholder became an interested stockholder, unless:

    - prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors and executive officers; or

    - on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of our outstanding voting stock which is not owned by the interested stockholder.

    For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an "interested stockholder," did own, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, LLC.

NASDAQ NATIONAL MARKET LISTING


    Our common stock has been approved for quotation on the Nasdaq National Market under the trading symbol "RACK."

                        SHARES ELIGIBLE FOR FUTURE SALE


    Sales of substantial amounts of our common stock in the public market could adversely affect the prevailing market prices of our common stock. Upon the consummation of this offering, we will have outstanding an aggregate of 20,180,868 shares of common stock, based on the number of shares outstanding at March 31, 2000 and assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding warrants and stock options. Of these shares, all shares being sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless these shares are purchased by our "affiliates" as the term is defined in Rule 144 under the Securities Act. The following table summarizes the time frames in which issued and outstanding common stock will be eligible for sale in the public market after this offering:



NUMBER OF SHARES                                       DATE
----------------                 -------------------------------------------------
3,200,000                        After the date of this prospectus, freely
                                 tradeable shares sold in this offering.

                                 After 180 days from the date of this prospectus, shares are eligible for sale in the public market under Rule 144 (subject, in some cases, to volume limitations), Rule 144(k) or Rule 701.

                                 At various times more than 180 days from the date of this prospectus, when these shares have been held for more than one year and may be sold in accordance with Rule 144.


    Shares of common stock held by our existing stockholders are "restricted securities" as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which rules are summarized below.

RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year will be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 201,475 shares outstanding immediately after the offering, or


    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not an affiliate of our company at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of certain prior owners other than an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the closing of this offering.

RULE 701

    In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell these shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

LOCK-UP AGREEMENTS

    All of our directors, executive officers and stockholders of our common stock prior to the offering have signed lock-up agreements with the underwriters, which generally require them not to transfer or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus, except under limited circumstances. See "Underwriting--Lock-up."

REGISTRATION RIGHTS


    After this offering, the holders of 17,472,543 shares of our common stock and shares issuable upon the exercise of outstanding options will be entitled to certain rights with respect to the registration of those shares under the Securities Act. See "Description of Capital Stock--Registration Rights." After any registration and resale under a registration statement, these shares will be freely tradeable without restriction under the Securities Act. These sales could have a material adverse effect on the trading price of our common stock.


FORM S-8

    We intend to file a registration statement on Form S-8 under the Securities
Act covering       shares of common stock reserved for issuance under our stock option plans and employee stock purchase plan and the shares reserved for issuance upon exercise of outstanding non-plan options. We expect this registration statement to be filed and to become effective as soon as practicable after the effective date of this offering.

                                  UNDERWRITING

    We intend to offer our common stock through a number of underwriters. Deutsche Bank Securities Inc., Bear, Stearns & Co. Inc. and Thomas Weisel Partners LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the representatives on behalf of the underwriters, we have agreed to sell to the underwriters, and each of the underwriters severally and not jointly has agreed to purchase from us, the number of shares of common stock set forth opposite its name below.


                                                              NUMBER OF
UNDERWRITER                                                     SHARES
-----------                                                   ----------
Deutsche Bank Securities Inc................................
Bear, Stearns & Co. Inc.....................................
Thomas Weisel Partners LLC..................................
                                                              ----------
      Total.................................................   3,200,000
                                                              ==========


    The several underwriters have agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the shares of common stock being sold pursuant to the underwriting agreement if any of the shares of common stock being sold under the terms of the agreement are purchased. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

    We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

    The shares of common stock are being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by counsel for the underwriters and other conditions. The underwriters reserve the right to withdraw, cancel or modify the offer and to reject orders in whole or in part.


    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since
December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 165 filed public offerings of equity securities, of which 122 have been completed, and has acted as a syndicate member in an additional 95 public offerings of equity securities. The limited partners of Tailwind Capital Partners 2000, L.P. are employees of Thomas Weisel Partners LLC. Tailwind Capital Partners purchased 53,004 limited partner interests representing limited partner interests in Rackspace, Ltd. in March 2000 for an aggregate purchase price of $300,000, which units will be converted into 53,004 shares of our common stock prior to this offering. The securities acquired by Tailwind Capital Partners are restricted from sale, transfer, assignment or hypothecation for a period of one year from the date of acquisition. In addition, the registration rights on the securities are limited to no more than one demand right.


COMMISSIONS AND DISCOUNTS

    The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to dealers at that
price less a concession not in excess of $      per share of common stock. The
underwriters may allow, and the dealers may reallow, a discount not in excess of
$      per share of common stock on sales to other dealers. After the initial public offering, the public offering price, concession and discount may change.

    The following table shows the per share and total public offering price, underwriting discount to be paid by us to the underwriters and the proceeds before expenses to us. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

                                                            PER SHARE   WITHOUT OPTION   WITH OPTION
                                                            ---------   --------------   -----------
Public offering price.....................................   $              $               $
Underwriting discount.....................................   $              $               $
Proceeds, before expenses, to us..........................   $              $               $

    The expenses of the offering, exclusive of the underwriting discount, are
estimated at $   and are payable by us.

OVER-ALLOTMENT OPTION


    We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to an aggregate of 480,000 additional shares of our common stock at the public offering price set forth on the cover page of this prospectus, less the underwriting discount. The underwriters may exercise this option solely to cover over-allotments, if any, made on the sale of our common stock offered in this offering. To the extent that the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional shares of our common stock proportionate to the underwriters' initial amount reflected in the foregoing table.


RESERVED SHARES


    At our request, the underwriters have reserved for sale, at the initial public offering price, up to 240,000 of the shares offered in this offering to be sold to some of our directors, officers, employees, distributors, dealers, business associates and related persons. The number of shares of our common stock available for sale to the general public will be reduced to the extent that those persons purchase the reserved shares. Any reserved shares that are not orally confirmed for purchase within one day of the pricing of the offering will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.


LOCK-UP

    We and our executive officers and directors and all existing stockholders have agreed, subject to certain exceptions, without the prior written consent of Deutsche Bank Securities Inc. on behalf of the underwriters for a period of 180 days after the date of this prospectus, not to directly or indirectly:

    - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of or otherwise dispose of or transfer any shares of our common stock or securities convertible into or exchangeable or exercisable for or repayable with our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file a registration statement under the Securities Act with respect to any shares of our common stock; or

    - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of our common stock whether any swap or transaction is to be settled by delivery of our common stock or other securities, in cash or otherwise.

NASDAQ NATIONAL MARKET QUOTATION


    Our common stock has been approved for quotation on the Nasdaq National Market under the symbol "RACK."


    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. The factors to be considered in determining the initial public offering price, in addition to prevailing market conditions, will be the valuation multiples of publicly traded companies that the representatives believe to be comparable to us, our financial information, our history, our prospects, the industry in which we compete, and an assessment of our management, its past and present operations, the prospects for, and timing of, our future revenue, the present state of our development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours. There can be no assurance that an active trading market will develop for our common stock or that our common stock will trade in the public market subsequent to the offering at or above the initial public offering price.

PRICE STABILIZATION, SHORT POSITIONS AND PENALTY BIDS

    Until the distribution of our common stock is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriters to bid for and purchase our common stock. As an exception to these rules, the representatives are permitted to engage in transactions that stabilize the price of our common stock. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock.

    If the underwriters create a short position in our common stock in connection with the offering, that is, if they sell more shares of our common stock than are set forth on the cover page of this prospectus, the representatives may reduce that short position by purchasing our common stock in the open market. The representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The representatives may also impose a penalty bid on underwriters. This means that if the representatives purchase shares of our common stock in the open market to reduce the underwriters' short position or to stabilize the price of our common stock, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. The imposition of a penalty bid might also have an effect on the price of our common stock to the extent that it discourages resales of our common stock.

    Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.


    The underwriters and their respective affiliates may be lenders to, engage in transactions with, and perform services for us in the ordinary course of business.

                                 LEGAL MATTERS


    The validity of the common stock in this offering will be passed upon for us by Brobeck, Phleger & Harrison LLP, Austin, Texas. We have agreed to issue a warrant to Brobeck, Phleger & Harrison LLP to purchase 17,667 shares of common stock with an exercise price of $5.66 per share. Certain legal matters in connection with this offering will be passed upon for the underwriters by Vinson & Elkins L.L.P., Dallas, Texas.


                                    EXPERTS

    The financial statements of Rackspace, Ltd. as of December 31, 1998 and 1999 and for the period from December 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, and the financial statements of Cymitar Technology Group, Inc. for the year ended December 31, 1997 and the period from January 1, 1998 to December 28, 1998 have been included in this prospectus and the registration statement of which this prospectus is a part in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

         WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT RACKSPACE.COM

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act of 1933 with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement and the exhibits thereto. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been or will be filed with our registration statement on Form S-1.

    As a result of this offering, we will be subject to the information and reporting requirements of the Securities Exchange Act of 1934, and will file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

    You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain regional offices. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you without charge at the Securities and Exchange Commission's Web site, http://www.sec.gov.

                          INDEX TO RACKSPACE.COM, INC.

                              FINANCIAL STATEMENTS


Independent Auditors' Report................................    F-2

Balance Sheets at December 31, 1998 and 1999 and March 31,
  2000 (unaudited)..........................................    F-3

Statements of Operations....................................    F-4

  The Company -- For the period from December 29, 1998
    (inception) to December 31, 1998 and for the year ended
    December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000 (unaudited)
  The Predecessor -- For the year ended December 31, 1997 and for the period from January 1, 1998 to December 28, 1998

Statements of Partners' Capital/Stockholders' Equity........    F-5

  The Company -- For the period from December 29, 1998
    (inception) to December 31, 1998 and for the year ended
    December 31, 1999 and the three months ended March 31, 2000 (unaudited)
  The Predecessor -- For the year ended December 31, 1997 and for the period from January 1, 1998 to December 28, 1998

Statements of Cash Flows....................................    F-6

  The Company -- For the period from December 29, 1998
    (inception) to December 31, 1998 and for the year ended
    December 31, 1999 and the three months ended March 31, 1999 and March 31, 2000 (unaudited)
  The Predecessor -- For the year ended December 31, 1997 and for the period from January 1, 1998 to December 28, 1998

Notes to Financial Statements...............................    F-7

The Board of Directors
Rackspace, Ltd.

    When certain of the transactions referred to in note 7 of the Notes to Financial Statements have been consummated, we will be in a position to render the following report.

                                          KPMG LLP


San Antonio, Texas
June 22, 2000


                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Rackspace, Ltd.

    We have audited the accompanying balance sheets of Rackspace, Ltd. (dba Rackspace.com) (the "Company") as of December 31, 1998 and 1999 and the related statements of operations, partners' capital, and cash flows for the period from December 29, 1998 (inception) to December 31, 1998 and the year ended
December 31, 1999 and the statements of operations, stockholders' equity and cash flows of Cymitar Technology Group, Inc. (the Company's Predecessor) for the year ended December 31, 1997 and the period from January 1, 1998 to December 28, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rackspace, Ltd. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from December 29, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999 and the results of operations and cash flows of Cymitar Technology Group, Inc. for the year ended December 31, 1997 and the period from January 1, 1998 to December 28, 1998, in conformity with generally accepted accounting principles.

San Antonio, Texas
February 29, 2000, except
  as to Note 7 which
  is as of       .

                                RACKSPACE, LTD.

                                 BALANCE SHEETS


                                                                                            MARCH 31,
                                                                                              2000
                                                                                            PRO FORMA
                                                        DECEMBER 31,                      STOCKHOLDERS'
                                                    ---------------------    MARCH 31,       EQUITY
                                                      1998        1999         2000         (NOTE 7)
                                                    --------   ----------   -----------   -------------
                                                                            (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.......................  $150,000   $3,794,784   $12,535,029
  Accounts receivable, net of allowance for
    doubtful accounts of $108,691 in 2000, $51,016
    in 1999 and none in 1998......................     5,233      136,260       254,325
  Interest receivable--related party..............        --        4,932            --
  Note receivable.................................        --           --       250,000
  Prepaid expenses and deposits...................        --       19,622       125,128
                                                    --------   ----------   -----------
      Total current assets........................   155,233    3,955,598    13,164,482
Property and equipment, net.......................    70,623    1,666,139     3,965,866
Goodwill, at cost, less accumulated
  amortization....................................   117,305       99,805        95,430
Other assets......................................        --      142,244       514,812
                                                    --------   ----------   -----------
      Total assets................................  $343,161   $5,863,786   $17,740,590
                                                    ========   ==========   ===========
                        LIABILITIES AND PARTNERS' CAPITAL/STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $    896   $  974,961   $ 1,436,129
  Deferred revenue................................        --      150,083       288,141
  Accrued expenses................................       105       95,217       587,116
                                                    --------   ----------   -----------
      Total current liabilities...................     1,001    1,220,261     2,311,386
Note payable and accrued interest--related
  party...........................................   150,066           --            --
                                                    --------   ----------   -----------
      Total liabilities...........................   151,067    1,220,261     2,311,386
Partners' capital/stockholders' equity:
  Partners' capital...............................   192,094    5,393,525    15,429,204
  Note receivable for issuance of partnership
    interest......................................        --     (750,000)           --             --
  Stockholders' equity--pro forma:
    Preferred stock, $0.001 par value, 30,000,000
      shares authorized; no shares issued and
      outstanding.................................                                                  --
    Common stock, $0.001 par value, 170,000,000
      shares authorized; 16,980,868 shares issued
      and outstanding.............................                                              16,981
    Additional paid-in capital....................                                          16,648,286
  Deferred stock compensation.....................        --           --                   (1,236,063)
                                                    --------   ----------   -----------    -----------
      Total partners' capital/stockholders'
        equity....................................   192,094    4,643,525    15,429,204    $15,429,204
                                                    --------   ----------   -----------    ===========
      Total liabilities and partners'
        capital/stockholders' equity..............  $343,161   $5,863,786   $17,740,590
                                                    ========   ==========   ===========


                See accompanying notes to financial statements.

                                RACKSPACE, LTD.

                            STATEMENTS OF OPERATIONS


                                 THE PREDECESSOR                              THE COMPANY
                           ---------------------------   ------------------------------------------------------
                                                         PERIOD FROM
                                                         DECEMBER 29,
                                          PERIOD FROM        1998
                                           JANUARY 1,    (INCEPTION)                      THREE MONTHS ENDED
                            YEAR ENDED      1998 TO           TO         YEAR ENDED    ------------------------
                           DECEMBER 31,   DECEMBER 28,   DECEMBER 31,   DECEMBER 31,   MARCH 31,     MARCH 31,
                               1997           1998           1998           1999          1999         2000
                           ------------   ------------   ------------   ------------   ----------   -----------
                                                                                             (UNAUDITED)
Total revenues...........    $ 72,535      $ 166,632      $       76    $ 1,700,537    $  125,507   $ 1,434,967
                             --------      ---------      ----------    -----------    ----------   -----------
Operating expenses:
  Cost of revenues.......      38,895         73,767              --        513,424        31,232       645,163
  Sales and marketing....         648          3,615              --      1,612,071        78,414     1,639,054
  General and
    administrative.......      47,705        181,260              23        970,155        80,774       994,063
  Product development....          --             --              --         52,712         7,724        99,818
  Depreciation and
    amortization.........       6,912         12,363             262        261,730        20,513       304,442
                             --------      ---------      ----------    -----------    ----------   -----------
      Total operating
        expenses.........      94,160        271,005             285      3,410,092       218,657     3,682,540
                             --------      ---------      ----------    -----------    ----------   -----------
      Loss from
        operations.......     (21,625)      (104,373)           (209)    (1,709,555)      (93,150)   (2,247,573)
                             --------      ---------      ----------    -----------    ----------   -----------
Other income (expense):
  Interest expense.......      (3,247)        (7,767)            (66)       (53,112)       (3,682)           --
  Other income, net......          --             --              --          9,869            --       102,874
                             --------      ---------      ----------    -----------    ----------   -----------
                               (3,247)        (7,767)            (66)       (43,243)       (3,682)      102,874
                             --------      ---------      ----------    -----------    ----------   -----------
      Net loss...........    $(24,872)     $(112,140)     $     (275)   $(1,752,798)   $  (96,832)  $(2,144,699)
                             ========      =========      ==========    ===========    ==========   ===========
  Pro forma basic and
    diluted net loss per
    common share
    (unaudited)..........                                 $    (0.00)   $     (0.16)   $    (0.01)  $     (0.14)
                                                          ==========    ===========    ==========   ===========
  Shares used in
    computing pro forma
    basic and diluted net
    loss per common share
    (unaudited)..........                                 10,000,000     10,733,098    10,000,000    15,035,893
                                                          ==========    ===========    ==========   ===========


                See accompanying notes to financial statements.

                                RACKSPACE, LTD.

              STATEMENTS OF PARTNERS' CAPITAL/STOCKHOLDERS' EQUITY

                                                                     NOTE
                                            PARTNERS'           RECEIVABLE FOR
                                          CONTRIBUTIONS          ISSUANCE OF       DEFERRED         COMMON STOCK       ADDITIONAL
                                     ------------------------    PARTNERSHIP         STOCK       -------------------    PAID IN
                                       UNITS        AMOUNT         INTEREST      COMPENSATION     SHARES     AMOUNT     CAPITAL
                                     ----------   -----------   --------------   -------------   --------   --------   ----------
Balance at December 31, 1996.......          --   $        --            --                --     1,000      $5,552        --
Net loss...........................          --            --            --                --        --          --        --
                                     ----------   -----------     ---------       -----------     -----      ------       ---
Balance at December 31, 1997.......          --            --            --                --     1,000       5,552        --
Net loss...........................          --            --            --                --        --          --        --
                                     ----------   -----------     ---------       -----------     -----      ------       ---
Balance of Predecessor at
  December 28, 1998................          --            --            --                --     1,000      $5,552       $--
                                     ==========   ===========     =========       ===========     =====      ======       ===
Formation of the Company and
  initial contribution--at
  inception (December 29, 1998)....  10,000,000   $   192,369     $      --       $        --        --      $   --       $--
Net loss for the period from
  December 29, 1998 to
  December 31, 1998................          --          (275)           --                --        --          --        --
                                     ----------   -----------     ---------       -----------     -----      ------       ---
Balance at December 31, 1998.......  10,000,000       192,094            --                --        --          --        --
Cash contribution..................          --         7,631            --                --        --          --        --
Conversion of advances on credit
  agreement and accrued interest to
  partnership interest.............   1,904,762     1,082,532            --                --        --          --        --
Conversion of advances on credit
  agreement to partnership
  interest.........................     238,095       500,000            --                --        --          --        --
Sale of partnership interest for
  cash and note receivable, net of
  related costs....................   2,528,571     5,264,066      (750,000)               --        --          --        --
Fair value of services contributed
  by partners......................          --       100,000            --                --        --          --        --
Net loss...........................          --    (1,752,798)           --                --
                                     ----------   -----------     ---------       -----------     -----      ------       ---
Balance at December 31, 1999.......  14,671,428     5,393,525      (750,000)               --        --          --        --
Sale of partnership interest for
  cash.............................     357,143       750,000            --                --        --          --        --
Repayment of note receivable.......          --            --       750,000                --        --          --        --
Sale of partnership interest for
  cash.............................   1,952,297    11,050,000            --                --        --          --        --
Compensatory element of stock
  options granted..................          --     1,616,441            --        (1,616,441)       --          --        --
Amortization of deferred stock
  compensation.....................          --            --            --           380,378        --          --        --
Net loss...........................          --    (2,144,699)           --                --        --          --        --
                                     --------------------------------------------------------------------------------------------
Balance at March 31, 2000..........  16,980,868   $16,665,267     $      --       $(1,236,063)               $   --       $--
                                     ==========   ===========     =========       ===========     =====      ======       ===

                                                        TOTAL
                                                      PARTNERS'
                                                      CAPITAL/
                                     ACCUMULATED    STOCKHOLDERS'
                                       DEFICIT         EQUITY
                                     ------------   -------------
Balance at December 31, 1996.......  $    (8,582)    $    (3,030)
Net loss...........................      (24,872)        (24,872)
                                     ------------    -----------
Balance at December 31, 1997.......      (33,454)        (27,902)
Net loss...........................     (112,140)       (112,140)
                                     ------------    -----------
Balance of Predecessor at
  December 28, 1998................  $  (145,594)    $  (140,042)
                                     ============    ===========
Formation of the Company and
  initial contribution--at
  inception (December 29, 1998)....  $        --     $   192,369
Net loss for the period from
  December 29, 1998 to
  December 31, 1998................           --            (275)
                                     ------------    -----------
Balance at December 31, 1998.......           --         192,094
Cash contribution..................           --           7,631
Conversion of advances on credit
  agreement and accrued interest to
  partnership interest.............           --       1,082,532
Conversion of advances on credit
  agreement to partnership
  interest.........................           --         500,000
Sale of partnership interest for
  cash and note receivable, net of
  related costs....................           --       4,514,066
Fair value of services contributed
  by partners......................           --         100,000
Net loss...........................           --      (1,752,798)
                                     ------------    -----------
Balance at December 31, 1999.......           --       4,643,525
Sale of partnership interest for
  cash.............................           --         750,000
Repayment of note receivable.......           --         750,000
Sale of partnership interest for
  cash.............................           --      11,050,000
Compensatory element of stock
  options granted..................           --              --
Amortization of deferred stock
  compensation.....................           --         380,378
Net loss...........................           --      (2,144,699)
                                     ----------------------------
Balance at March 31, 2000..........  $               $15,429,204
                                     ============    ===========


                See accompanying notes to financial statements.

                                RACKSPACE, LTD.

                            STATEMENTS OF CASH FLOWS


                                            THE PREDECESSOR                                  THE COMPANY
                                      ---------------------------   -------------------------------------------------------------
                                                                     PERIOD FROM
                                                     PERIOD FROM     DECEMBER 29,
                                                      JANUARY 1,         1998                            THREE MONTHS ENDED
                                       YEAR ENDED      1998 TO      (INCEPTION) TO    YEAR ENDED    -----------------------------
                                      DECEMBER 31,   DECEMBER 28,    DECEMBER 31,    DECEMBER 31,     MARCH 31,       MARCH 31,
                                          1997           1998            1998            1999           1999            2000
                                      ------------   ------------   --------------   ------------   -------------   -------------
                                                                                                             (UNAUDITED)
Cash flows from operating
  activities:
  Net loss..........................    $(24,872)     $(112,140)       $   (275)     $(1,752,798)     $ (96,832)     $(2,144,699)
  Adjustments to reconcile net loss
    to net cash provided by (used
    in) operating activities:
      Depreciation and
        amortization................       6,912         12,363             262          261,730         20,513          304,442
      Amortization of deferred stock
        compensation................          --             --              --               --             --          380,378
      Compensation expense for
        services contributed by
        partners....................          --             --              --          100,000             --               --
      Interest accrued on credit
        agreement...................         886          7,642              66           53,112          3,682            4,932
      Changes in operating assets
        and liabilities:
        Receivables.................      (2,146)         1,875             (76)        (135,959)       (19,798)        (118,031)
        Prepaid expenses and other
          assets....................          --             --              --         (163,661)        (2,603)        (485,456)
        Accounts payable and accrued
          expenses..................      (5,956)        51,145           1,001        1,048,530         66,037          953,031
        Deferred revenues...........       1,543         10,052              --          150,083         20,469          138,059
                                        --------      ---------        --------      -----------      ---------      -----------
          Net cash provided by (used
            in) operating
            activities..............     (23,633)       (29,063)            978         (438,963)        (8,532)        (967,344)
Cash flows from investing
  activities:
  Acquisition of property and
    equipment.......................      (5,531)       (47,359)           (978)      (1,837,950)      (228,956)      (2,592,411)
        Issuance of note
          receivable................          --             --              --               --             --         (250,000)
                                        --------      ---------        --------      -----------      ---------      -----------
          Net cash used in investing
            activities..............      (5,531)       (47,359)           (978)      (1,837,950)      (228,956)      (2,842,411)
                                        --------      ---------        --------      -----------      ---------      -----------
Cash flows from financing
  activities:
  Sale of partnership interests,
    net.............................          --             --              --        4,514,066             --       11,800,000
  Repayment of note receivable......          --             --              --               --                         750,000
  Advances on credit agreement......      47,460         70,000         150,000        1,400,000        200,000               --
  Partner contribution..............          --             --              --            7,631             --               --
                                        --------      ---------        --------      -----------      ---------      -----------
          Net cash provided by
            financing activities....      47,460         70,000         150,000        5,921,697        200,000       12,550,000
                                        --------      ---------        --------      -----------      ---------      -----------
          Increase (decrease) in
            cash and cash
            equivalents.............      18,296         (6,422)        150,000        3,644,784        (37,488)       8,740,245
Cash and equivalents, beginning of
  period............................         887         19,183              --          150,000        150,000        3,794,784
                                        --------      ---------        --------      -----------      ---------      -----------
Cash and cash equivalents, end of
  period............................    $ 19,183      $  12,761        $150,000      $ 3,794,784      $ 112,512      $12,535,029
                                        ========      =========        ========      ===========      =========      ===========
Supplemental disclosures of non-cash
  transactions:
  Purchase of certain assets of
    Predecessor for assumption of
    liabilities.....................    $     --      $      --        $192,369      $        --      $      --      $        --
                                        ========      =========        ========      ===========      =========      ===========
  Conversion of advances on credit
    agreement and accrued interest
    to partnership interest.........    $     --      $      --        $     --      $ 1,582,532      $      --      $        --
                                        ========      =========        ========      ===========      =========      ===========
  Sale of partnership interest for
    note receivable.................    $     --      $      --        $     --      $   750,000      $      --      $        --
                                        ========      =========        ========      ===========      =========      ===========


          See accompanying notes to consolidated financial statements.

                                RACKSPACE, LTD.

                         NOTES TO FINANCIAL STATEMENTS

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

    (A) ORGANIZATION AND DESCRIPTION OF BUSINESS

    Rackspace, Ltd. (the "Company"), a Texas limited partnership, was formed on December 29, 1998 to provide Internet hosting services. The Company, at its formation, was owned by Macroweb, LC, a Texas limited liability company (the "General Partner"), Trout, Ltd., a Texas limited partnership, Richard Yoo, Patrick Condon, and Dirk Elmendorf (collectively, the "Limited Partners"). The Company provides Linux-based Internet hosting services primarily targeted to small- to medium-sized enterprises worldwide. Through the Company's hosting services, customers are offered a means to outsource their Internet operations while enabling them to rapidly add bandwidth and upgrade their dedicated server hardware to support their needs as they expand.

    Upon formation, 10,000,000 partner interests were issued. Concurrent with the formation, the Company entered into an asset purchase and sale agreement with Cymitar Technology Group, Inc. ("Cymitar" or "the Predecessor"), a Texas corporation, whereby the Company purchased substantially all of the assets of Cymitar by assuming substantially all of its outstanding liabilities which aggregated $192,369 on the date of the agreement (December 29, 1998). The transaction was accounted for under the purchase method. The purchase price was allocated principally to computer equipment, software and other equipment at their estimated fair values, and the excess of cost over the fair value of net assets acquired of $117,451 was recognized as goodwill which is being amortized over seven years.

    The significant accounting policies and practices utilized by the Predecessor were consistent with those utilized by the Company.

    (B) LIQUIDITY

    The Company has incurred net operating losses and negative cash flows from operations since its inception. Such losses are due primarily to the Company's efforts to aggressively expand its customer base through targeted marketing and advertising initiatives. The Company expects that it will continue to incur net losses as it expends substantial additional resources in an attempt to rapidly increase its market share. There can be no assurance that the Company will achieve or sustain profitability or positive cash flow from its operations. The Company may need to obtain additional debt or equity financing to fund its operations.

    (C) CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid interest-bearing instruments with original maturities of three months or less to be cash equivalents. Cash balances at December 31, 1999 consisted of bank deposits and overnight money market accounts. Cash balances at December 31, 1998 consisted of bank deposits.

    (D) PROPERTY AND EQUIPMENT

    Equipment and leasehold improvements are recorded at cost. Depreciation is provided using the straight line method over the estimated useful lives of the assets (three to five years for Internet access and computer equipment and seven years for office equipment). Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED)
    (E) OTHER ASSETS

    Other assets are comprised primarily of deposits and software licenses which are amortized over the license term.

    (F) INCOME TAXES

    As a partnership, the Company is not directly liable for federal income taxes. For federal income tax purposes, the partnership's tax attributes are passed through to the partners and included on their individual returns.

    Subsequent to the reorganization discussed in note 7, the Company will account for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "ACCOUNTING FOR INCOME TAXES." Had the Company applied the provisions of SFAS No. 109 for the period from inception through December 31, 1999, the Company would have recorded a deferred tax asset, subject to a 100% valuation allowance. This pro forma net deferred tax asset (pro forma to exclude the effect of tax losses which passed through to the former partners) is principally comprised of deferred revenue.

    (G) REVENUE RECOGNITION

    Revenues consist primarily of recurring monthly fees from customer use of Internet servers and related services and from set-up fees. Contracts are generally month-to-month; however, customers have the option of entering into contracts for longer periods. Revenues from these contracts are recognized as services are provided. Payments received and billings in advance of providing services are deferred until the services are provided. Set-up fees are nonrefundable and are separately priced from the use of Internet servers and related services and are recognized at the time a new customer account is created and the set-up process is completed. Set-up costs consist primarily of labor by technical support personnel to configure the customer's Internet server and to activate the new service. The Company has no obligation to perform any future set-up services and no additional set-up services are necessary following expiration of the initial contract period and upon renewal of the contract by the customer.

    (H) USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

    (I) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

    The Company accounts for long-lived assets, including goodwill, in accordance with the provisions of SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF." This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED) by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell.

    (J) ADVERTISING AND MARKETING COSTS

    The Company charges advertising and marketing costs to expense in the period incurred. Advertising expenses for the year ended December 31, 1997, the period from January 1, 1998 to December 28, 1998, the period from inception to December 31, 1998 and the year ended December 31, 1999 were approximately $1,000, $4,000, $-0- and $1,497,000, respectively.

    (K) STOCK-BASED COMPENSATION

    The Company applies the intrinsic value-based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations, in accounting for its stock options. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. The Company adopted the disclosure provisions of SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." There were no options issued or outstanding at December 31, 1999.

    (L) PRO FORMA BASIC AND DILUTED NET LOSS PER SHARE

    Following the reorganization discussed in note 7, the Company will compute net loss per share in accordance with the provisions of SFAS No. 128, "EARNINGS PER SHARE." Under the provisions of SFAS No. 128, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding during the period. The calculation of diluted net loss per share excludes all shares of common stock issuable upon exercise of employee stock options as the effect of the exercise would be antidilutive.

    (M) COMPREHENSIVE INCOME (LOSS)

    The Company reports comprehensive income (loss) in accordance with SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." In each period presented, comprehensive net loss does not differ from the reported net loss.

    (N) SEGMENT REPORTING

    The Company has adopted SFAS No. 131, "DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 establishes standards for the way that public business enterprises report selected information about operating segments in annual and interim financial statements. It also establishes standards for related disclosures about products and services, geographical areas and major customers. SFAS No. 131 requires the use of the "management approach" in disclosing segment information; based largely on how senior management generally analyzes the business operations. The

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES (CONTINUED) Company did not have any operations or net assets or liabilities in foreign locations for the period from inception to December 31, 1999 and currently operates in only one segment. All sales were denominated in U.S. dollars. See note 6.

    (O) UNAUDITED INTERIM FINANCIAL STATEMENTS

    The unaudited interim financial statements as of March 31, 2000, and for the three-month periods ended March 31, 1999 and 2000, have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. They do reflect all adjustments (consisting only of normal recurring accruals) which, in the opinion of the Company's management, are necessary for a fair presentation of the results for the interim periods presented.

    The results of operations for the three month period ended March 31, 2000, are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

    (P) RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," which will be effective for the Company's fiscal year ending December 31, 2001. This statement establishes accounting and reporting standards requiring that each derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company has not evaluated the impact of SFAS No. 133; however, it believes the adoption of SFAS No. 133 will not have a material effect on its financial position, results of operations, or cash flows as it has not entered into any derivative contracts.

(2) PROPERTY AND EQUIPMENT

    A summary of property and equipment at December 31, 1998 and December 31, 1999 is as follows:

                                                            1998       1999
                                                          --------   ---------
Internet access and computer equipment..................  $65,516    1,662,333
Office equipment........................................    5,223      102,316
Leasehold improvements..................................       --      144,040
                                                          -------    ---------
                                                           70,739    1,908,689
Less accumulated depreciation and amortization..........      116      242,550
                                                          -------    ---------
                                                          $70,623    1,666,139
                                                          =======    =========

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(3) PARTNERS' CAPITAL

    Pursuant to the second amendment to the partnership agreement dated
November 30, 1999, the Company declared a ten-for-one split of all limited partner interests outstanding prior to November 30, 1999. Limited partner interests for all periods presented have been adjusted to reflect this split. Under this amendment, certain key personnel were given the option of receiving, in lieu of their salary, options to acquire limited partner interests commencing at the beginning of each calendar quarter of 2000. No options were granted as of December 31, 1999.

    Pursuant to a Subscription Agreement (the "Agreement") dated November 30, 1999, between the Company and private investors, some of whom were officers and equity holders of the Company, the Company sold 2,766,667 limited partner interests for $2.10 per limited partner interest. The Agreement provided for the issuance of the limited partner interests for $4,560,000 in cash, conversion of $500,000 of advances due under the Company's credit agreement and receipt of a $750,000 short-term promissory note from an entity principally owned by one of the investors who is also an officer. Subsequent to December 31, 1999, the note was paid in full. The Agreement also provided certain of the investors warrants to invest an additional $1,300,000 at the same price per limited partner interest for a period beginning November 30, 1999 through December 31, 2001.

    The Agreement provides the investors anti-dilution rights whereby if the Company issues any additional limited partner interests, other than to employees pursuant to an option agreement or as compensation for services rendered, or incident to an acquisition of assets in which more than 700,000 limited partner interests are issued to the seller, and the purchase price per limited partner interest is less than $2.10, the Company will issue the investors additional limited partner interests in an amount which provides them with the same ownership percentage as was held by them on November 30, 1999.

(4) DEBT

    The Company entered into credit agreements with Exeter Financial, L.C. ("Exeter"), a financial institution owned by the principal owners of Trout, Ltd., to provide for cash advances in the form of term notes of not more than $1,550,000 bearing interest at a fixed rate of 8% per annum. Total cash advances under the credit agreements amounted to $1,550,000. Trout, Ltd. subsequently acquired the rights to the debt from Exeter. Pursuant to amendments to the partnership agreement, the partners agreed to convert the $1,550,000 in outstanding principal and $32,532 of accrued but unpaid interest in exchange for 2,142,857 limited partner interests. Interest expense of $66 and $53,112 for the period ended December 31, 1998 and for the year ended December 31, 1999, respectively, was incurred under these related party advances.

(5) COMMITMENTS

    The Company leased its office space on a month-to-month basis through December 31, 1999 from an entity controlled by a principal owner of Trout, Ltd. The Company and this entity entered into a lease agreement in February 2000 which expires in February 2003 and requires the Company to pay all maintenance and insurance. The Company recognized approximately $38,000 in rental expense for the year ended December 31, 1999 under this lease arrangement. The Company has also entered into agreements for dedicated Internet access service with multiple network vendors. The agreements vary from one to five years and provide for penalties for early termination. The agreements are generally

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(5) COMMITMENTS (CONTINUED)
subject to a master contract which allows for service order upgrades at the Company's request. Monthly billings are increased based on usage levels. The Company's minimum commitments are accounted for ratably over the term of these agreements.

    Future minimum payments under these commitments are:

YEAR ENDING                                                          RELATED
DECEMBER 31,                                              TOTAL       PARTY
------------                                            ----------   --------
  2000................................................  $  904,432   $120,000
  2001................................................     672,076    184,000
  2002................................................     518,967    333,510
  2003................................................     219,902     60,302
  2004................................................     146,300         --
                                                        ----------   --------
Total.................................................  $2,461,677   $697,812
                                                        ==========   ========

    Additionally, the Company entered into an agreement to purchase equipment in December 1999 and paid approximately $106,000 (included in other assets at December 31, 1999) as a down payment. The agreement is non-cancelable and the Company is obligated for the remaining balance of $320,000 at December 31, 1999. This amount, including $117,000 for a related service agreement, became due when the equipment was delivered in February 2000. The service agreement will be amortized over its term.

(6) GEOGRAPHIC AND OTHER FINANCIAL INFORMATION

    The Company operates in one segment to provide dedicated servers and related services to its customers. Total export revenues consisted of sales from the Company's U.S. operation to customers in other geographic regions. No geographical information is provided for 1997 and 1998 as the Company's operations were limited to North America.

    The following is a summary of revenues by geographic area for the year ended December 31, 1999:

                                        NORTH AMERICA    EUROPE      ASIA      OTHER       TOTAL
                                        -------------   --------   --------   --------   ----------
Revenues..............................    $1,132,954     325,695    180,741     61,147    1,700,537
                                          ==========    ========   ========   ========   ==========

    During the year ended December 31, 1999, the Company charged $91,883 to its allowance for doubtful accounts and wrote off $40,867 of accounts receivable.

(7) SUBSEQUENT EVENTS

    (A) CORPORATE REORGANIZATION


    In       2000, the Company's partners authorized the reorganization of the
Partnership into a corporation prior to and in anticipation of the Company's initial public offering. Upon the consummation of the reorganization, the corporation will be authorized to issue 170,000,000 shares of $0.001 par value common stock of which 16,980,868 shares will be issued to the existing partners on a

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(7) SUBSEQUENT EVENTS (CONTINUED)

1-for-1 unit basis. The Company also authorized 30,000,000 shares of preferred stock, par value $0.001. The reorganization will be accounted for at historical cost.


    (B) STOCK-BASED COMPENSATION ARRANGEMENTS

    The Company has adopted the 1999 Unit Option Plan. The plan authorizes grants of options to purchase limited partner interests at fair market value as determined by the general partner of Rackspace, Ltd. Options have seven year terms and vest over three years. During the three months ended March 31, 2000, options to purchase 432,897 limited partner interests of the Company under this plan were issued to employees at a weighted exercise price of $2.56. In April 2000, options to purchase 348,358 limited partner interests of the Company were issued to employees at an exercise price of $5.66.

    Commencing on January 1, 2000, certain key personnel exercised their right to forgo salary in exchange for 47,936 options to acquire limited partner interests at an exercise price of $0.01 per partner interest. Options vest immediately.

    The Company recorded deferred stock compensation of $1,616,441 upon the issuance of these options during the three months ended March 31, 2000 as the exercise price was below the fair market value of the partnership interest on the date of the grant pursuant to APB Opinion No. 25. The deferred compensation will be amortized over the vesting period. Amortization of deferred stock compensation was $380,378 for the three months ended March 31, 2000. The Company expects to recognize additional deferred stock compensation in the second quarter of fiscal 2000 to account for the options granted in April 2000.

    The 2000 Stock Incentive Plan was adopted in             2000, as the
successor to the 1999 Unit Option Plan. The 2000 Stock Incentive Plan will provide for four separate programs. The first program is the discretionary option grant program under which eligible individuals as defined and including officers, non-employee board members and consultants, may be granted options to purchase shares of common stock. The second program is the stock issuance program under which eligible individuals may be issued shares of common stock directly, through the purchase of such shares or as a bonus tied to the performance of services. The third program is the salary investment option grant program under which executive officers and other highly compensated employees may elect to apply a portion of their base salary to the acquisition of special below-market stock option grants. The fourth program is the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members.

    The Company adopted an Employee Stock Purchase Plan in             2000.
Under the plan, shares of the Company's common stock may be purchased at
six-month intervals at   % of the lower of the fair market value on the first or
the last day of each six-month period.

    (C) CAPITAL AND OTHER TRANSACTIONS

    In January 2000, the Company sold for cash 238,095 limited partner interests at $2.10 per partner interest pursuant to the Subscription Agreement dated November 30, 1999 (note 3).

                                RACKSPACE, LTD.

       (INFORMATION AS OF MARCH 31, 2000 AND FOR THE THREE-MONTH PERIODS
             ENDED MARCH 31, 2000 AND MARCH 31, 1999 IS UNAUDITED)

(7) SUBSEQUENT EVENTS (CONTINUED)
    The Company also sold 119,048 limited partner interests at $2.10 per partner interest to another investor for cash effective January 17, 2000.

    In March 2000, the Company sold 1,952,297 limited partner interests at $5.66 per partner interest to certain investors for cash. In addition, two of the investors were granted warrants to purchase $6 million in additional partner interests at a price equal to the greater of $18.24 or the price which is at the mid-point of the filing range of the Company's anticipated initial public offering.

    In March 2000, the Company executed a memorandum of understanding with Red Hat for a proposed joint marketing arrangement. The proposed arrangement contemplates the payment of a set up fee, quarterly contract fees and customer referral fees to Red Hat to be accounted for ratably over a 12 month period.

    In March 2000, the Company issued a short-term note receivable to a software company bearing interest at a fixed rate of 7.5% per annum. The note receivable and interest is due in June 2000.

    (D) PRO FORMA EARNINGS PER SHARE

    The pro forma information regarding net loss per share and weighted average shares outstanding set forth below gives effect to the treatment of partner interests as shares of common stock based on a 1.2-for-1 unit basis.


                                                     PERIOD FROM
                                                  DECEMBER 29, 1998
                                                     (INCEPTION)        YEAR ENDED
                                                          TO           DECEMBER 31,
                                                  DECEMBER 31, 1998        1999
                                                  ------------------   ------------
Numerator:
  Net loss......................................      $      (275)     $(1,752,798)
                                                      ===========      ===========
Denominator:
  Weighted average number of shares of common
    stock outstanding...........................       10,000,000       10,733,098
                                                      ===========      ===========
Pro forma basic and diluted net loss per
  share.........................................      $     (0.00)     $     (0.16)
                                                      ===========      ===========

                                   Back Cover
                           [Description of Graphics]

    You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares in any circumstances under which the offer or solicitation is unlawful.

                               TABLE OF CONTENTS


                                      Page
                                    --------
Prospectus Summary................        3
Risk Factors......................        7
Forward-Looking Statements and
  Associated Risks................       16
Use Of Proceeds...................       17
Dividend Policy...................       17
Holding Company...................       17
Capitalization....................       18
Dilution..........................       19
Selected Financial Data...........       20
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.......       21
Business..........................       30
Management........................       44
Certain Transactions..............       50
Principal Stockholders............       53
Description of Capital Stock......       55
Shares Eligible for Future Sale...       58
Underwriting......................       60
Legal Matters.....................       63
Experts...........................       63
Where You Can Find
  Additional Information About
  Rackspace.com...................       63
Index to Rackspace.com, Inc.
  Financial Statements............      F-1


Dealer Prospectus Delivery Obligation:

    Until            , 2000 (25 days after the date of this prospectus), all
dealers that buy, sell or trade in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. Dealers are also obligated to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[LOGO]


3,200,000 Shares


Common Stock

Deutsche Banc Alex. Brown

Bear, Stearns & Co. Inc.

Thomas Weisel Partners LLC

Prospectus

             , 2000

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by us in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee........................................  $16,152
NASD fee....................................................    7,000
Nasdaq National Market listing fee..........................   95,000
Printing and engraving expenses.............................     *
Legal fees and expenses.....................................     *
Accounting fees and expenses................................     *
Blue sky fees and expenses..................................     *
Transfer agent fees.........................................     *
Miscellaneous...............................................     *
                                                              -------
      Total.................................................  $  *
                                                              =======

------------------------

*   To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The following discussion assumes that our reorganization has occurred.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may, and in certain cases must, be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Article VI of our Certificate of Incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breaches of the director's fiduciary duties to the fullest extent permitted by the DGCL.

    Reference is made to Section 8 of the underwriting agreement to be filed as
Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify our officers and directors against certain liabilities under the Securities Act of 1933.

    We intend to enter into Indemnity Agreements with each director and certain of our officers, a form of which is filed as Exhibit 10.1 to this registration statement. Pursuant to these agreements, we will be obligated, to the extent permitted by applicable law, to indemnify these persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were our directors or officers or assumed certain responsibilities at our direction. We also intend to purchase directors' and officers' liability insurance in order to limit our exposure to liability for indemnification of directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since our inception in December 1998, we have issued and sold unregistered securities in the following transactions:

(1) On December 29, 1998, we issued 999,000 limited partner interests to our founders and an entity affiliated with our executive officers. We also issued 1,000 general partner interests to our general partner.

(2) On September 29, 1999 we issued 1,904,760 limited partner interests to an entity affiliated with our executive officers upon the conversion of outstanding indebtedness under a promissory note in the approximate amount of $1.1 million.

(3) On November 30, 1999 we issued an aggregate of 2,766,667 limited partner interests to entities affiliated with our executive officers and other purchasers in a private placement for an aggregate purchase price of $5.8 million. The purchase price for the limited partner interests consisted of cash in the approximate amount of $4.6 million, a promissory note for $750,000 and the conversion of principal outstanding under a promissory note in the amount of $500,000. On November 30, 1999, we issued warrants to Trango Capital, LLC and The Hamilton Companies LLC for 380,952 and 238,095 limited partner interests, respectively, for an aggregate exercise price of $800,000 and $500,000, respectively. We also effected a 10-for-1 limited partner interest split incident to this private placement.


(4) Commencing on January 1, 2000 through April 30, 2000, Graham Weston, Morris Miller, Pat Condon and Dirk Elmendorf exercised their right to forgo salary in exchange for options to acquire additional limited partner interests. Pursuant to an agreement, these individuals have elected to forgo salary during this four-month period, and receive options to acquire 47,936 limited partner interests at $.01 per limited partner interest.


(5) On January 17, 2000 we issued 238,095 limited partner interests to an investor pursuant to the exercise of a warrant for an aggregate purchase price of $500,000. Effective the same date, we also issued 119,047 limited partner interests to an investor for $250,000.

(6) On January 1, 2000 we issued options to two of our executive officers for an aggregate of 271,672 limited partner interests at $2.10 per limited partner interest.

(7) On February 15, 2000 we issued to our employees options to acquire an aggregate of 107,171 limited partner interests at $3.33 per limited partner interest. In addition we issued options to one of our executive officers for an aggregate of 54,054 limited partner interests at $3.33 per limited partner interest.

(8) On March 27, 2000, we issued an aggregate of 1,952,297 limited partner interests to investors in a private placement for an aggregate purchase
    price of $11.1 million. We also issued warrants for          limited partner
    interests. The limited partners of Tailwind Capital Partners 2000, L.P., an investor in this private placement, are employees of Thomas Weisel Partners LLC, an underwriter in this offering.

    The above securities were offered and sold by the registrant in reliance upon exemptions from registration pursuant to either (1) Section 4(2) of the Securities Act of 1933, as amended, as transactions not involving any public offering or (2) Rule 701 promulgated under the Securities Act of 1933, as amended. No underwriters were involved in connection with the sales of securities referred to in this Item 15, except as described in (8) above.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits


EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
       1.1*             --         Form of Underwriting Agreement.

       3.1^             --         Certificate of Incorporation of Rackspace.com, Inc.

       3.2^             --         Bylaws of Rackspace.com, Inc.

       4.1^             --         Specimen Stock Certificate.

       5.1+             --         Opinion of Brobeck, Phleger & Harrison LLP.

      10.1^             --         Form of Indemnity Agreement by and between Rackspace.com,
                                   Inc. and each of its directors and executive officers.

      10.2^             --         Lease Agreement between Rackspace, Ltd. and Santa Clara Land
                                   Company dated February 22, 2000 for the premises located in
                                   San Antonio, Texas.

      10.3^             --         Confidential Anti-Dilution Agreement by and among Rackspace,
                                   Ltd. and the investors named therein dated November 30, 1999 and Amendment thereto dated February 22, 2000.

      10.4^             --         Credit Agreement between Rackspace, Ltd and Exeter
                                   Financial, LC dated December 29, 1998.

      10.5^             --         Support Agreement dated December 29, 1998 between Rackspace,
                                   Ltd., Morris A. Miller, Graham M. Weston, Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon and First Amendment thereto
                                   dated November 30, 1999 and Second Amendment thereto dated
                                   February 22, 2000 and as amended by Exhibit 10.21.

      10.6^             --         Employment Agreement between Rackspace, Ltd. and Richard Yoo dated December 29, 1998.

      10.7^             --         Employment Agreement between Rackspace, Ltd. and Dirk
                                   Elmendorf dated December 29, 1998.

      10.8^             --         Employment Agreement between Rackspace, Ltd. and Patrick
                                   Condon dated December 29, 1998.

      10.9^             --         Asset Purchase and Sale Agreement dated December 29, 1998
                                   between Cymitar Technology Group, Inc., Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon.

      10.10^            --         Transfer Agreement between Rackspace, Ltd., Richard Yoo,
                                   Dirk Elmendorf and Patrick Condon dated December 29, 1998.

      10.11^            --         Agreement of Limited Partnership of Rackspace, Ltd. dated
                                   December 29, 1998, First Amendment dated September 29, 1999,
                                   Second Amendment dated November 30, 1999, Third Amendment
                                   dated February 22, 2000 and Fourth Amendment dated
                                   March 27, 2000.

      10.12^            --         Warrant between Rackspace, Ltd. and Trango Capital, LLC,
                                   dated November 30, 1999.

      10.13^            --         Registration Rights Agreement dated November 30, 1999
                                   between Rackspace, Ltd. and the securityholders named
                                   therein and Amendment thereto dated February 22, 2000 and
                                   as amended by Exhibit 10.21.

      10.14^            --         Promissory Note dated November 30, 1999 between Beaulieu
                                   River Capital LC and Rackspace, Ltd. for $750,000.

EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
      10.15^            --         Second Financial Commitment between Rackspace, Ltd. and
                                   Exeter Financial, LC dated September 29, 1999.

      10.16^            --         1999 Unit Option Plan.

      10.17^            --         Form of Unit Option Agreement for Stock Unit Plan.

      10.18*            --         2000 Stock Incentive Plan.

      10.19*            --         2000 Employee Stock Purchase Plan.

      10.20^            --         Promissory Note dated December 29, 1998 between Exeter
                                   Financial, LC and Rackspace, Ltd. for $150,000.

      10.21^            --         Agreement of Existing Partners of Rackspace Ltd. to
                                   Facilitate Public Offering dated March 27, 2000 and form of
                                   First Amendment thereto dated as May 10, 2000.

      10.22^            --         Warrant between Rackspace, Ltd. and Norwest Venture
                                   Partners, dated March 27, 2000.

      10.23^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Fund dated March 27, 2000.

      10.24^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Partners dated March 27, 2000.

      10.25*            --         Employment Agreement between Rackspace, Ltd. and Graham M.
                                   Weston, dated May 1, 2000.

      10.26*            --         Employment Agreement between Rackspace, Ltd. and Morris A.
                                   Miller, dated May 1, 2000.

      10.27^            --         Employment Agreement between Rackspace, Ltd. and Lew
                                   Moorman, dated April 26, 2000.

      10.28^            --         Form of Registration Rights Agreement between Rackspace,
                                   Ltd. and the security holders named therein, dated
                                   November 30, 1999.

      10.29^**          --         Marketplace Agreement between Rackspace, Ltd. and Red Hat,
                                   Inc., dated May 12, 2000.

      10.30*            --         Employment Agreement between Rackspace, Ltd. and Lanham
                                   Napier

      10.31*            --         Employment Agreement between Rackspace, Ltd. and Andrew May

      10.32*            --         Employment Agreement between Rackspace, Ltd. and John J.
                                   Miksa

      21.1^             --         List of Subsidiaries.

      23.1+             --         Consent of KPMG LLP.

      23.2+             --         Consent of Brobeck, Phleger & Harrison LLP (Included in
                                   Exhibit 5.1).

      24.1^             --         Powers of Attorney.

      27.1^             --         Financial Data Schedule.


------------------------


+  Filed herewith.



*   To be filed by amendment.


^  Previously filed.


**  Confidential treatment has been requested on portions of this document.


    (b) Financial Statement Schedules

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the related notes.

ITEM 17. UNDERTAKINGS

    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the DGCL, our Certificate of Incorporation, our Bylaws, the underwriting agreement or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    We hereby undertake that:

        1. For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, we have duly caused Amendment No. 3 to this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in San Antonio, Texas, on June 22, 2000.


                                                       RACKSPACE.COM, INC.

                                                       By:  /s/ GRAHAM M. WESTON*
                                                            -----------------------------------------
                                                            Graham M. Weston
                                                            Chief Executive Officer and Director

                               POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Amendment No. 3 to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:



                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----
/s/ GRAHAM M. WESTON*                                  Chief Executive Officer and
-------------------------------------------              Director (principal executive   June 22, 2000
Graham M. Weston                                         officer)

/s/ MORRIS A. MILLER*
-------------------------------------------            President, Chief Operating        June 22, 2000
Morris A. Miller                                         Officer and Director

/s/ LANHAM NAPIER                                      Chief Financial Officer
-------------------------------------------              (principal accounting and       June 22, 2000
Lanham Napier                                            financial officer)



*By:  /s/ LANHAM NAPIER
      --------------------------------------
      Lanham Napier
      ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
       1.1*             --         Form of Underwriting Agreement.

       3.1^             --         Certificate of Incorporation of Rackspace.com, Inc.

       3.2^             --         Bylaws of Rackspace.com, Inc.

       4.1^             --         Specimen Stock Certificate.

       5.1+             --         Opinion of Brobeck, Phleger & Harrison LLP.

      10.1^             --         Form of Indemnity Agreement by and between Rackspace.com,
                                   Inc. and each of its directors and executive officers.

      10.2^             --         Lease Agreement between Rackspace, Ltd. and Santa Clara Land
                                   Company dated February 22, 2000 for the premises located in
                                   San Antonio, Texas.

      10.3^             --         Confidential Anti-Dilution Agreement by and among Rackspace,
                                   Ltd. and the investors named therein dated November 30, 1999 and Amendment thereto dated February 22, 2000.

      10.4^             --         Credit Agreement between Rackspace, Ltd and Exeter
                                   Financial, LC dated December 29, 1998.

      10.5^             --         Support Agreement dated December 29, 1998 between Rackspace,
                                   Ltd., Morris A. Miller, Graham M. Weston, Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon and First Amendment thereto
                                   dated November 30, 1999 and Second Amendment thereto dated
                                   February 22, 2000 and as amended by Exhibit 10.21.

      10.6^             --         Employment Agreement between Rackspace, Ltd. and Richard Yoo dated December 29, 1998.

      10.7^             --         Employment Agreement between Rackspace, Ltd. and Dirk
                                   Elmendorf dated December 29, 1998.

      10.8^             --         Employment Agreement between Rackspace, Ltd. and Patrick
                                   Condon dated December 29, 1998.

      10.9^             --         Asset Purchase and Sale Agreement dated December 29, 1998
                                   between Cymitar Technology Group, Inc., Richard Yoo, Dirk
                                   Elmendorf and Patrick Condon.

      10.10^            --         Transfer Agreement between Rackspace, Ltd., Richard Yoo,
                                   Dirk Elmendorf and Patrick Condon dated December 29, 1998.

      10.11^            --         Agreement of Limited Partnership of Rackspace, Ltd. dated
                                   December 29, 1998, First Amendment dated September 29, 1999,
                                   Second Amendment dated November 30, 1999, Third Amendment
                                   dated February 22, 2000 and Fourth Amendment dated
                                   March 27, 2000.

      10.12^            --         Warrant between Rackspace, Ltd. and Trango Capital, LLC,
                                   dated November 30, 1999.

      10.13^            --         Registration Rights Agreement dated November 30, 1999
                                   between Rackspace, Ltd. and the securityholders named
                                   therein and Amendment thereto dated February 22, 2000 and
                                   as amended by Exhibit 10.21.

      10.14^            --         Promissory Note dated November 30, 1999 between Beaulieu
                                   River Capital LC and Rackspace, Ltd. for $750,000.

      10.15^            --         Second Financial Commitment between Rackspace, Ltd. and
                                   Exeter Financial, LC dated September 29, 1999.

      10.16^            --         1999 Unit Option Plan.

      10.17^            --         Form of Unit Option Agreement for Stock Unit Plan.

      10.18*            --         2000 Stock Incentive Plan.

      10.19*            --         2000 Employee Stock Purchase Plan.

EXHIBIT NUMBER                     DESCRIPTION
--------------                     -----------
      10.20^            --         Promissory Note dated December 29, 1998 between Exeter
                                   Financial, LC and Rackspace, Ltd. for $150,000.

      10.21^            --         Agreement of Existing Partners of Rackspace Ltd. to
                                   Facilitate Public Offering dated March 27, 2000 and form of
                                   First Amendment thereto dated as May 10, 2000.

      10.22^            --         Warrant between Rackspace, Ltd. and Norwest Venture
                                   Partners, dated March 27, 2000.

      10.23^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Fund dated March 27, 2000.

      10.24^            --         Warrant between Rackspace, Ltd. and Sequoia Capital
                                   Franchise Partners dated March 27, 2000.

      10.25*            --         Employment Agreement between Rackspace, Ltd. and Graham M.
                                   Weston, dated May 1, 2000.

      10.26*            --         Employment Agreement between Rackspace, Ltd. and Morris A.
                                   Miller, dated May 1, 2000.

      10.27^            --         Employment Agreement between Rackspace, Ltd. and Lew
                                   Moorman, dated April 26, 2000.

      10.28^            --         Form of Registration Rights Agreement between Rackspace,
                                   Ltd. and the security holders named therein, dated
                                   November 30, 1999.

      10.29^**          --         Marketplace Agreement between Rackspace, Ltd. and Red Hat,
                                   Inc., dated May 12, 2000.

      10.30*            --         Employment Agreement between Rackspace, Ltd. and Lanham
                                   Napier

      10.31*            --         Employment Agreement between Rackspace, Ltd. and Andrew May

      10.32*            --         Employment Agreement between Rackspace, Ltd. and John J.
                                   Miksa

      21.1^             --         List of Subsidiaries.

      23.1+             --         Consent of KPMG LLP.

      23.2+             --         Consent of Brobeck, Phleger & Harrison LLP (Included in
                                   Exhibit 5.1).

      24.1^             --         Powers of Attorney.

      27.1^             --         Financial Data Schedule.


------------------------


+  Filed herewith.



*   To be filed by amendment.


^  Previously filed.


**  Confidential treatment has been requested on portions of this document.